Exhibit 10.1

BUILDING LOAN AGREEMENT

Dated as of December 21, 2007

ALEXANDER’S OF REGO PARK II, INC. a Delaware Corporation As Borrower

PB CAPITAL CORPORATION
As Lender

NORDDEUTSCHE LANDESBANK GIROZENTRALE New York Branch
As Lender

WELLS FARGO BANK National Association
As Lender

LANDESBANK BADEN-WURTEMBERG New York Branch
As Lender

BANK OF IRELAND Connecticut Branch
As Lender

PB CAPITAL CORPORATION
As Administrative Agent

PB CAPITAL CORPORATION and NORDDEUTSCHE LANDESBANK GIROZENTRALE New York Branch
As Co-Arrangers

LOCATION OF PREMISES

Block:	2080
Lot:	101
County:	Queens
Address:	31-01 / 61-27 Junction Boulevard
Queens, New York

BUILDING LOAN AGREEMENT ("this Agreement") dated as of December 21, 2007 by and among ALEXANDER'S OF REGO PARK II, INC., a Delaware corporation ("Borrower"), PB CAPITAL CORPORATION (in its individual capacity and not as Administrative Agent, "PB Capital"), NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH ("NordLB"), WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), LANDESBANK BADEN-WÜRTTEMBERG, NEW YORK BRANCH ("LBBW") and BANK OF IRELAND, CONNECTICUT BRANCH ("Bank of Ireland"; PB Capital, NordLB, Wells Fargo, LBBW, Bank of Ireland and each other lender who may become a Lender pursuant to Section 3.05, Section 7.20 or Section 8.13, each, a "Lender" and collectively, "Lenders") and PB CAPITAL CORPORATION, as Administrative Agent for Lenders (together with its successors in such capacity, "Administrative Agent").

Borrower desires that Lenders extend credit as provided herein, and Lenders are prepared to extend such credit on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, Borrower, Administrative Agent and Lenders hereby agree as follows:

ARTICLE I

PARTICULAR TERMS, DEFINITIONS AND RULES OF CONSTRUCTION

Particular Terms. As used in this Agreement, the following terms shall have the respective meanings indicated opposite each of them.

"Aggregate Change Order Amount" -- $5,000,000.

"Borrower's Architects" -- 1 SCLE Architects, LLP.

"Borrower's Interest in the Premises" - Fee.

"Change Order Amount" -- $2,000,000.

"Completion Date" -- (i) With respect to that portion of the Improvements constituting "Pre-Possession Work" under the Lease with Home Depot (the "Home Depot Lease"), June 30, 2009, (ii) with respect to that portion of the Improvements constituting "Pre-Possession Work" under the Lease with Kohl's (the "Kohl's Lease") required to be completed by October 1, 2009, October 1, 2009, (iii) with respect to that portion of the Improvements constituting "Pre-Possession Work" under the Lease with Century 21 (the "Century 21 Lease"), June 30, 2009 and (iv) with respect to that portion of the Improvements constituting "Post-Possession Work" under any of the Home Depot Lease, the Kohl's Lease or the Century 21 Lease and, with respect to the balance of the Improvements not otherwise described above, the earliest date required for completion of "Post-Possession Work" under any of such Leases, but in no event later than December 31, 2009, in each case, subject to the extension by one day for each day a Force Majeure Event exists so long as during the period of any such extension the failure to complete does not give rise to (x) the right of any of Century 21, Home Depot or Kohl's under its Lease to cancel its Lease and/or (y) penalties and/or damages being owed by Borrower to any of Century 21, Home Depot or Kohl's under its Lease (whether as a direct payment obligation, an offset or otherwise) and subject, further, to the provisions of Section 9.04(b).

"Construction Consultant" -- Inspection & Valuation International, Inc., or other firm designated by Administrative Agent.

"Construction Manager" -- Bovis Lend Lease LMB, Inc. and any successors thereof as selected by Borrower and reasonably approved by Administrative Agent.

"Guarantor" (of Payment and Completion Costs) -- Jointly and severally, Alexander's, Inc. and any other Person(s) who may hereafter become a guarantor of any or all of Borrower's obligations in respect of the Loan and the Other Loan.

"Improvements" -- A retail center containing approximately 618,000 rentable square feet in an approximately 1,281,000 gross square foot building, together with a parking garage containing approximately 1,391 parking spots and a vehicular and pedestrian bridge over 62nd Drive.

"Loan Amount" -- $251,785,000.

"Maturity Date" -- December 21, 2010, subject to the extension option contained in Section 9.04.

_________________________

1 architects and/or engineers responsible for preparing the Plans and supervising construction of the Improvements, and any successor engaged with Administrative Agent's consent.

Definitions.	The following terms, as used herein, shall have the following meanings:

"Additional Costs" -- Any out-of-pocket costs, losses or expenses actually incurred by any Lender which it determines are attributable to its making or maintaining its Pro Rata Share of the Loan, or its obligation to make any Loan advances, or any reduction in any amount receivable by any Lender under the Loan or its Note.

"Administrative Agent" -- Has the meaning specified in the preamble.

"Administrative Agent's Office" -- Administrative Agent's Office as set forth on its signature page of this Agreement, or such other address in the United States as Administrative Agent may designate by notice to Borrower and Lenders.

"Affected Lender" -- Has the meaning specified in Section 3.05.

"Affiliate" -- With respect to any Person, any other Person:

(A) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(B) which, directly or indirectly, beneficially owns or holds five percent (5%) or more of any class of stock or any other ownership interest in such Person (but specifically excluding limited partners); or

(C) five percent (5%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person (but specifically excluding limited partners); or

(D) which is a member of the family (as defined in Section 267(c)(4) of the Code) of such Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the Code) of such Person; or

(E) which directly or indirectly is a general partner (but specifically excluding limited partners), controlling shareholder, managing member or director of such Person.

For purposes of this definition, the term "control" (and its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, by contract or otherwise.

"Agreement" -- Has the meaning specified in the preamble.

"Agreement Regarding Instructions" -- The Agreement Regarding Instructions Given by Telephone, Email or Facsimile between Borrower and Administrative Agent, dated the date hereof.

"Applicable Lending Office" -- For each Lender and for its Base Rate Loan or LIBOR Loan, as applicable, the lending office of such Lender (or of an affiliate of such Lender) designated as such on the signature page hereof or in the applicable Assignment and Assumption Agreement, or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Base Rate Loan or LIBOR Loan, as applicable, is to be made and maintained.

"Approved Lease" and "Approved Leases" -- Any Lease with respect to space in the Improvements which (i) is fully subordinate by its terms to the lien of the Mortgage and the Other Mortgage or with respect to which a subordination and attornment agreement with the tenant under said Lease, in form and substance reasonably acceptable to Administrative Agent has been fully executed and delivered to Administrative Agent, subject to the requirement that Administrative Agent grant non-disturbance in accordance with Section 6.02(e), (ii) complies with the leasing parameters set forth in a letter agreement of even date herewith between Borrower and Administrative Agent (the "Leasing Parameters Letter") for "Non-Major Leases", (iii) provides for an initial term of at least ten (10) years, (iv) does not have a free rent period of more than seven (7) months, unless Administrative Agent agrees otherwise (such agreement not to be unreasonably withheld, conditioned or delayed), (v) with respect to a Lease for space of 25,000 square feet or more, is with a tenant (A) having a credit standing reasonably acceptable to Administrative Agent, provided, however, that a senior long term unsecured debt credit rating, as published by Moody's Investors Service, Inc. (or other comparable rating agency), of "Baa" (or comparable rating from such other rating agency) or higher shall be deemed an acceptable credit standing, or (B) having a net worth reasonably estimated to be ten (10) times such tenant's annual rent obligations, (vi) has as a tenant a Person which is not Borrower, any Guarantor or an Affiliate of any thereof and (vii) is executed on Borrower's standard lease forms approved by Administrative Agent and attached as exhibits to the Initial Advance Open Items Letter as such forms may be modified from time to time with Administrative Agent's approval (such approval not to be unreasonably withheld, conditioned or delayed) or, if such tenant is a national retailer, on such tenant's standard form, in each case with such changes thereto as are commercially reasonable given the then market conditions.

"Assignee" -- Has the meaning specified in Section 8.13.

"Assignment and Assumption Agreement" -- An Assignment and Assumption Agreement, substantially in the form of Exhibit B attached hereto, pursuant to which a Lender assigns and an Assignee assumes rights and obligations in accordance with Sections 3.05 and 8.13.

"Assignment of Leasing Agreement" -- The Assignment, Consent and Subordination Retention Agreement from Borrower and Vornado Realty L.P. for the benefit of Administrative Agent dated of even date herewith.

"Assignment of Management Agreement" -- The Assignment, Consent and Subordination of Management Agreement from Borrower and Vornado Realty L.P. for the benefit of Administrative Agent dated of even date herewith.

"Authorized Representative" -- Means each individual identified in the Requisition Authorization Statement as an authorized signatory of Borrower.

"Base Rate" -- The rate of interest per annum equal to the higher of (1) the Federal Funds Rate plus 1/2 of 1% or (2) the Prime Rate.

"Base Rate Loan" -- The portion of a Lender's share of the Loan bearing interest at a rate per annum equal to the Base Rate plus the Base Rate Margin.

"Base Rate Margin" -- 0.5% per annum.

"Borrower" -- Has the meaning specified in the preamble.

"Building Loan Trust Account" -- A separate non-interest bearing bank account with the Depositary Bank which shall not be drawn upon except to pay Hard and Soft Costs approved by Administrative Agent or the Construction Consultant in accordance with the terms and provisions of this Agreement.

"Business Day" -- Any day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City; and, whenever such day relates to a LIBOR Loan, an Interest Period with respect to a LIBOR Loan, or notice with respect to a LIBOR Loan, any such day in which dealings in Dollar deposits are also carried out in the London interbank market and banks are also open for business in London.

"Century 21" -- Has the meaning specified in Section 4.01(e)(25).

"Certain Changes" -- Has the meaning specified in Section 4.02(c).

"Change Orders" -- Any amendments or modifications (of whatever nature or form, including any "change bulletin") to the Plans and Specifications, Construction Management Agreement or Major Trade Contracts.

"Code" -- The Internal Revenue Code of 1986, as amended.

"Condominium" -- In the event that Borrower elects to so convert the ownership of the Premises and Improvements constructed or to be constructed thereon, a condominium form of ownership in accordance with the Condominium Act.

"Condominium Act" -- Article 9-B of the Real Property Law of the State of New York (§ 339-d et seq.), and all regulations with respect thereto, now or hereafter promulgated.

"Condominium Documents" -- All documents, as required by the Condominium Act and otherwise, necessary for establishing condominium ownership of the Premises and Improvements and creating the Residential Unit and the Retail Unit and no others, including, but not limited to, a declaration of condominium (the "Declaration"), an offering plan (if applicable) accepted for filing by the New York Department of Law including all amendments thereto or a "no action letter" issued by the New York Department of Law (if applicable), tax lot drawings ("Tax Lot Drawings"), management agreement and all exhibits to the Declaration, including, without limitation, the definitions, the articles of incorporation (if applicable), bylaws and the rules and regulations.

"Construction Cost Statement" -- A statement, in form approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), setting forth, by category, the costs of completion of the Improvements and the Loan Budget Amounts in respect of the Hard Costs Loan and Soft Costs Loan.

"Construction Management Agreement" -- Any contract (together with all riders, addenda and other instruments referred to therein as "contract documents") between Borrower and the Construction Manager or any other Person which requires the Construction Manager or such other Person to provide, or supervise or manage the procurement of, substantially all labor and materials needed for completion of the Improvements.

"Control" -- The ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interest of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, the ownership of beneficial interests, by contract or otherwise, and "Controlled", "Controlling" and "under common control with" shall have the correlative meanings.

"Debt Service" -- The greatest of (each annualized) (x) the aggregate of the actual interest and letter of credit fees charged and payable by Borrower on the Total Commitment (or in the event the Maturity Date has been extended pursuant to Section 9.04, as the same may be reduced in connection with such extension) during the preceding or succeeding, as applicable, Measurement Period(s) in question, (y) the sum of all interest payments that would be payable over such Measurement Period(s) with respect to a loan in an amount equal to the Total Commitment (or in the event the Maturity Date has been extended pursuant to Section 9.04, as the same may be reduced in connection with such extension), assuming an interest rate per annum equal to 6% per annum and (z) the sum of all principal and interest payments that would be payable over such Measurement Period(s) with respect to a loan in an amount equal to the Total Commitment (or in the event the Maturity Date has been extended pursuant to Section 9.04, as the same may be reduced in connection with such extension), based upon a thirty (30) year mortgage-style amortization schedule, assuming an interest rate per annum equal to 1.25% above the yield on United States Treasury Securities with a term of ten (10) years in effect at the time in question, as published in the Federal Reserve Statistical Release ("Release") seven (7) Business Days prior to the date of determination, all as calculated by Borrower, subject, however, to the reasonable approval of Administrative Agent. If the Release is no longer published, a reasonable equivalent substitute therefor as reasonably selected by Administrative Agent in its discretion shall be utilized, and further provided that if the Release is not published seven (7) Business Days prior to the date of determination, then the Release as published on the most recent date prior thereto shall be utilized.

"Debt Service Coverage Ratio" -- As of any date of determination thereof, the ratio of Net Operating Income to Debt Service.

"Declaration" -- Has the meaning specified in the definition of "Condominium Documents".

"Default" -- Any event or circumstance which, with the giving of notice or the passage of time, or both, would become an Event of Default.

"Default Rate" -- The rate(s) of interest per annum then in effect under this Agreement plus, in each case, 5% and in no event, however, to exceed the maximum rate permitted by Law.

"Delinquency Amount"; "Delinquency Notice"; "Delinquent Lender" -- Have the respective meanings specified in Section 7.16.

"Depositary Bank" -- JPMorgan Chase Bank, N.A.

"Distribution" -- Any distributions, payments, dividends, proceeds, disbursements or other consideration arising from or to be made in connection with any direct or indirect membership or other equity interest in Borrower.

"Dollars" and "$" -- Lawful money of the United States.

"Draft Mapping Agreement" -- Has the meaning specified in Section 9.06.

"Electing Lender"; "Election Notice"; "Election Period" -- Have the respective meanings specified in Section 7.16.

"Eligible Lender" -- (i) A real estate investment trust, bank, savings and loan association, investment bank, financial institution, insurance company, trust company, commercial credit corporation, commercial bank (either organized (A) under the laws of the United States or any state thereof or (B) under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such country, including any landesbank or hypothenkenbank), pension plan, pension fund or pension advisory firm, mutual fund or government entity or plan, (ii) investment company or money management firm, (iii) an investment fund, limited liability company, limited partnership or general partnership (a "Permitted Investment Fund") where an Eligible Lender or a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by an Eligible Lender, (iv) a commercial paper conduit which satisfies the following criteria: (A) an independent third party irrevocably provides the conduit with credit enhancement in the form of liquidity support to satisfy the conduit's obligations, which liquidity support provider is otherwise an Eligible Lender and (B) the conduit is directly administrated by a Person that is otherwise an Eligible Lender or Controlled by an Eligible Lender, (v) a Person substantially similar to any of the foregoing entities described in clauses (i) or (ii) of this definition, and as to each of Persons described in clauses (i), (ii) or (v) provided such Person has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity of $250,000,000 or (vi) any Lender.

"Embargoed Person" -- Has the meaning specified in Section 5.22(a).

"Employee Benefit Plan" -- Any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or Guarantor.

"ERISA" -- The Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

"ERISA Affiliate" -- Any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower and/or Guarantor, or any trade or business which is under common control (within the meaning of Section 414(c) of the Code) with Borrower and/or Guarantor, or any organization which is required to be treated as a single employer with Borrower and/or Guarantor under Section 414(m) or 414(o) of the Code.

"Event of Default" -- Has the meaning given to such term in the Mortgage.

"Federal Funds Rate" -- For any period, a fluctuating interest rate per annum (based on a 360 day year) equal, for each day of such period, to the rate of interest quoted at 11:00 a.m. New York time charged on overnight federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York.

"Financial Statements" -- Statements of the assets, liabilities (direct and contingent), income, expenses and cash flow and a detailed balance sheet of Borrower and Guarantor, prepared in accordance with GAAP, which shall be unaudited unless otherwise specified herein.

"Force Majeure Event" -- An act of God, strike, lockout, explosion, act of sabotage, riot, civil commotion, act of war, fire, other casualty, a shortage of materials or any other cause beyond the reasonable control of Borrower which shall delay the progress of construction of the Improvements, provided that Borrower shall notify Administrative Agent within a reasonable period of time following the commencement of the Force Majeure Event. For the purposes of this definition of "Force Majeure Event", the following are expressly excluded as a Force Majeure Event: (i) a shortage of funds by Borrower or any party to the Construction Management Agreement, any Subcontract or any other instrument, document and rights relating to the design, construction and development of the Improvements; and (ii) the insolvency of Borrower or any member of Borrower.

"GAAP" -- Those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees of that Board after the date of this Agreement, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required or permitted to be changed by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (or other appropriate board or committee of that Board) in order to continue as a generally accepted accounting principle or practice may be so changed only so long as such required or permitted change with all related changes shall not have the effect of permitting Borrower's compliance with any financial covenants or performance tests contained in this Agreement when without such change and related changes, Borrower would not so comply.

"Governmental Authorities" -- The United States, the State of New York and any political subdivision, agency, department, commission, board, bureau or instrumentality of either of them, including any local authorities, which exercises jurisdiction over Borrower, Guarantor, the Premises or the Improvements and any foreign jurisdiction which exercises jurisdiction over Lenders or Postbank.

"Governmental Blacklist" -- (i) The Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, United States Department of the Treasury, or (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, United States Department of the Treasury, or (iii) any similar list maintained by the United States

Department of State, the United States Department of Commerce or pursuant to any Executive Order of the President of the United States.

"Guaranty" -- The guaranty(ies) of the performance of all or part of Borrower's obligations, as indicated in Section 1.01, to be executed by Guarantor.

"Hard Costs" or "Direct Costs" -- The aggregate costs of all labor, materials, equipment and fixtures necessary for completion of construction of the Improvements.

"Hard Costs Loan"; "Soft Costs Loan" -- That portion of the Loan Amount applicable and equal to the sum of the Loan Budget Amounts for Hard Costs and Soft Costs, respectively, shown on the Construction Cost Statement.

"Hazardous Materials" -- Has the meaning given to such term in the Mortgage.

"Home Depot" -- Has the meaning given to such term in Section 4.01(e)(25).

"ICIP" -- Has the meaning given to such term in Section 6.27.

"Illegal Proceeds" -- Any proceeds (1) derived from Money Laundering Activities and/or Racketeering Activities; (2) procured in violation of applicable anti-bribery or Foreign Corrupt Practices Act related laws; and/or (3) derived from an Illegal Source.

"Illegal Source" -- Any individual or entity on a Governmental Blacklist.

"Indemnity" -- An agreement from Borrower and Guarantor, whereby, among other things, Administrative Agent and Lenders are indemnified regarding Hazardous Materials.

"Individual Loan Commitment" -- With respect to each Lender, the amount set forth below opposite the name of such Lender (subject to change in accordance with the terms of this Agreement):

Lender	Individual Loan Commitment
PB Capital	$61,147,786
NordLB	$53,953,928
Wells Fargo	$28,775,428
LBBW	$71,938,572
Bank of Ireland	$35,969,286

"Initial Advance" -- The first advance of Loan proceeds to be made hereunder.

"Initial Advance Open Items Letter" -- Has the meaning given to such term in Section 4.01(e).

"Interest Payment Date" -- The first Business Day of the first calendar month following the date of the Initial Advance and the first Business Day of each calendar month thereafter until the Notes are repaid in full.

"Interest Period" -- (i) With respect to any Base Rate Loan, the period commencing on each Interest Payment Date and ending on the day immediately preceding the next succeeding Interest Payment Date and (ii) with respect to any LIBOR Loan, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one (1), two (2), three (3), or, if available, six (6) or twelve (12) months thereafter, as selected by Borrower in its Rate Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)  if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)  any Interest Period pertaining to a LIBOR Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(c)  any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

"Kohl's" -- Has the meaning given to such term in Section 4.01(e)(25).

"Law" -- Any United States federal, state or local law, statute, rule, regulation, ordinance, order, decree, directive, requirement, code, notice of violation or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, determination, consent decree or judgment.

"Lease" -- Any present or future lease, use agreement, occupancy agreement, license or other similar instrument of all or any portion of the Improvements.

"Lease Letter of Credit" -- A letter of credit issued for the benefit of Borrower as security for the payment and performance of a tenant's obligation under its Lease.

"Leasing Parameters Letter" -- Has the meaning specified in the definition of "Approved Lease".

"Lender" and "Lenders" -- Has the meaning specified in the preamble.

"Lender Reply Period" -- Has the meaning specified in Section 8.12.

"Lenders' Counsel" -- Schiff Hardin LLP, 900 Third Avenue, 23rd Floor, New York, New York 10022.

"LIBO Rate" -- With respect to any Interest Period pertaining to a LIBOR Loan, the average rate of interest per annum, rounded to the nearest whole multiple of one ten-thousandth of one percent (0.0001%) of interbank offered rates for United States dollar deposits in an amount comparable to the amount of the LIBOR Loan to be outstanding during such Interest Period in the London interbank market as set forth on Bloomberg Screen, code BBAM, meaning the "British Bankers Association LIBOR Rates code" on the monitor of the money rates of the Bloomberg service or any successor code as may replace code BBAM in said service for the purposes of display of the interbank interest rates offered on the London market (London Interbank Offered Rates/LIBOR) at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of the applicable Interest Period for a period of time comparable to the applicable Interest Period.

"LIBO Rate Request Amount" -- The amount, to be specified by Borrower in each Rate Request with respect to a LIBOR Loan, which Borrower desires to bear interest as a LIBOR Loan and which shall in no event be less than $250,000, except in the case of the last advance of the Loan.

"LIBOR Loan" -- All of any portion (as the context requires) of any Lender's share of the Loan or the Other Loan which shall accrue interest at a rate of interest per annum determined in accordance with the following formula:

LIBO Rate

————————————————	+	LIBOR Margin.

1.00 - Reserve Requirements

"LIBOR Margin" -- 1.2% per annum, subject to adjustment in accordance with Section 2.19.

"Lien Law"; "Lien Law Statement" -- The Lien Law of the State of New York; the verified statement of Borrower, annexed hereto as Exhibit A, required by the Lien Law.

"Loan" -- The Hard Costs Loan and Soft Costs Loan, collectively, and in an amount initially equal to the Loan Amount.

"Loan Balancing LC" -- Has the meaning specified in Section 8.01.

"Loan Budget Amounts" -- The portion of the Loan Amount set forth in Column D on the Construction Cost Statement to be advanced for each category of Hard and Soft Costs.

"Loan Documents" -- This Agreement, the Notes, the Mortgage, the Guaranty, the Indemnity, the Lockbox Agreement, the Assignment of Management Agreement, the Initial Advance Open Items Letter, the Assignment of Leasing Agreement, the Requisition Authorization Statement, the Agreement Regarding Instructions, the assignment of interest rate hedging agreement as and when required hereby, Uniform Commercial Code financing statements in respect of the Mortgaged Property and any other collateral given as security for the Loan, and any other documents which evidence or secure the Loan.

"Lockbox Agreement" -- The cash management, security, pledge and assignment agreement between Borrower and Administrative Agent.

"Major Building Materials" -- Has the meaning specified in Section 2.05(c).

"Major Lease" -- Any Lease for space in excess of 45,000 square feet in the Improvements.

"Major Trade Contract"; "Major Trade Contractor" -- Any Trade Contract in which the aggregate contract price is equal to or greater than $2,500,000, whether pursuant to one contract or agreement or multiple contracts or agreements, after taking into account all Change Orders; the Trade Contractor under such Trade Contract.

"Material Adverse Effect" -- Any material adverse effect upon (a) the business operations, economic performance, assets or condition (financial or otherwise) of Borrower, Guarantor or the Mortgaged Property, (b) the ability of any Borrower or Guarantor to perform, in all material respects, its obligations under each of the Loan Documents to which it is a party, (c) the enforceability or validity of any Loan Document or the perfection or priority of any lien or security interest created under any Loan Document, (d) the value of, or cash flow from, the Mortgaged Property or the operations thereof or (e) the rights, interests and remedies of Administrative Agent or any Lender under the Loan Documents.

"Measurement Period"; "Measurement Periods" -- Three (3) consecutive full calendar months or multiples of three (3) consecutive full calendar months.

"Money Laundering Activities" -- Funds which are (a) proceeds of crime in violation of Federal law or (b) derived or potentially derived from any Illegal Source.

"Mortgage" -- Individually and collectively, the Series I Mortgage and the Series II Mortgage.

"Mortgaged Property" -- The Premises and other property constituting the "Mortgaged Property", as said quoted term is defined in the Mortgage.

"Multiemployer Plan" -- Any plan defined as such in Section 3(37) of ERISA.

"Net Operating Income" -- For any date of determination, annualized based upon the preceding or succeeding, as applicable, Measurement Period(s) in question the excess of revenues over operating expenses determined in accordance with GAAP, with the following modifications: (1) revenues from Leases (including, but not limited to, base rent and reimbursements for reimbursable expenses in accordance with the terms of such Leases) that have been approved by Administrative Agent or are otherwise deemed approved in accordance with this Agreement and in respect of which the tenants are in occupancy, open for business and paying base rent, as well as other revenues (including, but not limited to, parking and other recurring revenue and reimbursements of expenses included in this definition of "Net Operating Income"), shall be included in the calculation of revenues; (2) there shall be excluded from the calculation of revenue, revenue payable under any such Lease (A) which will expire within one hundred eighty (180) days from the date of determination unless the tenant has executed an extension of such Lease, (B) which is in default of rent obligations beyond the applicable cure period or (C) which, in the case of a bankruptcy, insolvency, reorganization or similar proceeding, has not been assumed by the tenant thereunder; (3) expenses shall include on an annualized basis (A) reserves for tenant improvements and capital expenditures in an amount of not less than $0.15 per rentable square foot of space, and (B) the greater of the actual management fees or 2% of revenues; and (4) expenses shall not include (A) depreciation, amortization and federal, state and local income taxes, (B) non-cash items, (C) all capital items, including construction costs and professional fees and other expenses relating thereto and any amortization thereof, (D) costs of removal of Hazardous Materials or compliance with Laws applicable thereto, (E) leasing commissions, fees and other costs and expenses of placing tenants in possession of any portion of the Premises (including professional fees related thereto), (F) costs of repair or restoration after a casualty or condemnation, (G) interest on tenant security deposits, (H) security deposits returned to tenants, (I) debt service on the Total Loan, any other payments, fees or expenses due in connection with the Total Loan and any expenses incurred in connection with the making of the Total Loan or in connection with the recovery of insurance proceeds that are applied toward the repayment of the Total Loan, (J) any item of expense that would ordinarily be considered an operating expense but which is paid by a tenant, (K) general corporate overhead and administrative expenses of Borrower or any other Person, and (L) expenses related to the stock appreciation rights of Guarantor, all as reasonably determined by Borrower and approved by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed).

"Non-Delinquent Lender" -- Each Lender other than the Delinquent Lender(s).

"Non-Excluded Taxes" -- Has the meaning specified in Section 8.25.

"NordLB" -- Has the meaning specified in the preamble.

"Note"; "Notes" -- Have the respective meanings specified in Section 2.10.

"OFAC" -- Has the meaning specified in Section 5.22(b).

"Other Loan Documents" -- Has the meaning specified in Section 8.19.

"Other Notes"; "Other Loan"; "Other Mortgage" -- The notes, dated the date hereof, for an aggregate principal amount of $98,215,000, made by Borrower to Lenders; the loan in said amount by Lenders to Borrower for certain non-cost-of-improvement items with respect to the Premises evidenced thereby to be advanced under a Project Loan Agreement of even date herewith among Borrower, Lenders a party hereto and Administrative Agent (the "Project Loan Agreement"); and, collectively, the series I project loan mortgage, assignment of leases and rents and security agreement and the series II project loan mortgage, assignment of leases and rents and security agreement, each made to Administrative Agent to secure advances under the Project Loan Agreement and Borrower's other obligations in respect thereof.

"Participant"; "Participation" -- Have the respective meanings specified in Section 8.13.

"Patriot Act" -- The USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).

"PB Capital" -- Has the meaning specified in the preamble.

"Pension Plan" -- Any employee pension benefit plan within the meaning of Section 3(2) of ERISA with respect to which Borrower, Guarantor or any ERISA Affiliate at any relevant time has liability or an obligation to contribute.

"Permitted Debt" -- With respect to Borrower:

•	the Loan and the Other Loan;

•    Trade Payables, customarily paid by Borrower within ninety (90) days of incurrence, which are incurred in the ordinary course of Borrower's use, maintenance, repair, ownership and operation of the Premises and Improvements and other Mortgaged Property, in amounts reasonable and customary for similar properties and taxes not yet due and payable;

•    written indemnities entered into in the ordinary course of business and on customary terms and conditions in connection with the acquisitions of goods or services;

•    financing leases incurred in the ordinary course of business in connection with the financing or purchase of equipment, automotive and other personal property used on the Premises and Improvements and other Mortgaged Property which are customarily utilized in similar buildings;

•    liabilities under the Leases approved or deemed approved by Administrative Agent in accordance with this Agreement and liabilities under the Construction Management Agreement, the Condominium Documents, any management agreements and any other agreements contemplated herein or necessary or appropriate for the conduct of the business; and

•    such other unsecured indebtedness approved by the Required Lenders (which approval may be granted or denied in the sole and absolute discretion of each Lender).

"Permitted Fund Manager" -- Any Person which is not subject to a bankruptcy proceeding and is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate which is investing through a fund which has committed capital of at least $250,000,000.

"Person" -- An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

"Plans and Specifications" -- All final drawings, plans and specifications prepared by Borrower, Borrower's Architects, the Construction Manager or Major Trade Contractors, and approved by Administrative Agent and the Construction Consultant (which approval shall not be unreasonably withheld, conditioned or delayed), which describe and show the labor, materials, equipment, fixtures and furnishings necessary for the construction of the Improvements, including all amendments and modifications thereof, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

"Postbank" -- Deutsche Postbank AG.

"Premises" -- The real property described on Schedule A to the Mortgage and located as indicated on the cover hereof, upon all or part of which the Improvements are to be constructed, subject to the release provisions set forth in Section 9.02.

"Premises Documents" -- Has the meaning given to such term in the Mortgage.

"Prime Rate" -- The rate per annum listed in the "Money Rates" section of The Wall Street Journal as the "prime rate". If The Wall Street Journal ceases publication of such rate, then the Prime Rate shall mean the so-called prime rate or base rate as announced by Citibank, N.A., or its successor from time to time, or, if such rate is not published or available, then the so-called prime rate or base rate announced by J.P. Morgan Chase & Co. or its bank subsidiary. If none of such rates are available, then the Prime Rate shall mean such rate selected by Administrative Agent in its reasonable judgment as most nearly approximates the foregoing. Changes in the Prime Rate shall be effective simultaneously with the change in the "prime rate" as so published, announced or selected.

"Principal Amount" -- At any time, the aggregate outstanding principal amount of the Notes.

"Pro Rata Share" -- With respect to each Lender, the ratio of such Lender's Individual Loan Commitment to the Loan Amount. As of the date hereof, Lenders' respective Pro Rata Shares are as follows:

Lender	Pro Rata Share
PB Capital	24.285714286%
NordLB	21.428571429%
Wells Fargo	11.428571428%
LBBW	28.571428571%
Bank of Ireland	14.285714286%

"Racketeering Activities" -- Involvement or affiliation with any organization, group or individual that engages in or encourages its members to engage in any illegal activities specified in Title 18 of the U.S. Code.

"Rate Request" -- Borrower's irrevocable telephonic notice (to be promptly confirmed in writing), to be received by Administrative Agent by 9:30 a.m. (New York time) three (3) Business Days prior to the date specified in the Rate Request for the commencement of the Interest Period (which specified date must be a Business Day), of (a) its intention to have (i) all or any portion of the Principal Amount or the outstanding principal amount under the Other Notes which is not then the subject of an Interest Period (other than an Interest Period which is terminating on the Business Day specified in the notice), and/or (ii) all or any portion of any advance of proceeds of the Loan or the other Loan which is to be made on the Business Day specified in the notice, bear interest as either a Base Rate Loan or a LIBOR Loan and (b) the Interest Period desired by Borrower in respect of the amount specified whenever such notice is for LIBOR Loans, except that during the Syndications Period the Interest Period shall be one (1) month.

"Regulation D"; "Regulation U" -- Regulations D and U, respectively, of the Board of Governors of the Federal Reserve System.

"Regulatory Change" -- With respect to any Lender and the charging and collecting of interest on LIBOR Loans, any change after the date hereof in federal, state or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, excluding any change the effect of which is reflected in a change in the interest rate for LIBOR Loans.

"Replacement Lender" -- Has the meaning specified in Section 7.20.

"Required Lenders" -- At any time, those Non-Delinquent Lenders holding a majority of that portion of the aggregate outstanding principal amount of the Notes held by the Non-Delinquent Lenders.

"Requisition" -- A statement by or on behalf of Borrower in form approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), setting forth the amount of the Loan advance requested in each instance, which, if requested by Administrative Agent, shall include:

(i)	a Borrower's Requisition Spreadsheet in form approved by Administrative Agent;

(ii)  a completed Application and Certificate for Payment (AIA Document G702) or reasonable facsimile in form approved by Administrative Agent, executed by the Construction Manager and Borrower, accompanied by a letter from Borrower's Architects in a form approved by Administrative Agent;

(iii)	a Borrowing Certificate in form approved by Administrative Agent;

(iv) Payment Receipts/Lien Releases in form approved by Administrative Agent from the Construction Manager and its direct contractors, suppliers and materialmen, evidencing that they have been paid in full upon receipt of the current requisition for all work performed and/or materials supplied to the date of the preceding advance, except for Retainage provided for in this Agreement;

(v)  current requisitions for payment from Trade Contractors and/or any of their subcontractors relating to the Improvements;

(vi) invoices, statements and such other information and documents as may be reasonably requested or required by Administrative Agent or the Construction Consultant with respect to the Hard Costs covered by such Requisition;

(vii)invoices, statements and such other information and documents as may be reasonably requested or required by Administrative Agent with respect to the incurrence of any Soft Costs covered by such Requisition;

(viii) evidence of the payment of all Soft Costs covered by a prior Requisition; and

(ix) an anticipated cost report from the Construction Manager in form approved by Administrative Agent, indicating the direct costs anticipated to complete the Improvements, after giving effect to costs incurred during the previous month and projected costs.

Any approvals by Administrative Agent in this definition shall not be unreasonably withheld, conditioned or delayed.

"Requisition Authorization Statement" -- A statement from Borrower to Administrative Agent in the form of Exhibit F setting forth, among other things, the name of each individual authorized to execute Requisitions hereunder on Borrower's behalf.

"Reserve Requirements" -- For any day as applied to a LIBOR Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day, if any (including without limitation supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) required to be maintained by the applicable Lender or its Participants, if any. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by any Lender or any Lender's respective Participants, if any, by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined as provided in this Agreement or (ii) any category of extensions of credit or other assets which includes loans the interest rate on which is determined on the basis of rates used in determining the LIBO Rate. Notwithstanding anything to the contrary contained herein, any increase in the reserve requirements described in this definition which arises subsequent to the date of this Agreement shall not be included within "Reserve Requirements" to the extent that the applicable Lender fails to notify Borrower of such increase within thirty (30) days after such Lender should reasonably have been aware of such increase.

"Residential Unit" -- The rental or for-sale residential unit to be constructed above the Retail Unit which is to be created pursuant to the Condominium Documents and upon the submission of the Premises to the Condominium Act, together with its appurtenant interest in the common elements.

"Retail Unit" -- The retail unit to be comprised of the Improvements, including the garage, which is to be created pursuant to the Condominium Documents and upon the submission of the Premises to the Condominium Act, together with its appurtenant interest in the common elements.

"Retainage" -- The total amount actually held back by Borrower or the Construction Manager, as the case may be, from the Construction Manager and each Trade Contractor with respect to the value of its work in place with respect to the Improvements, which shall not be less at any time (subject to the provisions of Section 2.04) than (a) 10% of the aggregate Hard Costs already incurred by Borrower with respect to the Construction Manager or such Trade Contractor for work in place in completing construction of the first 50% of the work to be performed by the Construction Manager or such Trade Contractor with respect to the Improvements, as verified from time to time by Construction Consultant pursuant to the provisions of this Agreement, and (b) 0% of the aggregate Hard Costs actually incurred by Borrower with respect to the Construction Manager or such Trade Contractor for work in place in completing construction of the last 50% of the work to be performed by the Construction Manager or such Trade Contractor, as verified from time to time by the Construction Consultant pursuant to the provisions of this Agreement.

"SEC" -- Has the meaning specified in Section 6.21(1).

"Security Deposit" -- Has the meaning specified in Section 6.28(1).

"Series I Mortgage" -- The series I building loan mortgage, assignment of leases and rents and security agreement dated as of the date hereof in the amount of $249,285,000 from Borrower to Administrative Agent for the benefit of Lenders to secure the payment and performance of Borrower's obligations under the Loan.

"Series II Mortgage" -- The series II building loan mortgage, assignment of leases and rents and security agreement dated as of the date hereof in the amount of $2,500,000 from Borrower to Administrative Agent for the benefit of Lenders to secure the payment and performance of Borrower's obligations under the Loan.

"Single-Purpose Entity" -- A Person which (a) is formed solely for the purpose of owning its interest in the Premises and the Improvements and such personal property as may be usable for the ownership, use, maintenance, repair or operation of the Premises and Improvements (collectively, the "Property") as well as developing, constructing, using, owning, operating, leasing and financing the Premises, (b) has not engaged and will not engage in any business unrelated to the Property or its interest in Borrower, as the case may be, (c) will not have any assets other than those related to the Property or its interest in Borrower, as the case may be, or any indebtedness, liabilities or indemnification obligations other than Permitted Debt, (d) will maintain books, records, accounts and financial statements separate and apart from those of any other Person, (e) will maintain its books, records, resolutions and agreements, (f) will be subject to and substantially comply with all of the limitations on powers and separateness requirements set forth as of the date hereof in its organizational documentation, (g) will hold itself out as being a Person separate and apart from each other Person, will conduct its business in its own name and will exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, (h) will not commingle its funds or assets with those of any other Person, and will continue to hold its assets in its own name (except for pursuant to cash management agency arrangements with Guarantor and/or Vornado Realty Trust, a Maryland real estate investment trust, or any of its Affiliates), (i) will maintain an arm's-length relationship with its affiliates and will not enter into a transaction with any of its affiliates other than on an arm's-length basis in the ordinary course of business, (j) will not guaranty or otherwise oblige itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, (k) will not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, and will not acquire the obligations or securities of its partners, members or shareholders, (l) intends to maintain adequate capital in light of its contemplated business purposes, (m) will pay its own liabilities out of its own funds (except for pursuant to cash management agency arrangements with Guarantor and/or Vornado Realty Trust, a Maryland real estate investment trust, or any of its Affiliates) and reasonably allocate any overhead for shared office space, (n) will maintain a sufficient number of employees in light of its contemplated business operations, (o) in the case of a limited partnership, will observe all applicable limited partnership formalities in all material respects, has and will have at all times a general partner that is a Single-Purpose Entity, and for so long as the Loan is outstanding or the lending commitment hereunder is in effect, the limited partnership shall not (A) except with the unanimous consent of its partners, file or consent to the filing of a bankruptcy or insolvency petition, or consent to any general assignment for the benefit of creditors, or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for it, for a substantial portion of its property or for any other entity in which it has a direct or indirect legal or beneficial ownership interest; and (B) take or consent to the taking any of the following actions:

•    the dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest;

•    the engagement by it in any business other than the ownership, maintenance, repair, use and operation of the Property or the ownership of its interest in Borrower (as applicable);

•    the amendment or modification of any provision of its limited partnership agreement or certificate of limited partnership that affects any of the requirements for qualifying as a "Single-Purpose Entity",

(p) in the case of a limited liability company or corporation, will observe all applicable limited liability company or corporation formalities, as the case may be, in all material respects, and has and will have at all times (in the case of a limited liability company) one managing member that is a corporate or limited liability company Single-Purpose Entity, (q) in the case of a limited liability company, has organizational documents which provide that (A) the vote of the majority-in-interest of the remaining members is sufficient to continue its life in the event of a termination event, such as the bankruptcy of the managing member; and (B) if the vote of the majority-in-interest of the remaining members is not obtained to continue its life upon a termination event, the limited liability company may not liquidate collateral without the consent of the Required Lenders, and (r) for so long as all or any portion of the Loan and/or the Other Loan is outstanding or the lending commitment hereunder or under the Project Loan Agreement is in effect, shall not (A) except with the unanimous consent of its board of directors or the board of directors of its managing member, as the case may be, file or consent to the filing of a bankruptcy or insolvency petition, or consent to any general assignment for the benefit of creditors, the institution of any other insolvency proceeding or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official, for it, for a substantial portion of its property or for any other entity in which it has a direct or indirect legal or beneficial ownership interest; and (B) take or consent to the taking of any of the following actions:

•    the dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest;

•    the engagement by it in any business other than the ownership, maintenance, repair, use and operation of the Property or the ownership of its interest in Borrower (as applicable); and

•    any material amendment or modification of any provision of its organizational documents that affects any of the requirements for qualifying as a "Single-Purpose Entity".

"Soft Costs" or "Indirect Costs" -- Certain costs (other than Hard Costs) of completion of the Improvements, including, but not limited to, architects', engineers' and Administrative Agent's and/or Lenders' attorneys' fees (to the extent payable pursuant to the other provisions hereof), ground rents, interest and recording taxes and title charges in respect of building loan mortgages, real estate taxes, water and sewer rents, survey costs, loan commitment fees, insurance and bond premiums and such other non-construction costs as are part of the "cost of improvement", as such quoted term is defined in the Lien Law.

"Substitute Lender" and "Substitution Notice" -- Have the respective meanings specified in Section 3.05.

"Supplemental Fee Letter" -- That certain letter agreement, dated the date hereof, between PB Capital, NordLB and Borrower, providing for Borrower's payment to Administrative Agent and/or PB Capital on the date hereof and from time to time hereafter certain fees in connection with the Loan, each such fee to be for Administrative Agent's and/or PB Capital's own account.

"Syndications Period" -- The period between the date hereof and the earlier of the following dates: (a) the date on which each of the following has occurred, the Individual Loan Commitment of PB Capital has been reduced to $75,000,000 or such higher amount as PB Capital determines and is approved by Administrative Agent and the Individual Loan Commitment of NordLB has been reduced to $75,000,000 or such higher amount as NordLB determines and is approved by Administrative Agent; or (b) the date which is one hundred twenty (120) days after the date hereof.

"Tax Lot Drawings" -- Has the meaning specified in the definition of "Condominium Documents".

"Tenant Security Account" -- Has the meaning specified in Section 6.28(1).

"Tenant Security Bank" -- Has the meaning specified in Section 6.28(2).

"Title Insurer" -- Stewart Title Insurance Company and any other issuer(s), approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), of the title insurance policy or policies insuring the Mortgage.

"Total Commitment" and "Total Loan" -- Have the respective meanings specified in Section 9.04.

"Trade Contract"; "Trade Contractor" -- Any agreement (other than the agreements with Borrower's Architects and the Construction Manager) entered into by Borrower or by the Construction Manager to provide labor and/or materials in connection with the construction of the Improvements; the contractor or vendor under such agreement.

"Trade Payables" -- Unsecured amounts payable by or on behalf of Borrower for or in respect of the operation, maintenance, repair, ownership and use of the Premises or Improvements in the ordinary course, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to Borrower or the Premises.

"Unit" -- Each individual interest (including any appurtenant interest in the common elements) in the Premises and Improvements created by the submission thereof to the provisions of the Condominium Act, including the Residential Unit and the Retail Unit.

"United States" and "U.S." -- The United States of America.

Rules of Construction. Except as expressly provided otherwise, when used in this Agreement (i) "or" is not exclusive, (ii) "hereunder", "herein", "hereof" and the like refer to this Agreement as a whole, (iii) "Article", "Section" and "Exhibit" refer to Articles, Sections and Exhibits of this Agreement, respectively, (iv) terms defined in the singular shall have a correlative meaning when used in the plural and vice versa, (v) a reference to a Law includes any amendment, modification or supplement to, or replacement of, such Law and (vi) a reference to a document shall mean such document as the same may be amended, modified or supplemented from time to time in accordance with its terms. The cover page and the Exhibits annexed hereto are incorporated as a part of this Agreement with the same effect as if set forth in the body hereof. Any table of contents and all captions and headings herein are for convenience only and shall not affect the interpretation or construction hereof.

ARTICLE II

LOAN ADVANCES

Advances Generally. Subject to the provisions of this Agreement, each Lender will advance its Pro Rata Share of, and Borrower will accept, the Loan Amount in installments as follows:

The Initial Advance will be made upon the satisfaction of the applicable conditions set forth in Section 4.01, and all subsequent advances shall be made no more frequently than monthly thereafter, upon the satisfaction of the applicable conditions set forth in Section 4.02 (except that Administrative Agent, in its sole discretion, shall have the right but not the obligation to require Lenders to make additional advances per month for interest, fees and expenses due under the Loan Documents), in amounts which shall be equal to the aggregate of the Hard and Soft Costs incurred by Borrower through the end of the period covered by the Requisition less:

(a)  other than with respect to the Hard Costs Loan Budget Amounts for "CM Fee", "General Services" or "Construction Manager Insurance", Retainage; and

(b)	the total of the Loan advances theretofore made;

and, at the election of Administrative Agent, less any combination of the following further amounts:

(c)  all or a portion of the amount by which any Hard or Soft Costs are or are reasonably estimated by Administrative Agent to be greater than the respective Loan Budget Amounts for such costs (subject to Sections 2.06 and 2.07); and/or

(d)  any costs covered by the Requisition not approved, certified or verified as provided in Section 2.02, any Soft Costs covered by a previous Requisition for which any requested proof of payment has not been received by Administrative Agent, and/or any Hard Costs covered by a previous Requisition for which any requested Payment Receipts/Lien Releases have not been received by Administrative Agent and the Construction Consultant.

Borrower shall use the proceeds of the Loan only for the payment of approved Hard and Soft Costs in accordance with the Construction Cost Statement and this Agreement. In no event shall proceeds of the Loan be used by Borrower, in whole or in part, for the purpose of purchasing or carrying "margin stock", as such quoted term is defined in Regulation U, or in violation of Regulation U or for any illegal purpose.

•	Certification and Verification of Costs.

•    Hard Costs are to be certified by the Construction Manager or Borrower's supervisor of construction if there is no Construction Manager. Verification of the monthly progress and Hard Costs which have been incurred by Borrower from time to time, and the estimated total Hard Costs, shall be reasonably determined by the Construction Consultant, except that both Hard and Soft Costs are also subject to the reasonable approval and verification by Administrative Agent from time to time. No advances shall be made in respect of any Trade Contractor providing work or materials with respect to the Improvements unless such Trade Contractor is providing such work or materials under a signed Trade Contract, a copy of which has been delivered to Administrative Agent, and Administrative Agent has received any required will serve letter with respect thereto.

•    Each Requisition relating to Hard Costs shall be accompanied by a certificate or report of the Construction Consultant to Administrative Agent based upon a site observation of the Improvements made by the Construction Consultant not more than thirty (30) days prior to the date of the advance, in which the Construction Consultant shall in substance: (i) for the initial advance of Hard Costs for the Improvements only, indicate its review and acceptance of the Plans and Specifications; (ii) verify that the portion of the Improvements completed as of the date of such site observation have been completed substantially in accordance with the Plans and Specifications; and (iii) state its estimate of (1) the percentages of the construction of the Improvements completed as of the date of such site observation on the basis of work in place as part of the Improvements and the values set forth in the Construction Cost Statement, (2) the Hard Costs actually incurred for work in place as part of the Improvements as of the date of such site observation, (3) the sum necessary to complete construction of the Improvements in accordance with the Plans and Specifications and (4) the amount of time from the date of such inspection that will be required to achieve completion of the Improvements.

•    Borrower acknowledges that (i) the Construction Consultant has been retained by Administrative Agent, on behalf of Lenders, to act as a consultant and only as a consultant to Administrative Agent, on behalf of Lenders, in connection with the construction of the Improvements and has no duty to Borrower; (ii) the Construction Consultant shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Administrative Agent or any of Lenders, and any such purported decision, approval, consent, act or thing by the Construction Consultant on behalf of Administrative Agent or any of Lenders shall be void and of no force or effect; (iii) Administrative Agent reserves the right to make any and all decisions required to be made by Administrative Agent under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Administrative Agent under this Agreement and to accept or not accept any matter or thing required to be accepted by Administrative Agent under this Agreement, without being bound or limited in any manner or under any circumstances whatsoever by any opinion expressed or not expressed, or any advice given or not given, or any information, certificate or report provided or not provided, by the Construction Consultant to Administrative Agent or any other Person with respect thereto; (iv) Administrative Agent reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Administrative Agent or to any other Person; and (v) Administrative Agent reserves the right in its sole and absolute discretion to replace the Construction Consultant with Valcon Construction Consultants, Inc. ("Valcon"), or if Valcon is not available, another reputable construction consultant experienced in construction projects of this type, at any time and without approval by or prior (but with subsequent prompt) notice to Borrower.

•    Notwithstanding the foregoing, provided no Event of Default exists, up to $2,000,000 at any time shall be available for funding from the budget for Hard Costs, at Borrower's request, for which the work may not be in place and for

•

which Administrative Agent shall not have received lien waivers or invoices, to be available for Construction Manager to pay Hard Costs during a month.

Procedures for Advances.

All advances to Borrower are to be made at Administrative Agent's Office. Borrower shall submit Requisitions to Administrative Agent no later than 10:00 a.m. (New York time) on the date which is eight (8) Business Days prior to the date the advance is to be made. Administrative Agent may reject any Requisition that is not signed by an Authorized Representative. Administrative Agent, no later than three (3) Business Days prior to the date a requested advance is to be made, shall (i) notify each Lender either by telephone or by facsimile of the amount requested by Borrower, the amount approved by Administrative Agent, the portion of such advance to be funded by such Lender and the proposed date of such advance and (ii) send to each Lender by facsimile the summary pages of Borrower's Requisition (without attachments except for Borrower's Requisition Spreadsheet). Not later than 10:00 a.m. (New York time) on the date of each advance, each Lender shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent's Office and in immediately available funds. The amount so received by Administrative Agent shall by 3:00 p.m. (New York time) on the same Business Day, subject to the conditions of this Agreement, be made available to Borrower, by Administrative Agent's depositing said amount by wire transfer of immediately available funds into the Building Loan Trust Account, which shall be subject to immediate withdrawal by Borrower. Subsequent to the making of an advance, Administrative Agent shall deliver to a Lender, within eight (8) Business Days of such Lender's request, such material relating to the Requisition for such advance as such Lender may reasonably request. If Borrower withdraws any Requisition submitted as contemplated above, Borrower shall pay, in addition to any amounts set forth in Section 3.03, promptly following demand therefor, all reasonable costs and expenses incurred by Lenders, Administrative Agent and by the Construction Consultant in connection with reviewing such Requisition in contemplation of an advance.

Borrower agrees that, by its acceptance of any advance of Loan proceeds under this Agreement, it shall be bound in all respects by the Requisition submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the Requisition and whether or not the Requisition is executed and/or submitted by an Authorized Representative.

Held-Back Amounts; Advances for Soft Costs After Completion.

The portion of Retainage that relates to work or materials supplied by any Trade Contractor in connection with the Improvements will upon request be disbursed to Borrower when (but will not be disbursed to Borrower until and unless), whether before or after the completion of the Improvements, (i) no Event of Default or material Default has occurred and is continuing; (ii) the Construction Consultant verifies to Administrative Agent that such Trade Contractor has completed 100% of its work for the Improvements not less than thirty (30) days prior to the release of such portion of Retainage and has supplied 100% of all materials in compliance with such Trade Contractor's Trade Contract and in conformity with the Plans and Specifications; (iii) such Trade Contractor will be paid in full for its work on the Improvements upon the release of such portion of the Retainage; (iv) such Trade Contractor executes and delivers all lien waivers that may be reasonably requested or required by Administrative Agent or by the Title Insurer to induce the Title Insurer to insure the lien of the Mortgage against any mechanic's or materialman's lien that may be filed against the Premises by such Trade Contractor or any Person claiming through such Trade Contractor; and (v) if required by Administrative Agent, such release of such portion of the Retainage shall be approved by any surety company that has issued a payment or performance bond with respect to such Trade Contractor. Any remaining Retainage not advanced to Borrower pursuant to the foregoing provisions of this Section shall be advanced in full upon the satisfaction of the conditions set forth in Section 4.03. Loan Budget Amounts for Soft Costs not advanced prior to substantial completion of construction of the Improvements shall be advanced until exhausted, not more frequently than monthly, for Soft Costs as incurred after such completion.

Stored Materials.

Lenders shall in no event or under any circumstances have any obligation to make any disbursement of the Loan for materials which are stored off-site (other than Major Building Materials as provided in paragraph (c) of this Section) unless Administrative Agent agrees to the contrary in its sole and absolute discretion.

Lenders shall make Loan disbursements in accordance with this Agreement to pay for Hard Costs actually incurred by Borrower for materials not yet incorporated in the Improvements but stored on the Premises, which materials are required in connection with the construction of the Improvements, provided that (i) such materials are in accordance with the Plans and Specifications; (ii) such materials are securely stored on the Premises, properly inventoried, and clearly stenciled or otherwise marked to indicate that they are the property of Borrower; (iii) the bills of sale and contracts under which such materials are being provided shall be in form and substance reasonably satisfactory to Administrative Agent and the Construction Consultant; (iv) such materials are insured against casualty, loss and theft in a manner reasonably satisfactory to Administrative Agent and Administrative Agent is named as a named insured and loss payee on such insurance policy with respect to said materials; (v) Borrower either owns or will, after the payment of the bills and invoices therefor (which payment in full shall occur promptly after the disbursement of the Loan for such materials), own such materials free and clear of all liens and encumbrances of any nature whatsoever, which ownership shall be established contemporaneously with or promptly after such disbursement by evidence reasonably satisfactory to Administrative Agent; (vi) Borrower executes and delivers to Administrative Agent such additional security documents as Administrative Agent shall deem necessary to create and perfect a first lien in such materials as additional security for the payment of the Loan; (vii) the aggregate amount of such disbursements for such materials shall in no event at any time exceed $2,500,000 as verified by the Construction Consultant pursuant to the provisions of this Agreement; (viii) all materials are reasonably anticipated to be incorporated into the Improvements within one hundred twenty (120) days of the disbursement therefor; and (ix) if required by Administrative Agent, Borrower's Architects or the Construction Consultant shall certify that it has inspected said materials and they are in good condition and suitable for use in connection with the Improvements.

•    Lenders shall from time to time make disbursements in accordance with the terms of this Agreement for the purchase of (or for deposits in connection with the ordering thereof reasonably approved by Administrative Agent) certain finally assembled, fully fabricated (except as otherwise provided in the parenthetical at the end of this sentence) major building materials (collectively, "Major Building Materials"), which are required in connection with construction of the Improvements but are stored at locations other than the Premises, prior to the delivery to the Premises or incorporation into the Improvements of such Major Building Materials and are in accordance with the Plans and Specifications; provided, however, that in the case of each such disbursement (other than those made in respect of a deposit or installment payment), the conditions contained in paragraph (b) of this Section have been satisfied with respect to such Major Building Materials, other than the requirement of clause (ii) contained therein with respect to the storage of such materials on the Premises, and Administrative Agent shall have received (A) a written statement from the manufacturer or storer of such Major Building Materials (or a provision in the purchase order therefor to such effect) that Administrative Agent, the Construction Consultant and either of their agents may fully inspect such Major Building Materials at all reasonable times on reasonable notice and (B) evidence that the aggregate amount of such disbursements for Major Building Materials not yet incorporated into the Improvements does not at any time exceed $30,000,000 (except that, at any time, up to $10,000,000 of such $30,000,000 shall be available for building materials which are in the course of being fabricated). Administrative Agent shall have the right in its sole discretion, but not the obligation, to request that Borrower deliver or cause to be delivered to Administrative Agent the following documents within five (5) Business Days after the date on which any advance for Major Building Materials is made: (i) bills of lading, warehouse receipts, delivery receipts or other documents of title with respect to Major Building Materials for which such advance is made, which shall be in form and substance reasonably satisfactory to Administrative Agent in all respects; (ii) except in respect of an advance in respect of building materials which are in the course of being fabricated and/or pursuant to the last sentence of this Section 2.05(c), a statement from the seller of such Major Building Materials to the effect that title thereto has passed to Borrower outright, subject only to Administrative Agent's lien thereon and security interest therein for the benefit of Lenders, and that no lien or security interest has or will be filed or claimed by the seller in connection therewith, in form and substance reasonably satisfactory to Administrative Agent in all respects; and (iii) except in respect of an advance in respect of building materials which are in the course of being fabricated and/or pursuant to the last sentence of this Section 2.05(c), a certificate of Borrower in form and substance acceptable to Administrative Agent in all respects to the effect that such Major Building Materials are owned by Borrower outright, free and clear of all liens, security interest and encumbrances, other than liens and security interests in favor of Administrative Agent, and that all of the terms of this paragraph (c) have been complied with. No advance for Major Building Materials shall be made unless the Major Building Materials covered thereby are stored at a location, other than the Premises, reasonably acceptable to Administrative Agent and the Construction Consultant, and, unless then being fabricated, are (i) stored in a designated and secure area of a bonded or insured warehouse, conspicuously marked to show that they are the subject of a security interest by Administrative Agent and said Major Building Materials will not be moved except in connection with their delivery to the Premises, the supplier's storage yard or to another bonded or insured warehouse; (ii) effectively segregated (to the extent reasonably possible) from all other materials of whatever kind located at the off-site location in question; and (iii) reasonably anticipated to be incorporated into the Improvements within two hundred seventy (270) days of the advance therefor. Once fabrication of any Major Building Materials has been completed, the foregoing provisions shall apply. In connection with any advance in respect of a deposit for the ordering of, or installment payment (other than the final installment) in respect of, Major Building Materials, the foregoing conditions shall not apply and the only condition to such advance shall be that Administrative Agent shall have received a copy of the executed agreement between Borrower and the manufacturer thereof which shall contain a description of the Major Building Materials, the contract price and anticipated delivery date.

•    Disbursements for all stored materials, whether or not stored on the Premises or in respect of deposits or building materials which are in fabrication, shall not exceed at any one time $32,500,000.

Contingency Advances

There shall be no advances of the Loan Budget Amounts for "Contingency" unless mutually agreed by Borrower and Administrative Agent; provided, however, that, following such time as the Improvements have been substantially completed, lien-free, Borrower shall be entitled to advances of said Loan Budget Amounts to the extent it has actually incurred and paid Hard or Soft Costs in respect of completion of the Improvements from its own funds and in excess of amounts advanced hereunder and has provided appropriate evidence of such payment to Administrative Agent. This Section 2.06 shall not affect reallocation of Contingency amounts in accordance with Section 2.07.

•	Reallocation of Amounts on Construction Cost Statement.

•    Subject to the prior approval of Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed, Borrower may revise the Construction Cost Statement from time to time to reallocate amounts available under the Hard Costs Loan Budget Amount denominated "Contingency" to other Hard Costs Loan Budget Amounts, and/or to reallocate amounts available under the Soft Costs Loan Budget Amount denominated "Contingency" to other Soft Costs Loan Budget Amounts.

•    If there are savings in a particular Loan Budget Amount, and if such savings are substantiated by evidence reasonably satisfactory to Administrative Agent, Borrower shall have the right, upon the prior approval of Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed, to reallocate such savings to another Loan Budget Amount with respect to which additional costs have been or may be incurred; provided, however, that Borrower shall in no event or under any circumstances have the right to reallocate any portion of the Loan Budget Amount for "Interest on Loan", or to reallocate any savings in a Hard Costs Loan Budget Amount to other than another Hard Costs Loan Budget Amount, without in each instance obtaining the prior approval of Administrative Agent, which approval may be withheld in the sole and absolute discretion of Administrative Agent, or to cause a reallocation to occur that in the reasonable opinion of Administrative Agent, its counsel or the Title Insurer will be in contravention of the Lien Law, or that in the reasonable opinion of Administrative Agent, its counsel or the Title Insurer will adversely affect or impair in any manner whatsoever the lien or the priority of the lien of the Mortgage.

Certain Limitations on Advances.

Notwithstanding anything to the contrary contained herein, Lenders shall have no obligation to advance any portion of the Loan Budget Amount, if any, for (a) "Tenant Work" unless Administrative Agent shall have received and approved (for the avoidance of doubt, subject to the approval or deemed approval guidelines provided for elsewhere in this Agreement) copies, certified to be true and complete, of the leases for space in the Improvements to which such tenant work relates and (b) "Interest on Loan" if, when and to the extent that Administrative Agent, in its reasonable judgment, determines that the Improvements are generating, on a cash basis, positive cash flow in excess of Borrower's other expenses regarding the Premises and/or Improvements (which, for the avoidance of doubt, shall include any amounts disbursed therefor from any reserve accounts pursuant to the Lockbox Agreement).

Nature of Lenders' Obligations; Borrower's Rights and Obligations in Event a Lender Fails to Make an Advance.

The obligations of Lenders under this Agreement are several, and no Lender shall be responsible for the failure of any other Lender to fund the portion required to be funded by such other Lender of an advance of the Loan. In cases where a Delinquent Lender fails to fund the portion required to be funded by it of an advance and (x) none of the other Lenders elects to be an Electing Lender pursuant to Section 7.16 and to fund the Delinquent Lender's share of the advance and (y) Borrower is unable to procure a Replacement Lender in accordance with Section 7.20, the obligation of the Non-Delinquent Lenders to fund their respective portions of such advance and each subsequent advance shall be conditioned on (i) Borrower's or Guarantor's committing in writing to Lenders, prior to any such advance, that it will fund the entire Delinquency Amount and (ii) Borrower's submitting reasonably satisfactory evidence to Administrative Agent, at the time of each advance, that Borrower and/or Guarantor have paid, from their own funds, a portion of the Hard and Soft Costs that are the subject of such advance in an amount equal to the Delinquent Lender's portion of such advance.

Notes.

The Loan shall be evidenced by notes of Borrower in the form of Exhibit E, duly completed and executed by Borrower (one for each Lender in an amount equal to such Lender's Individual Loan Commitment, payable for the account of such Lender's Applicable Lending Office), in an aggregate principal amount equal to the Loan Amount (such notes, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time (including, without limitation, any substitute notes pursuant to Section 3.05, 7.16, 7.20 or 8.13), each, a "Note" and collectively, the "Notes"). The Notes shall mature, and all outstanding principal and other sums thereunder shall be paid in full, on the Maturity Date, as the same may be accelerated or, pursuant to and in accordance with, Section 9.04 of this Agreement, extended.

In case of any loss, theft, destruction or mutilation of any Lender's Note, Borrower shall, upon its receipt of an affidavit of an officer of such Lender as to such loss, theft, destruction or mutilation and an appropriate indemnification, execute and deliver a replacement Note to such Lender in the same principal amount and otherwise of like tenor as the lost, stolen, destroyed or mutilated Note.

Payments and Distributions; Certain Consequences of Delinquent Lender Status

Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (New York time) on the date when due to Administrative Agent at Administrative Agent's Office in immediately available funds. Administrative Agent will thereafter, on the day of its receipt of each such payment, cause to be distributed to each Lender such Lender's appropriate share (based upon the respective outstanding principal amounts of the Notes and the respective rates of interest thereunder) of the payments of principal and interest, and its appropriate share of the payments of other sums, in like funds for the account of such Lender's Applicable Lending Office. Payments by Borrower hereunder or under the Notes or other Loan Documents shall be made without setoff or counterclaim, it being understood that, unless Borrower and Administrative Agent have received valid certificates which evidence such Lender's exemption from withholding tax as set forth in Section 7.13, Borrower and Administrative Agent are permitted to withhold any tax, as required by Law.

Except to the extent otherwise provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and, if applicable, fees, as the case may be.

Notwithstanding the foregoing provisions of this Section, (i) Administrative Agent shall make no payment to a Delinquent Lender until the Non-Delinquent Lenders have been paid in full all outstanding principal, accrued and unpaid interest and any other sums owing to them under the Loan Documents, it being understood that payments of interest on account of the outstanding principal amount of the Note held by the Delinquent Lender shall be held by Administrative Agent in a non-interest bearing account and not distributed to the Delinquent Lender until such time as all principal, interest and other sums due to the Non-Delinquent Lenders have been paid in full; (ii) any payments (other than interest, as provided in clause (i) above) which would otherwise be due a Delinquent Lender shall be distributed to the Non-Delinquent Lenders until such time as all principal, interest and other sums due to the Non-Delinquent Lenders have been paid in full (except that any such amounts otherwise due a Delinquent Lender received by Administrative Agent during an Election Period shall be retained by Administrative Agent until the expiration of the Election Period and either paid to the Delinquent Lender, if the delinquency is cured, or paid to the Non-Delinquent Lenders, if the delinquency is not cured); and (iii) Administrative Agent shall deduct, from amounts due (or, in the case of a Delinquent Lender, amounts that would otherwise be payable to such Delinquent Lender being held by Administrative Agent pursuant to clause (i) above) a Lender in default under its obligations under Section 7.05, the amount owing by such Lender pursuant to said Section 7.05 and pay the amount so deducted to itself, the other Lenders, or such other party as is entitled to such amount, as applicable. Notwithstanding anything contained in this Agreement to the contrary, the taking of the actions by Administrative Agent as contemplated above or pursuant to the terms and provisions of Section 7.16(a) shall not result in Borrower being obligated to pay to a Delinquent Lender any more than would otherwise be payable to any such Delinquent Lender in the absence of such actions by Administrative Agent.

Except as provided above in this Section and in Section 7.16, each Lender's interest in the Loan shall be of equal priority with the interest of each other Lender.

Interest.

Borrower shall pay interest to Administrative Agent for the account of Lenders on the Principal Amount, at a rate per annum as follows: for Base Rate Loans at a rate equal to the Base Rate plus the Base Rate Margin; and for LIBOR Loans at the rate set forth in the definition of "LIBOR Loan" in Section 1.02. Any principal amount not paid within five (5) Business Days when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

Interest (in the case of Base Rate Loans and LIBOR Loans) shall be calculated on the basis of a 360-day year for the actual number of days elapsed in the Interest Period, provided that the first day of the Interest Period shall be included and the last day of said Interest Period shall be excluded. If an advance is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such an advance as well as any amounts payable pursuant to Section 3.03.

Interest, whether payable on a Base Rate Loan or a LIBOR Loan, shall be payable monthly in arrears on each Interest Payment Date. Interest at the Default Rate shall be payable on demand.

Any change in the Prime Rate or the Federal Funds Rate shall be automatically effective as of the day on which such change in rate occurs.

Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

Elections, Conversions and Continuations of Interest Rate.

Subject to the terms and conditions of this Agreement (including the provisions of Article III), Borrower shall have the option to have Principal Amount bear interest as Base Rate Loans or LIBOR Loans, as follows:

•    Borrower may elect pursuant to a Rate Request to have all or any portion of an advance of the Loan be Base Rate Loans or LIBOR Loans;

•    Borrower may elect pursuant to a Rate Request to convert all or any portion of the outstanding Base Rate Loans to LIBOR Loans, provided that no such conversion shall be permitted: (i) when any Default or Event of Default has occurred and is continuing and Administrative Agent has determined that such a conversion is not appropriate; or (ii) after the date that is one (1) month prior to the Maturity Date;

•    Borrower may elect pursuant to a Rate Request to convert all or any portion of the outstanding LIBOR Loans to Base Rate Loans; and

•    Any LIBOR Loan may be continued upon the expiration date of its then current Interest Period by Borrower pursuant to a Rate Request, provided that no LIBOR Loan may be continued: (i) when any Default or Event of Default has occurred and is continuing and Administrative Agent has determined that such a continuation is not appropriate; or (ii) after the date that is one (1) month prior to the Maturity Date.

If Borrower fails to submit a Rate Request with respect to the conversion or continuation of an existing LIBOR Loan to Administrative Agent in accordance with the provisions of this Agreement by 11:00 a.m. New York time three (3) Business Days prior to the last day of the Interest Period therefor, Administrative Agent reserves the right either to convert the outstanding LIBOR Loan to a Base Rate Loan or to continue the outstanding LIBOR Loan automatically as a LIBOR Loan with an Interest Period of one (1) month (unless such Interest Period would expire after the Maturity Date, in which case the outstanding LIBOR Loan shall automatically be converted to a Base Rate Loan).

Administrative Agent shall, upon its receipt of each Rate Request from Borrower (and upon its decision to convert or continue a LIBOR Loan pursuant to the immediately preceding paragraph), promptly notify each Lender either by telephone or by facsimile of the specified amount thereof and the amount of Lender's portion thereof, the Interest Period and date of commencement thereof, and the applicable interest rate.

Each Rate Request shall be applicable to the Notes in accordance with Lenders' respective Pro Rata Shares, so that, barring a conversion or suspension of LIBOR Loans by one or more, but not all, Lenders, pursuant to Article III, the outstanding principal amounts of each of the Notes shall contain segments representing Base Rate Loans and/or LIBOR Loans, each of which segments shall correspond to a proportional segment of the outstanding principal amount of every other Note. Notwithstanding the foregoing, if a Lender shall fail to fund the portion it is required to fund of any advance of the Loan and an Electing Lender shall commit to fund the Delinquency Amount pursuant to Section 7.16, then from and after the time of the first disbursement of the Delinquency Amount by the Electing Lender, (i) in the case of a Rate Request with respect to an advance, such Rate Request shall be applicable to the Notes in accordance with the respective portions of such advance made by Lenders; (ii) in the case of a Rate Request with respect to the conversion of Base Rate Loans to LIBOR Loans, such Rate Request shall be applicable to the Notes ratably in accordance with the amounts of the Base Rate Loans of the respective Lenders; and (iii) in the case of a Rate Request with respect to the conversion or continuation of existing LIBOR Loans having the same Interest Period, such Rate Request shall be applicable ratably to all LIBOR Loans having such Interest Period.

Minimum Amounts and Maximum Number of Tranches.

With regard to the Total Loan as a whole, all elections, conversions and continuations of LIBOR Loans or Base Rate Loans shall be in a minimum amount of $250,000, except in the case of the last advance of the Loan. Borrower shall not have the right to have more than five (5) distinct Interest Periods, in the aggregate, in respect of LIBOR Loans in effect at any one time, whether or not there are any outstanding Base Rate Loans at the time.

Inapplicability of LIBOR Loans.

Any portion of the Principal Amount that is not bearing interest as, or cannot pursuant to the terms of this Agreement bear interest as, a LIBOR Loan shall bear interest as a Base Rate Loan.

Late Payment Premium.

Borrower shall pay to Administrative Agent, for the account of Lenders, a late payment premium in the amount of 5% of any payments of regular principal, interest, fees or other amounts payable under the Loan Documents made more than five (5) Business Days after the due date thereof, which late payment premium shall be due with any such late payment. The late payment premium is to cover administrative and related expenses incurred in handling delinquent payments.

The acceptance of a late payment premium shall not, except if it cures the Default or Event of Default, as applicable, constitute a waiver of any Default or Event of Default then existing or thereafter arising. Further, Administrative Agent's failure to collect a late payment premium at any time shall not constitute a waiver of Administrative Agent's or Lenders' right thereafter, at any time and from time to time (including, without limitation, upon acceleration of the Notes or upon payment in full of the Loan), to collect such previously uncollected late payment premiums or to collect subsequently accruing late payment premiums.

Voluntary Prepayments.

Borrower, on not less than ten (10) Business Days' prior notice to Administrative Agent, may prepay the Principal Amount, in whole or in part, without premium or penalty, provided that Borrower gives a notice of such prepayment which shall specify: (i) the date and amount of the prepayment; (ii) whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each; and (iii) in the case of prepayment of LIBOR Loans, the expiration date of the applicable Interest Period. Prepayment of all or any portion of the Principal Amount may be made in accordance with this Section provided that: (i) the principal amount prepaid is not less than $1,000,000, unless the prepayment would result in the prepayment of the Loan in full; (ii) all accrued and unpaid interest to and including the date of such prepayment on the amount being prepaid is then paid; and (iii) any amounts payable pursuant to Article III, to the extent then due, are then paid. Any such notice of prepayment may be withdrawn by Borrower in a notice to Administrative Agent on or prior to the date on which such prepayment was to occur, so long as, in connection with such withdrawal, all reasonable out-of-pocket expenses incurred by Administrative Agent in connection with the withdrawn notice of prepayment and any amounts owed pursuant to Article III, if any, are paid simultaneously with such withdrawal or, if later, promptly following being presented with a statement therefor from Administrative Agent or any Lenders. Amounts prepaid may not be reborrowed. Notwithstanding anything in this Agreement to the contrary, none of the payments made pursuant to this Section 2.17 shall be duplicative of any payments required to be made pursuant to Section 3.03 of this Agreement. Administrative Agent and Lenders acknowledge the terms and provisions of Section 3.14 of the Mortgage and agree to perform the actions and undertakings imposed on Administrative Agent and Lenders in such Section.

•	Acceleration of Advances.

•    Lenders may, in their absolute discretion, advance or accelerate the advance of all or any portion of the amounts to be advanced hereunder without regard to Borrower's satisfaction of the conditions to its entitlement to Loan proceeds and no Person dealing with Borrower or the Construction Manager or any other Person shall have standing to demand any different performance from Lenders, provided, however, that if Borrower chooses to deposit with each Lender such Lender's Pro Rata Share of the amount of any Loan advances in excess of the amount which Borrower would be entitled

•

to pursuant to Section 2.01, Lenders shall give Borrower a credit against the interest due on the Notes equal to the interest which would accrue on the amount so deposited as if such amount deposited bore interest at the interest rate that would be applicable thereto under the Notes.

•    CONTRACTORS, SUBCONTRACTORS, LABORERS, MATERIALMEN and SUPPLIERS are cautioned that if Loan advances are made under the alternative set forth in paragraph (a) above, proceeds of the Loan remaining to be advanced at the time of the completion of the Improvements, or any time prior thereto, may be inadequate to pay all lienable claims incurred by Borrower and unpaid at that time. All potential lienors are therefore cautioned to exercise sound business judgment in the extension of credit to Borrower and should not expect Lenders to make Loan advances in such amounts and at such times that it will not be necessary for said parties to exercise such judgment for themselves. Moreover, they are reminded that subdivision (3) of Section 13 of the Lien Law provides that "Nothing in this subdivision shall be considered as imposing upon the lender any obligation to see to the proper application of such advances by the owner," and Lenders have no intention of voluntarily imposing such obligation on themselves.

LIBOR Margin Reduction.

Provided there exists no Event of Default, monetary Default or non-monetary material Default, at such time as (i) tenants are in occupancy, have commenced paying base rent and are open for business for not less than 90% of the net rentable square feet in the Improvements pursuant to Leases which are Approved Leases or have been approved or deemed approved by Administrative Agent and (ii) the Debt Service Coverage Ratio for the immediately preceding Measurement Period is at least 1.00 to 1.00, the LIBOR Margin shall be reduced to 1.0% per annum.

ARTICLE III

YIELD MAINTENANCE ETC.

Additional Costs and Other Effects of Regulatory Changes; Taxes.

Borrower shall pay directly to a Lender, promptly upon demand, such amounts as are necessary to compensate such Lender for Additional Costs resulting from any Regulatory Change, without duplication for payments made in respect of Non-Excluded Taxes pursuant to Section 8.25, which (i) subjects such Lender to any tax, duty or other charge with respect to the Loan or its Note, or changes the basis of taxation of any amounts payable to such Lender under the Loan or its Note (other than taxes (including branch profit taxes) imposed on the overall net income of such Lender or of its Applicable Lending Office by the jurisdiction in which such Lender's principal office or such Applicable Lending Office is located (or taxes imposed in lieu of income taxes) and other than taxes described in Section 8.25 and taxes imposed by reason of a failure by such Lender to provide Borrower with an appropriate certification where providing such certification would avoid imposition of such taxes), (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, (iii) imposes on such Lender or, in the case of LIBOR Loans, on the London interbank market, any other condition affecting the Loan or its Note, or any of such extensions of credit or liabilities or (iv) imposes any capital adequacy requirements on such Lender by virtue of the Loan or the Notes. Such Lender will notify Borrower (with a copy to Administrative Agent) of any event occurring after the date hereof which would entitle it to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will use reasonable efforts to mitigate such Additional Costs, including designating a different Applicable Lending Office for those portions of the Loan affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in such Lender's sole opinion, be disadvantageous to it, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States, provided, however, that, in order for any such notice to be effective to impose on Borrower the obligation to pay any such amount, such notice must be delivered by Lender in question within thirty (30) days after such Lender should reasonably have been aware of the event giving rise to its entitlement to compensation.

Without limiting the effect of the immediately preceding paragraph, in the event that, by reason of any Regulatory Change, (i) a Lender incurs Additional Costs based on or measured by the excess above a specified level of the amount of (1) a category of deposits or other liabilities of such Lender which includes deposits by reference to which the LIBO Rate is determined as provided in this Agreement and/or (2) a category of extensions of credit or other assets of such Lender which includes loans the interest on which is determined on the basis of rates referred to in the definition of "LIBO Rate" in Section 1.02, (ii) a Lender becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold or (iii) it shall be unlawful or impossible for a Lender to make or maintain a LIBOR Loan, then such Lender's obligation to make or maintain a LIBOR Loan (and Borrower's right to request the same) shall be suspended and such Lender shall give notice thereof to Borrower (with a copy to Administrative Agent) and, upon the giving of such notice, interest payable on the affected Note shall be converted to the rate for Base Rate Loans, unless such Lender may lawfully continue to maintain its LIBOR Loan (or any portion thereof) to the end of the current Interest Period(s), at which time the interest rate on the affected Note shall convert to the rate for Base Rate Loans. If subsequent to any conversion to Base Rate Loans as provided above such Lender determines that such Regulatory Change has ceased to be in effect, such Lender will so notify Borrower (with a copy to Administrative Agent), and Borrower may convert the affected Base Rate Loan to a LIBOR Loan by submitting a Rate Request in respect thereof and otherwise complying with the provisions of this Agreement with respect thereto.

Determinations by each Lender of the existence or effect of any Regulatory Change on its costs of making or maintaining a LIBOR Loan, or on amounts receivable by it in respect thereof, and of the additional amounts required to compensate such Lender in respect of Additional Costs, shall be conclusive, so long as made on a reasonable basis and absent manifest error.

Limitations on Availability of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, at the time of or prior to the determination of the LIBO Rate in respect of any LIBO Rate Request Amount as provided in this Agreement, (i) Administrative Agent determines (which determination shall be conclusive, so long as made on a reasonable basis) that by reason of circumstances affecting the London interbank market generally, adequate and fair means do not or will not exist for determining the LIBO Rate applicable to the Interest Period specified in the Rate Request in question or (ii) a Lender determines (which determination shall be conclusive, so long as made on a reasonable basis) that the LIBO Rate will not accurately reflect the cost to such Lender of making or maintaining a LIBOR Loan for the applicable Interest Period, then Administrative Agent, in the case of the circumstances described in clause (i) above, or such Lender, in the case of the circumstances described in clause (ii) above, shall give Borrower prompt notice thereof (with a copy to Administrative Agent in the case of the notice from such Lender), and the LIBO Rate Request Amount in question, in the case of the circumstances described in clause (i) above, or such Lender's portion thereof, in the case of the circumstances described in clause (ii) above, shall bear interest, or continue to bear interest, as the case may be, as a Base Rate Loan. If at any time subsequent to Administrative Agent's or such Lender's giving of such notice, Administrative Agent or such Lender, as the case may be, determines that because of a change in circumstances LIBOR Loans are again available to Borrower, Administrative Agent or such Lender, as the case may be, shall so notify Borrower (with a copy to Administrative Agent, in the case of the notice from such Lender) and Borrower may convert the Base Rate Loans or the affected Base Rate Loans, as the case may be, to LIBOR Loans by submitting a Rate Request in respect thereof and otherwise complying with the provisions of this Agreement with respect thereto.

Certain Compensation

Borrower shall pay directly to a Lender, immediately upon request and notwithstanding contrary provisions contained in the Mortgage or other Loan Documents, such amounts as shall, in the judgment of such Lender (which shall be conclusive so long as made on a reasonable basis and absent manifest error), compensate it for any out-of-pocket loss, cost or expense incurred by it as a result of (i) any failure by Borrower to make a borrowing of, conversion into or continuation of a LIBOR Loan after Borrower has given a notice requesting the same in accordance with this Agreement, (ii) any failure by Borrower to make any prepayment after Borrower has given notice thereof in accordance with the provisions of this Agreement (subject to Section 2.17), (iii) the making of any payment or prepayment (under any circumstances whatsoever, whether voluntary or involuntary) of any LIBOR Loan on a date other than the last day of an applicable Interest Period, (iv) the conversion (for any reason whatsoever, whether voluntary or involuntary) of a LIBOR Loan to a Base Rate Loan on a date other than the last day of an applicable Interest Period, or (v) the early termination of any swap or other interest rate hedging arrangements. In the cases of clauses (i) through (iv) above, such amounts shall include, without limitation, an amount equal to the present value (using as a discount rate the rate at which interest is computed pursuant to clause (y) below) of the excess, if any, of (x) the amount of interest that would have accrued on the amount so prepaid, converted, not borrowed, not continued, not converted or not prepaid, as the case may be, for the period from the date of occurrence to the last day of the applicable Interest Period at the applicable rate of interest provided for herein (excluding, however, the LIBOR Margin) over (y) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. In the case of clause (v) above, such amounts shall include, without limitation, any out-of-pocket loss, cost or expense arising from the re-employment of funds obtained by the affected Lender, from fees payable to terminate the deposits from which such funds were obtained or from reversing any swap or other interest rate hedging arrangements.

"Lender" to Include Participants

For purposes of this Article III and of the definitions of "Additional Costs", "Regulatory Change" and "Reserve Requirements" in Section 1.02, the term "Lender" shall be deemed to include Postbank. For purposes of this Article III and of the definition of "Additional Costs" in Section 1.02, the term "Lender" shall, at each Lender's option, be deemed to include such Lender's present and future Participants in the Loan to the extent of each such Participant's actual Additional Costs or other out-of-pocket losses, costs or expenses payable pursuant to this Article III. With respect to any Participant or Assignee under Section 8.13, "Regulatory Change" shall be determined based on the law at the time such Participant or Assignee became a party to this Agreement, and not based on the law as of the date hereof.

Substitution of Lenders.

If any Lender (an "Affected Lender") (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01 or (ii) gives notice to Borrower that such Lender is unable to make or maintain its Pro Rata Share of the Loan at the LIBO Based Rate as a result of a condition described in clause (ii) of Section 3.02 or in the second paragraph of Section 3.01, Borrower may, within one hundred eighty (180) days of receipt of such demand or notice, as the case may be, give notice (a "Substitution Notice") to Administrative Agent and to each Lender of its intention to replace such Affected Lender with another Eligible Lender (the "Substitute Lender") designated in such Substitution Notice. If the Substitute Lender is not then a Lender, Administrative Agent shall notify Borrower and each Lender within fifteen (15) days after receipt of such Substitution Notice if such Eligible Lender is, in Administrative Agent's reasonable judgment, reasonably satisfactory as a lender hereunder (provided any existing Lender shall be satisfactory). If, in the case the Substitute Lender is not a Lender, within ten (10) days after notice from Administrative Agent to Borrower and each Lender that such Eligible Lender is reasonably satisfactory or in the case the Substitute Lender is a Lender, within ten (10) days after Borrower delivers its Substitution Notice to Administrative Agent and each Lender, the Affected Lender shall not agree to waive the payment of the Additional Costs in question or the effect of the circumstances described in clause (ii) of Section 3.02 or in the second paragraph of Section 3.01, then the Affected Lender shall, so long as no Event of Default shall exist, assign its Note and all of its rights and obligations under this Agreement to the Substitute Lender, and the Substitute Lender shall assume all of the Affected Lender's rights and obligations, pursuant to an Assignment and Assumption Agreement, executed by the Affected Lender and the Substitute Lender. It shall be a condition to any such assignment and assumption that, concurrently therewith, the Affected Lender also assigns, and the Substitute Lender assumes, the proportionate part of the Affected Lender's rights and obligations under the Other Loan. In connection with such assignment and assumption, the Substitute Lender shall pay to the Affected Lender an amount equal to the outstanding principal amount under the Affected Lender's Note plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Lender with respect to the Loan; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid (or caused to be paid) to such Affected Lender all amounts properly demanded and unreimbursed under this Article III. Upon the effective date of such assignment and assumption and the payment by the Substitute Lender to Administrative Agent of a fee, for Administrative Agent's own account, in the amount of $3,500, the Substitute Lender shall become a party to this Agreement and shall have all the rights and obligations of a Lender as set forth in such Assignment and Assumption Agreement, and the Affected Lender shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, a note shall be issued to the Substitute Lender by Borrower, in substitution for the Affected Lender's Note, and the Affected Lender shall return its Note to Borrower. Such substitute note shall constitute a "Note", and the obligations evidenced by such substitute note shall be secured by the Mortgage. In connection with Borrower's execution of such substitute note as aforesaid, Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the substitute note and any related documents as Administrative Agent may reasonably request. If the Substitute Lender is not incorporated under the Laws of the United States or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 7.13.

Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the substitution of Lenders in accordance with the foregoing provisions of this Section.

ARTICLE IV

CONDITIONS PRECEDENT

Conditions Precedent to Initial Advance.

Lenders shall not be obligated to make the Initial Advance until the following conditions shall have been satisfied:

•    There shall exist no Default or Event of Default, and no Default or Event of Default would result from the making of the Initial Advance;

•    The representations and warranties made to Administrative Agent or Lenders herein, in the other Loan Documents and in any other document, certificate or statement executed or delivered by Borrower and/or Guarantor to Administrative Agent or Lenders in connection with the Loan (except those that are as of a specific date) shall be true and correct in all material respects on and as of the date of the Initial Advance with the same effect as if made on such date;

•	Intentionally Omitted;

•    The Improvements, if any, shall not have been materially injured or damaged by fire or other casualty unless Administrative Agent shall have received, for the account of Lenders, insurance proceeds (and/or other cash held by Administrative Agent or creditworthy commitments assigned to Administrative Agent) sufficient in the judgment of the Construction Consultant to effect the satisfactory restoration of the Improvements and to permit completion of the Improvements prior to the Completion Date;

•	Administrative Agent shall have received and approved each of the following:

•    Fees and Expenses. (i) Those fees required by the Supplemental Fee Letter to be paid on or before the date hereof, to be retained by Administrative Agent and/or PB Capital for its own account; and (ii) all reasonable fees and expenses incurred by Administrative Agent (including, without limitation, the reasonable fees and expenses of Lenders' Counsel, the Construction Consultant, Administrative Agent's environmental and insurance consultants, and the preparer of the appraisal required by paragraph (4) below);

•    Loan Documents and Supplemental Fee Letter. This Agreement, each of the other Loan Documents and the Supplemental Fee Letter, duly executed by the parties thereto, and, where applicable, duly acknowledged and in proper form for recording or filing, as the case may be, and all necessary or desirable recordings and filings shall have been duly made;

•    Financial Statements. Current Financial Statements and such other financial data (including, without limitation, current financial statements of tenants under leases in respect of the Premises and of parties to any of the Premises Documents, and of the guarantor(s), if any, of any such tenants or parties, all to the extent available) as Administrative Agent shall reasonably require;

•    Appraisal. An independent FIRREA appraisal of the Premises and Improvements (exclusive of any residential component or air or development rights in respect thereof) commissioned by Administrative Agent and produced by an MAI real estate appraiser, certified in the jurisdiction(s) in which the Premises are located in accordance with the current Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Foundation showing the stabilized appraised value as a retail property of not less than $500,000,000;

•    Insurance Policies. The policies of insurance required by the Mortgage, together with evidence of the payment of the premiums therefor;

•    Hazardous Materials Report/Reliance Letter. A detailed report, in form reasonably satisfactory to Administrative Agent, by a properly qualified engineer, which shall include, inter alia, a certification that such engineer has obtained and examined a list of prior owners, tenants and other users of all or any portion of the Premises or the improvements thereon, and has made an on-site physical examination of the Premises, and a visual observation of the surrounding areas, together with, if required by Administrative Agent, a "reliance letter" addressed to Administrative Agent with respect to such report (including (i) a Phase I Environmental Assessment in accordance with ASTM Standard 1527-05, (ii) if recommended by the Phase I, a Phase II Environmental Assessment and (iii) if adverse environmental conditions are identified, a remediation plan which has been approved by Administrative Agent and its environmental consultant (such approval not to be unreasonably withheld, conditioned or delayed) and which costs therefor are in the Construction Cost Statement);

•    Title Policy. A paid title insurance policy (or policies), in the amount of the Mortgage, in ALTA 2006 Loan Policy form (with New York endorsements) or other form approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), issued by the Title Insurer, which shall insure the Mortgage to be a valid lien on Borrower's Interest in the Premises free and clear of all defects and encumbrances except those previously received and approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), and shall contain:

•	full coverage against mechanics' liens (filed and inchoate),

•    a reference to the survey but no survey exceptions except those theretofore approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed),

•    such affirmative insurance and endorsements as Administrative Agent may reasonably require, and

•    a pending disbursements clause substantially in the form of Exhibit D attached hereto; and, if any such policy is dated earlier than the date of the Initial Advance, a written continuation of or endorsement to such policy, in a form approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), conforming to the requirements of said Exhibit D and setting forth no additional exceptions except those approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), and shall be accompanied by such co-insurance and/or reinsurance agreements between the Title Insurer and title companies approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), in ALTA 1994 facultative form, as Administrative Agent may reasonably require;

•    Survey. A current survey of the Premises certified to Administrative Agent and the Title Insurer showing:

•	the location of the perimeter of the Premises by courses and distances,

•    all easements, rights-of-way, and utility lines referred to in the title policy required by this Agreement or which actually service or cross the Premises,

•    the lines of the streets abutting the Premises and the width thereof, and any established building and setback lines,

•	encroachments and the extent thereof upon the Premises,

•    the Improvements to the extent constructed, and the relationship of the Improvements by distances to the perimeter of the Premises, established building, setback and street lines,

•    if the Premises are described as being on a filed map, a legend relating the survey to said map, and

•	all flood zone designations in respect of the Premises;

•    Leases and Premises Documents. Certified copies of all Leases in respect of the Premises, accompanied by, in the case of Major Leases and any other Leases specified by Administrative Agent, estoppel certificates from the tenants thereunder and executed notice-of-assignment letters in the form of Exhibit C attached hereto in respect thereof; executed subordination, non-disturbance and attornment agreements, in Administrative Agent's usual form or, if the tenant is a major national retailer, such tenant's usual form (with, in the case of either form, such commercially reasonable changes to such form as are requested by the party not providing the form and as are agreed to by the party providing the form), in respect of such Leases as Administrative Agent may reasonably require; a certified copy of the standard form of lease Borrower will use in connection with the leasing of space in the Improvements; and

certified copies of all Premises Documents, together with, if reasonably required by Administrative Agent, estoppel certificates from the parties thereto;

•    Counsel Opinions. An opinion of Borrower's counsel to such effects as are reasonably required by Administrative Agent;

•    Organizational Documents. If Borrower, the mortgagor under the Mortgage (if different from Borrower), Guarantor or any general partner or member of any of them is a corporation, current copies of the following documents with respect to each (unless otherwise indicated):

•    a good-standing certificate from the jurisdiction of its incorporation and, as to Borrower and the mortgagor under the Mortgage (if different from Borrower) only, a certificate from the State of New York evidencing such entity's authorization to do business in the State of New York,

•    a copy of such Person's articles of incorporation as filed in the jurisdiction of its incorporation and certified by the Secretary of State of such jurisdiction, together with a copy of the bylaws of such Person,

•    a resolution or minutes of a meeting, certified by the corporate secretary, of the shareholders or directors of the corporation authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of the Loan Documents and any other documents to be executed, delivered or performed by said corporation (including any substitute or replacement notes to be executed and delivered pursuant to the terms hereof), and

•    a certificate of the corporate secretary as to the incumbency of the officers executing any of the documents required hereby and attaching copies of the documents described above, certified by such corporate secretary as being true, correct and complete copies thereof, and, if Borrower, the mortgagor under the Mortgage (if different from Borrower), Guarantor or any general partner or member of any of them is a partnership, venture, limited liability company or trust:

•    a good-standing certificate from the jurisdiction of its incorporation and, as to Borrower and the mortgagor under the Mortgage (if different from Borrower) only, a certificate from the State of New York evidencing such entity's authorization to do business in the State of New York,

•    the entity's organizational agreement and all amendments and attachments thereto, certified by a general partner, venturer, member or trustee to be true and complete,

•    any certificates filed or required to be filed by the entity in the jurisdictions of its formation and in the State of New York in order for it to do business in those jurisdictions,

•    evidence of the authorization of the consummation of the transactions contemplated hereby and the execution, delivery and performance of the Loan Documents and any other documents to be executed, delivered and performed by said entity (including any substitute or replacement notes to be executed and delivered pursuant to the terms hereof), and including any required consents by partners, venturers, members, trustees or beneficiaries, and

•    a certificate of the general partner or managing member attaching copies of the documents described above, certifying same to be true, correct and complete copies thereof;

•    Funding Statement. A Funding Statement, duly executed by Borrower, in Administrative Agent's standard form, with regard to the disbursement of the Initial Advance;

•    Requisition. A Requisition for the Initial Advance, together with, if requested by Administrative Agent, proof of payment of, and invoices, bills or statements of amounts owed with respect to, any Soft Costs included therein;

•    Permits and Approvals. Copies of any and all authorizations (including plot plan and subdivision approvals, zoning variances, a full building permit, water, sewer and other permits) required by Governmental Authorities or otherwise necessary for the construction, use, occupancy and operation of the Premises and/or Improvements for the purposes contemplated by the Plans and Specifications in accordance with all applicable Laws, together with evidence that revised plans have been filed with or submitted to the City Planning Commission ("CPC") and the Department of Buildings for approval to reflect the differences between the plans approved by CPC and the Department of Buildings and the Plans and Specifications and further that such revised plans have been approved by the Community Board for the Premises;

•    Development, Management and Leasing Contracts. Certified copies of all agreements providing for or relating to the development, management, maintenance, operation or leasing of the Premises or Improvements, together with, in each case, such assignment and subordination agreements in respect thereof as Administrative Agent may reasonably require;

•    Chattel Searches. UCC, United States federal and state tax lien, judgment, pending litigation and bankruptcy searches against Borrower, the mortgagor under the Mortgage (if different from Borrower), Guarantor or any general partner or member of any of them and advice from the Title Insurer to the effect that searches of proper public records disclose no leases of personalty or financing statements filed or recorded against the Premises, Borrower or other owner of any Mortgaged Property;

•    Plans and Specifications, Etc. A complete set of the Plans and Specifications; a schedule certified by Borrower and Borrower's Architects of the Plans and Specifications delivered to Administrative Agent, setting forth sheet number, title, date and revised date; and copies of a soil-engineer's report, a site plan (showing all necessary approvals, utility connections and site improvements) and all inspection and test records and reports made by or for Borrower or Borrower's Architects;

•    Consultant's Report. A report from the Construction Consultant to the effect that (i) it has received and approved the items required by paragraph (f) below, (ii) the Plans and Specifications have been approved by all applicable Governmental Authorities, (iii) the Improvements as shown by the Plans and Specifications will comply with applicable zoning and other Laws, (iv) a Construction Management Agreement and/or Trade Contracts are in effect which satisfactorily provide for the construction of the Improvements, subject, however, to the provisions of Section 4.01(e)(19) regarding signed Trade Contracts, (v) all roads and utilities necessary for the full utilization of the Improvements for their intended purposes have been completed, or the presently installed and proposed roads and utilities will be sufficient for the full utilization of the Improvements for their intended purpose and will be available to and servicing the Premises upon completion of the Improvements, (vi) the construction of the Improvements theretofore performed, if any, was performed in accordance with the Plans and Specifications and (vii) construction of the Improvements, along with all necessary roads and utilities, will be finished on or before the Completion Date; and to such other effects as Administrative Agent may reasonably request;

•    Construction Contracts, Will-Serve Letters and Bids. Copies of the Construction Management Agreement, the Trade Contracts to the extent then required to be executed hereunder (it being understood that while copies of all such Trade Contracts shall be delivered to Administrative Agent, only Major Trade Contracts and Trade Contracts for those Trade Contractors specifically identified below shall be subject to Administrative Agent's approval, not to be unreasonably withheld, conditioned or delayed), Borrower's agreement with Borrower's Architects and Borrower's agreement(s) with engineer(s), in each case certified by Borrower to be true and complete, together with "will-serve" letters from Borrower's Architects, engineer(s) and the Construction Manager in forms approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), and "will-serve" letters also in form approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) from all Major Trade Contractors and those Trade Contractors specifically identified below; a copy of the standard form of contract and/or subcontract to be used by the Construction Manager, which standard form shall be approved by Administrative Agent (such approval shall not be unreasonably withheld, conditioned or delayed); and if, in the reasonable judgment of Administrative Agent and the Construction Consultant, all Trade Contracts and the Construction Management Agreement do not cover all of the work necessary for completion of construction of the Improvements, Borrower shall cause to be furnished firm bids from responsible parties, or estimates and other information reasonably satisfactory to Administrative Agent, for the work not so covered, to enable Administrative Agent to ascertain the total estimated cost of all work done and to be done (In no event, unless otherwise agreed by Administrative Agent, shall the Initial Advance be made unless at least 80% of the Hard Costs (excluding general conditions and Construction Manager expenses) for the Improvements shall be subject to signed Trade Contracts and unless the Trade Contracts for superstructure, mechanical, plumbing, electrical and exterior facade shall have been executed and approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed);

•    Bonds. Payment and performance bonds naming Administrative Agent as co-obligee and labor and materials payment bonds, each in AIA Document No. A-312 (1984 Edition) form, for penal sums equal to the amounts of each Major Trade Contract;

•    Progress Schedule. A progress schedule or chart showing the interval of time over which each item of Hard Cost is projected to be incurred or paid;

•	Construction Cost Statement. The Construction Cost Statement;

Equity Contribution.Evidence of Borrower's equity of at least $157,081,642 (of which not more than $90,000,000 may be in the form of imputed land value, such land valued pursuant to the appraisal delivered pursuant to Section 4.01(e)(4) (none of which equity shall be reimbursed from proceeds of the Loan or the Other Loan);

•    Organizational Chart. An organizational chart of Borrower and its sole shareholder, including any information reasonably requested by Administrative Agent to enable it to comply with its obligations under the Patriot Act;

Required Leases.A fully executed lease with (i) Century Rego Realty LLC ("Century 21"), with the tenant's obligations guarantied by Century 21 Department Stores, LLC, a New York limited liability company, (ii) Home Depot U.S.A., Inc. ("Home Depot") and (iii) Kohl's Department Stores, Inc. ("Kohl's");

•    W-9. Two W-9 Forms for Borrower with original signatures, its United States federal Tax I.D. Number and its registered address under its documents of formation;

ICIP.Evidence that the Premises meets the eligibility requirements for ICIP, including, without limitation, as to location and the minimum required expenditure target, together with copies of the Preliminary Application for Certificate of Eligibility and the notice to be delivered to the ICIP Unit fifteen (15) Business Days prior to commencement of construction; and

•    Additional Documentation. Such other approvals, opinions or documents as Administrative Agent may reasonably request, provided the same does not constitute an additional material condition to the advance; and

•    The Construction Consultant shall have received and approved (such approval not to be unreasonably withheld, conditioned or delayed) each of the following:

•    Related Documents. Copies of the items required by paragraphs (6), (8), (14), (17), (19), (20), (21) and (22) of Section 4.01(e), together with copies of any Major Leases or Premises Documents which contain any requirements or specifications in respect of construction of the Improvements;

•    Title Documents. Copies of any documents listed as exceptions to title in the title policy required hereby which are relevant to the construction or use of the Improvements; and

•    Requisition. If the Initial Advance consists in whole or in part of advances for Hard Costs, a copy of the Requisition therefor.

Borrower acknowledges that Lender and Administrative Agent have agreed to make the Initial Advance notwithstanding that not all conditions of Sections 4.01(e) and (f) have been satisfied in full. In connection therewith, Borrower and Administrative Agent have entered into a letter agreement of even date herewith (the "Initial Advance Open Items Letter") which specifies which of the foregoing conditions of said Sections 4.01(e) and (f) remain to be satisfied and the time period within which Borrower must satisfy any such condition and also attaches forms of documents which have been approved by Administrative Agent.

Conditions to Advances After the Initial Advance.

Lenders' obligation to make advances of proceeds of the Loan after the Initial Advance shall be subject to the satisfaction of the following conditions:

•    All conditions of Section 4.01, subject to the Initial Advance Open Items Letter, shall continue to be satisfied as of the date of the advance;

•    There shall exist no Event of Default or monetary or bankruptcy-related Default, and no Event of Default would result from the making of the advance;

•    The representations and warranties made to Administrative Agent and/or Lenders herein, in the other Loan Documents and in any other document, certificate or statement executed or delivered by Borrower and/or Guarantor to Administrative Agent and/or Lenders in connection with the Loan, except for those that are of a specific date, shall be true and correct on and as of the date of the advance with the same effect as if made on such date except for changes that (i) do not, or will not, in the reasonable opinion of Administrative Agent, result in a Material Adverse Effect, (ii) are theretofore disclosed to Administrative Agent and which Administrative otherwise approves or (iii) are the result of actions required or permitted to be taken by Borrower under the terms hereof (clauses (i) through (iii), collectively herein referred to as "Certain Changes");

•    Administrative Agent shall have received a written continuation report of or endorsement to the title policy insuring the Mortgage to the date of such advance, in the form approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), substantially conforming to the pending disbursements clause set forth in Exhibit D and setting forth no additional exceptions (including survey exceptions) except those approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed);

•    If reasonably required by Administrative Agent, it shall have received a survey of the Premises certified to it and the Title Insurer, updated, with respect to all relevant requirements and information, to within ten (10) days of the Requisition;

•    Borrower shall have delivered to Administrative Agent and the Construction Consultant copies of (i) the Major Trade Contracts then executed and not previously delivered to Administrative Agent and Construction Consultant, which shall be reasonably satisfactory to Administrative Agent and the Construction Consultant in all respects, together with the payment and performance bonds described in Section 4.01(e)(20), if required, (ii) all other Trade Contracts then executed and not previously delivered to Administrative Agent and (iii) the payment and performance bonds described in Section 4.01(e)(20) then in effect and not previously delivered to Administrative Agent;

•    Administrative Agent and the Construction Consultant shall have received a Requisition for the advance, together with such other documentation and information as either of them customarily and may reasonably require; and

•    Lenders and Administrative Agent have agreed to hold the Series II Mortgage and to not, at this time, record same, subject to the terms and provisions hereof. Lenders shall not be obligated to make any advance which when aggregated with all Loan advances theretofore made would exceed the principal amount of the Series I Mortgage, unless prior thereto the Series II Mortgage shall have been delivered to the Title Company for recording with the Office of City Register, Queens County and all mortgage recording taxes and fees shall have been duly paid by Borrower and the Title Company shall have issued for the benefit of Administrative Agent an endorsement to the Title Policy insuring the Series II Mortgage, which endorsement shall be reasonably satisfactory in form and substance to Administrative Agent. Administrative Agent agrees that it shall deliver the Series II Mortgage to the Title Company in order to secure an advance of Loan proceeds then being made. Borrower, Administrative Agent and the Lenders agree that the Series I Mortgage and the Series II Mortgage will be recorded in the order that corresponds to the numerical designation of such Mortgages, which is to say that no advance will be made in respect of Series II Mortgage until the aggregate of the advances hereunder equals the principal amount of the Series I Mortgage. Administrative Agent shall hold the Series II Mortgage and will record it as necessary as described above, provided, however, that Borrower agrees that Administrative Agent may at any time record the Series II Mortgage held by it and not then recorded, whether or not the Series II Mortgage is necessary to secure an advance of Loan proceeds then being made and without further consent or authorization of Borrower, provided, further, however, that Administrative Agent agrees that if Administrative Agent intends to record the Series II Mortgage pursuant to the provisions of the immediately preceding proviso, it shall give Borrower written notice of such intention at least ten (10) days prior to the recording of the Series II Mortgage during which ten (10) day period Borrower shall be entitled to reduce the unfunded portion of the Loan (pursuant to documentation reasonably satisfactory in form and substance to Administrative Agent) by an amount which Borrower and Administrative Agent agree will leave the Loan "in-balance" and in connection therewith (i) Borrower shall execute and/or deliver a replacement Series II Mortgage reflecting the reduced principal amount and otherwise in the same form as the Series II Mortgage delivered on the date hereof, (ii) the Title Company shall raise no additional exception to title as a result

•

of the replacement of the Series II Mortgage delivered on the date hereof, (iii) Administrative Agent shall have received (1) an opinion of counsel to such effects as are reasonably required by Administrative Agent with respect to the replacement Series II Mortgage, (2) resolutions, consents or authorizations from Borrower with respect to such replacement, which shall be reasonably satisfactory in form and substance to Administrative Agent, (3) a reaffirmation and modification by Guarantor of its obligations under those of the Loan Documents to which it is a party, which shall be reasonably satisfactory in form and substance to Administrative Agent and (4) such additional documents or instruments as are reasonably requested by Administrative Agent in connection with such replacement and so long as, in the reasonable opinion of Administrative Agent, Lenders' Counsel and the Title Insurer that the execution and delivery of such replacement Series II Mortgage will not be in contravention of the Lien Law and will not adversely affect or impair in any manner whatsoever the lien or the priority of the lien of the replacement Series II Mortgage, when recorded. In the absence of the satisfaction of the foregoing provisions of the last proviso of the immediately preceding sentence as and when required thereby, Administrative Agent shall be entitled to record the Series II Mortgage then in its possession. Borrower agrees to execute and deliver such documents, instruments and/or affidavits as are required by the Title Company, if any, in order to record the Series II Mortgage. Borrower hereby irrevocably directs and authorizes Administrative Agent, without further direction or authorization of Borrower, to make advances hereunder for payment of all mortgage recording taxes, recording fees, title insurance premiums and attorneys' fees in connection with the foregoing.

Conditions to Last Hard Costs Advance.

In addition to the requirements of Section 4.02, in the case of the last Hard Costs Loan advance as provided in Section 2.04, Administrative Agent shall also have received and approved (such approval not to be unreasonably withheld, conditioned or delayed) the following items:

•    A report from the Construction Consultant to the effect that construction of the Improvements (other than work to be performed by the Tenants under their respective Leases) has been substantially completed, and any necessary utilities and roads have been finished and made available for use, in accordance with the Plans and Specifications and that it has received reasonably satisfactory evidence of the approval by all Governmental Authorities of the Improvements in their entirety, including, without limitation, that all base building systems such as the sprinkler system, heating, ventilation and air conditioning system, all vertical pipes, mains and risers of plumbing and sanitary systems, electrical systems and life safety, fire alarm and security systems are in place and operational (such as a core and shell temporary certificate of occupancy with respect to retail building, a temporary certificate of occupancy for the garage which permits the use thereof and a temporary certificate of occupancy for the vehicular and pedestrian bridge over and across 62nd Drive which permits the use thereof for its intended purposes), except in each case, where such work is to be performed by the Tenants under their respective Leases; and, if requested by Administrative Agent, certificates from the Construction Manager and Borrower's Architects to the effect that the Improvements have been substantially completed in accordance with the Plans and Specifications;

•    Final Unconditional Lien Waivers and Releases and Payment Receipts in form approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) from the Construction Manager and all contractors, subcontractors, suppliers and materialmen, evidencing that they have been paid in full (or will be paid in full upon the release of its respective portion of the Retainage) for all work performed and/or materials supplied;

•    A current final survey of the Premises, certified to Administrative Agent and the Title Insurer, showing the completed Improvements;

•    To the extent any tenants under Major Leases or any parties to the Premises Documents have rights of approval with respect to construction of the Improvements, Borrower shall have used commercially reasonable efforts to obtain certificates by such tenants or parties, to the effect that, for purposes of the Major Leases and Premises Documents, respectively, the Improvements have been substantially completed to the level of completion required thereby; and

•    Evidence reasonably satisfactory to Administrative Agent that applicable requirements of the Premises Documents have been satisfied in full.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that:

Due Formation, Power and Authority.

Each of Borrower and Guarantor is a corporation, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, is authorized to do business (if required) in the State of New York, and has full power and authority to consummate the transactions contemplated hereby and to execute, deliver and perform this Agreement and any other Loan Document to which it is a party.

Legally Enforceable Agreements.

The Supplemental Fee Letter and each Loan Document to which Borrower or Guarantor is a party is a legal, valid and binding obligation of such party, enforceable against Borrower or Guarantor, as the case may be, in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar Laws affecting creditors' rights generally and general equity principles and an implied covenant of good faith and fair dealing.

Financial Statements.

Financial Statements have been heretofore delivered to Lenders which are true, correct and current in all material respects and which fairly present the respective financial conditions of Borrower and Guarantor as of the respective dates thereof; no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof and no borrowings (other than the Loan) which might give rise to a lien or claim against the Mortgaged Property or proceeds of the Loan have been made by Borrower or others since the dates thereof.

Compliance With Laws; Payment of Taxes.

Borrower and Guarantor are in compliance with, and the transactions contemplated hereby and by the other Loan Documents do not and will not violate any provision of, or require any filing (except for the Loan Documents and except under securities reporting laws and rules), registration, consent or approval under, any Law presently in effect having applicability to Borrower or Guarantor, except where failure to do so would not result in a Material Adverse Effect; Borrower has filed all tax returns (United States federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies shown to be due and payable under such tax returns, assessments and governmental charges (including those in respect of the Premises), including any interest and penalties, other than taxes being contested in good faith or where the failure to so file or pay would not cause a Material Adverse Effect.

Litigation.

There are no actions, suits or proceedings pending or, to Borrower's knowledge, threatened against or affecting it, Guarantor, the Premises, the validity or enforceability of the Mortgage or the priority of the lien thereof at law, in equity or before or by any Governmental Authorities except actions, suits or proceedings which have been disclosed to Administrative Agent and Lenders in writing and which are fully covered by insurance or would, if adversely determined, not materially impair the ability of Borrower or Guarantor to pay when due any amounts which may become payable under the Notes or Guaranty or to otherwise pay and perform their respective obligations in connection with the Loan; to Borrower's knowledge, neither it nor Guarantor is in default with respect to any order, writ, injunction, decree or demand of any court or Governmental Authorities which default would cause a Material Adverse Effect.

No Conflicts or Defaults

The consummation of the transactions contemplated hereby and the performance hereof and of the other Loan Documents have not resulted and will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement, corporate charter, bylaws, partnership agreement or other instrument to which Borrower or Guarantor is a party or by which either of them may be bound or affected which would cause a Material Adverse Effect.

Solvency.

Borrower and Guarantor are, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other related documents, will be, solvent.

Governmental Regulation.

Borrower is not subject to regulation under the Investment Company Act of 1940 or any Law limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

Insurance.

Borrower has in force, and has paid, to the extent due, the premiums in respect of, all of the insurance required by the Mortgage.

ERISA

Neither Borrower nor Guarantor nor any other Person, including any fiduciary, has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject Borrower or Guarantor or any Person whom they have an obligation to indemnify to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; each Employee Benefit Plan is administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including any reporting requirements; each Pension Plan intending to qualify under Section 401(a) or 401(k) of the Code does so qualify; there is no lien outstanding or security interest given in connection with a Pension Plan; neither Borrower nor Guarantor nor any ERISA Affiliate has any liability with respect to an accumulated funding deficiency (whether or not waived) under Section 412 of the Code or Section 302 of ERISA; neither Borrower nor Guarantor has any liability for retiree medical or death benefits (contingent or otherwise) other than as required by Section 4980B of the Code; and no part of the funds to be used by Borrower or Guarantor in satisfaction of their respective obligations under this Agreement and the other Loan Documents constitute "plan assets" of any "employee benefit plan" within the meaning of ERISA or of any "plan" within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the United States Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law.

Other Documents.

The Major Leases and Premises Documents are unmodified and in full force and effect, there are no material defaults (with respect to Borrower or related parties or, to the knowledge of Borrower, with respect to counterparties) (or events which with notice or the passage of time, or both, would constitute such a material default) under any thereof and all conditions to the effectiveness and continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied, except where failure to do so would not result in a Material Adverse Effect.

No Default.

There exists no Default or Event of Default.

Accuracy of Information; Full Disclosure.

None of the documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower or Guarantor to Administrative Agent or Lenders in connection with the negotiation of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, or required herein or by the other Loan Documents to be furnished by or on behalf of Borrower or Guarantor, contains any untrue or misleading statement of a material fact or, when taken together with all of the foregoing, omits a material fact necessary to make the statements therein not misleading as of the date hereof.

Separate Tax and Zoning Lot.

The Premises constitutes one or more distinct parcels for purposes of zoning and of taxes, assessments and impositions (public or private) and are not otherwise considered as part of a larger single lot for purposes of zoning or of taxes, assessments or impositions (public or private).

Requisition as Reaffirmation

Each Requisition submitted to Administrative Agent, and the receipt of the funds requested thereby, shall constitute an affirmation that the representations and warranties contained herein and in the other Loan Documents remain true and correct in all material respects as of the respective dates of such Requisitions (except those that are of a specific date and except for Certain Changes).

Plans and Specifications and Improvements.

The approved Plans and Specifications are as listed in the schedule required by paragraph (17) of Section 4.01(e), which schedule is hereby certified by Borrower to be true and correct, and are the same as the filed plans referred to in the building permits for the Improvements; the Plans and Specifications are satisfactory to it, have been reviewed and approved by (i) Guarantor (or Guarantor has been afforded adequate opportunity to review such Plans and Specifications), (ii) the Construction Manager, (iii) the tenants under any Major Leases to the extent any such Major Lease requires such review and approval, (iv) the parties to any Premises Documents which require approval of the Plans and Specifications, (v) Borrower's Architects and (vi) to the extent required by applicable Law or any restrictive covenant, by all United States federal and New York Governmental Authorities and the beneficiary of any such covenant; all construction, if any, already performed on the Improvements has been performed on the Premises in accordance with the Plans and Specifications approved by the Persons named above and with any restrictive covenants applicable thereto; to the best of Borrower's knowledge, there are no structural defects in the Improvements or any material violations of any requirement of any Governmental Authorities with respect thereto; the Improvements and the planned use thereof comply in all material respects with all applicable zoning and other Laws and restrictive covenants affecting the Premises; and all requirements for such use have been satisfied in all material respects.

Utility Services.

All utility services necessary for the construction of the Improvements and the operation thereof for their intended purposes are available at the boundaries of the Premises, including water supply, storm and sanitary sewer, gas, electric power and telephone facilities.

Creation of Liens.

Borrower has not entered into any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Mortgaged Property prior to the Mortgage except for the Premises Documents, the Mapping Agreement dated as of December 10, 1987 between Guarantor and The City of New York (as the same may be amended by the executed version of the Draft Mapping Agreement), its arrangements with Borrower's Architects, the Construction Manager, Trade Contractors and contractors or subcontractors who have filed lien waivers or signed Payment Receipts/Lien Releases in form approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) for all payments due under said arrangements as of the end of the period covered by the last Requisition.

Roads.

All roads necessary for the full utilization of the Improvements for their intended purposes have either been completed or the necessary rights of way therefor have been acquired by appropriate Governmental Authorities or dedicated to public use and accepted by said Governmental Authorities, and all necessary steps have been taken by Borrower and said Governmental

Authorities to assure the complete construction and installation thereof no later than the Completion Date or any earlier date required by any Law, Premises Document or Major Lease (subject, in each case, to Section 9.06).

Construction Prior to Closing.

Borrower advised the Title Insurer in writing prior to the issuance of the title policy insuring the Mortgage whether any survey, soils-testing, site-development, excavation or other work related to construction of the Improvements was begun or done before the Mortgage was recorded.

Lien Law Statement.

Attached hereto as Exhibit A is the Lien Law Statement in conformity, as completed, with Section 22 of the Lien Law.

•	Anti-Money Laundering; OFAC; Patriot Act.

•     (i) As of the date hereof none of the funds or other assets of Borrower or of any of its direct or, to the knowledge of Borrower, indirect owners constitute property of, or, to the knowledge of Borrower, are beneficially owned, directly or indirectly, by, any Person subject to trade restrictions under United States Law, including those who are covered by the International Emergency Economic Powers Act, 50 U.S.C. §§1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (an "Embargoed Person") with the result that the investment in Borrower (whether directly or, to Borrower's knowledge, indirectly) is prohibited by such applicable Law or the Loan is in violation of such Law; (ii) no Embargoed Person has any direct or, to the knowledge of Borrower, indirect interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly) is prohibited by such applicable Law or the Loan is in violation of such Law; and (iii) none of the funds of Borrower have been derived, to the knowledge of Borrower, from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly) is prohibited by such applicable Law or the Loan is in violation of such Law.

•    Neither Borrower nor any of its direct or, to the knowledge of Borrower, indirect owners is in violation of any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC"), or any other anti-money laundering Law.

•    Neither Borrower nor any if its direct or, to the knowledge of Borrower, indirect owners is a Person with whom United States Persons are restricted from doing business with under (a) regulations issued by OFAC (including those persons and entities named on OFAC's Specially Designated Nationals and Blocked Persons list) or under any United States Law (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or (b) any other Law. Without limiting the foregoing, Borrower is not, to the knowledge of Borrower, presently funding its obligations hereunder with funds from any of the Persons referred to in this paragraph (c).

•    The organizational chart of Borrower heretofore delivered to Administrative Agent is true and correct as of the date hereof.

•    Amounts required to be delivered to or paid by Borrower under this Agreement or its membership agreement or the Loan Documents are not derived from Illegal Proceeds and/or from an Illegal Source.

ARTICLE VI

COVENANTS OF BORROWER

Borrower shall comply with the following covenants:

Compliance with Laws; Payment of Taxes.

Borrower shall promptly comply with all Laws applicable to it or the Mortgaged Property, or any part thereof, except where failure to comply would not result in a Material Adverse Effect such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges (except those being disputed in good faith)

imposed on it or the Mortgaged Property, or any part thereof, and promptly furnish Administrative Agent with reports of any official searches made by Governmental Authorities and any claims of violations thereof.

•	Leases and Premises Documents.

•    Borrower shall not enter into any Lease which is not a Major Lease unless such Lease meets the requirements of an Approved Lease.

•    Each (i) Major Lease (including the tenant thereunder) and (ii) other Lease that does not meet with the requirements of an Approved Lease executed after the date hereof shall require Administrative Agent's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned if the proposed tenant is creditworthy (as determined by Administrative Agent in its reasonable discretion) and such Lease complies with, or exceeds, the leasing parameters set forth in the Leasing Parameters Letter for "Major Leases". Administrative Agent shall notify Borrower of its approval or disapproval (in which case such notice shall contain a reasonably detailed explanation of the reasons for such disapproval) within ten (10) Business Days after Borrower's request for Administrative Agent's approval of such Lease, which request in order to be effective shall contain a copy of the Lease in question, together with a redline of such Lease against the standard form of lease previously approved by Administrative Agent if such Lease was based on such form, and an abstract of the material economic terms of such Lease. If Administrative Agent does not so notify Borrower of its approval or disapproval within such ten (10) Business Day period, Borrower may resubmit its request for approval, which shall note thereon in boldface type that such request constitutes the second request with respect to such Lease. If Administrative Agent does not notify Borrower of its approval or disapproval of the Lease in question (which in the case of disapproval shall contain a reasonably detailed explanation of the reasons for such disapproval) within five (5) Business Days after Borrower's second request, the Lease in question shall be deemed approved. Borrower shall not permit or consent to the assignment of any Major Lease without Administrative Agent's prior written consent (such consent shall not be unreasonably withheld, conditioned or delayed) unless and except to the extent the right to assign without Borrower's consent is already reserved to the tenant thereunder. Borrower may also submit memoranda, term sheets and similar documents in respect of proposed leases (collectively, a "Lease Term Sheet") for Administrative Agent's approval pursuant to this Section 6.02(b), which Administrative Agent shall review and approve or disapprove in accordance with the procedures and timelines set forth above. If any Lease Term Sheet is approved in accordance with the foregoing procedures, Borrower shall submit to Administrative Agent the form of Lease to be executed pursuant to any such approved Lease Term Sheet and if the economic terms of such Lease are substantially the same as those set forth in the Lease Term Sheet previously approved, such economic terms shall not require further approval from Administrative Agent.

•    Borrower shall not renew, amend, modify or supplement any Approved Lease (except to the extent required to do so under such Approved Lease) unless following such proposed renewal, amendment, modification or supplement such Approved Lease would continue to satisfy the requirements of an "Approved Lease". Any renewal, amendment, modification or supplement of any Major Lease, any Lease which was approved pursuant to the provisions of Section 6.02(b) or any Approved Lease which does not satisfy the requirements of the first sentence hereof shall require Administrative Agent's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Administrative Agent agrees that its approval of any such renewal, amendment, modification or supplement shall be subject to the same approval process as set forth in Section 6.02(b).

•    Upon execution of any Lease or any modification thereof or supplement thereto, Borrower shall furnish Agent with an executed copy of such Lease, modification or supplement, certified as true and complete by Borrower.

•    Administrative Agent agrees to execute a subordination, non-disturbance and attornment agreement for each Lease approved or deemed approved by Administrative Agent (including Approved Leases) so long as such agreement is in the form provided by Administrative Agent to Borrower from time to time, or, if the tenant under the Lease in question is a major national or regional retailer, such tenant's form, with such commercially reasonable changes as the party not providing the form requires and are reasonably agreed to by the party providing the form.

•    Borrower shall use all commercially reasonable efforts to promptly deliver to Administrative Agent (i) if requested by Administrative Agent, current financial statements of the tenants under any Leases and of the guarantor(s), if any, of such tenants (to the extent such tenants are obligated to deliver the same under their Leases), and (ii) estoppel certificates from the tenants thereunder. In the case of all Major Leases, a notice-of-assignment letter in the form of Exhibit C; in addition, Borrower shall promptly deliver to Administrative Agent certified copies of all Premises Documents and all amendments to any thereof and keep all Premises Documents in full force and effect.

•    Notwithstanding anything in this Agreement to the contrary, Borrower may terminate any Lease if the tenant thereunder has materially defaulted on its obligations under such Lease.

Continuing Accuracy of Representations and Warranties.

Borrower shall promptly cause all of the representations and warranties made to Administrative Agent or Lenders herein and in the other Loan Documents (other than those made as of a certain date) to be continuously true and correct in all material respects except for Certain Changes.

Covenants, Restrictions and Easements.

Borrower shall promptly comply in all material respects with all restrictions, covenants and easements affecting the Premises or the Improvements.

Inspection and Cooperation.

Borrower shall permit Administrative Agent, its representatives and the Construction Consultant to enter upon the Premises, on reasonable prior notice, during reasonable business hours and accompanied by a representative of Borrower, except that during an emergency the foregoing requirements shall not apply, inspect the Improvements and all materials to be used in the construction thereof and examine all detailed plans and shop drawings which are or may be kept at the construction site; cooperate and cause the Construction Manager and Major Trade Contractors to cooperate with the Construction Consultant to enable it to perform its functions hereunder; at the time of each inspection by the Construction Consultant, make available to said consultant, on demand, daily log sheets covering the period since the immediately preceding inspection showing the date, weather, subcontractors on the job, number of workers and status of construction.

Payment of Costs.

Borrower shall promptly pay when due and payable all costs and expenses required for completion of the Improvements and the satisfaction of the conditions hereof, including, without limitation:

•    all document and stamp taxes, recording and filing expenses and fees and commissions lawfully due to brokers in connection with the transactions contemplated hereby,

•    any taxes, insurance premiums, liens, security interests or other claims or charges against the Premises or Improvements, and

•    all costs of completion of the work to be performed by Borrower in space to be occupied in the Improvements (including public space) to permit the lawful occupancy thereof for the purposes contemplated by actual or prospective lessees of such space as set forth in the individual leases or subleases thereof or in detailed work letters or other agreements or letters of intent with respect thereto, or, in cases where there are no such leases, subleases, work letters or other documents as aforesaid, as set forth in Borrower's standard work letter or the standard form of lease, if any, required by paragraph (9) of Section 4.01(e), or, in cases where none of the foregoing exists, to the level of building standard in accordance with industry practices, as reasonably determined by the Construction Consultant.

Borrower's obligations under this Section 6.06 are subject to its rights under Section 1.07 of the Mortgage.

Brokers.

Borrower shall indemnify Administrative Agent and Lenders against claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby except if Administrative Agent or any Lender had engaged such party; provided that Administrative Agent and each Lender represents that it has not dealt with any broker, finder or other similar Person in connection herewith.

Construction of Improvements.

Borrower shall commence construction of the Improvements no later than thirty (30) days from the date hereof; submit a Requisition for the Initial Advance within thirty (30) days after such commencement and subsequent advances on a monthly basis thereafter; cause construction thus begun to be prosecuted with diligence and continuity in a good and workmanlike manner in accordance with the Plans and Specifications except during the existence of any Force Majeure Event; use only materials, fixtures, furnishings and equipment in connection with construction of the Improvements that are not used or obsolete; and complete construction of the Improvements, and the installation of all necessary roads and utilities, in accordance with the Plans and Specifications, on or before the Completion Date free and clear of defects and liens or claims for liens for material supplied or labor or services performed in connection with the construction of the Improvements, other than liens or claims for liens which have been bonded over to the reasonable satisfaction of Administrative Agent and the Title Insurer; time being of the essence. For the purposes of this Section 6.08, the Improvements shall not be deemed to have been substantially completed until (i) the Improvements have, in the reasonable opinion of Administrative Agent and Construction Consultant, been completed (exclusive of punch list items) substantially in accordance with the Plans and Specifications and Borrower's Architect shall have so certified to Administrative Agent pursuant to a completed AIA Form G704 (Certificate of Substantial Completion) and shall have also certified that the Improvements (x) have been substantially completed in accordance with the Plans and Specifications and (y) comply with all applicable laws, regulations and rules of any Governmental Authority, except where failure to comply would not have a Material Adverse Effect, (ii) the Improvements shall contain all fixtures and equipment required for the operation of the Improvements, or which may be required by any Governmental Authority or by any law, regulation or rule of any Governmental Authority and are in all material respects in the case of the retail building, with respect to space covered by Leases, ready for delivery to such tenants in accordance with the requirements of such Leases and, with respect to space which is not then covered by a Lease, to the condition set forth in Borrower's standard work letter or standard form of lease, (iii) all permanent (or in lieu thereof temporary) certificates of occupancy (or their local equivalent) and all other certificates, licenses, consents and approvals required for the Improvements (including, without limitation, for the core and shell of the retail building, the garage and the bridge across 62nd Drive) shall have been issued by or obtained from the appropriate Governmental Authorities, (iv) all Direct Costs, Indirect Costs and other costs and expenses incurred in connection with the construction and equipping of the Improvements shall (subject to the following provisions of this paragraph) have been paid in full (other than Direct Costs and other costs and expenses which will be incurred in completing punch list work, landscaping and other minor work with respect to the Improvements and which in the aggregate will not in the reasonable opinion of Administrative Agent and Construction Consultant exceed $1,000,000, and the remaining balance of amounts not advanced pursuant to paragraph (a) of Section 2.01, if any), (v) an as-built survey of the Improvements reasonably acceptable to Administrative Agent has been provided to it and (vi) as built plans and specifications for the mechanical, plumbing and electrical systems for the Improvements have been provided to Construction Consultant. The requirements of clause (iv) of the preceding sentence of this paragraph shall be deemed satisfied notwithstanding the fact that Borrower shall be withholding payment with respect to work or materials supplied in connection with the construction of the Improvements which is associated with Retainage or which in the reasonable opinion of Borrower, Borrower's Architect, Administrative Agent and Construction Consultant were not performed or supplied in accordance with the standards specified in the contracts under which such work or materials were to be performed or supplied, or that there are unpaid claims for additional payments with respect to work or materials supplied in connection with the construction of the Improvements which in the reasonable opinion of Borrower, Borrower's Architect, Administrative Agent and Construction Consultant are excessive, invalid or unsubstantiated, provided that (i) Borrower is withholding such payment in good faith and has notified Administrative Agent thereof, and (ii) Borrower shall have paid all other Direct Costs, Indirect Costs and any other costs incurred (other than the remaining balance of amounts not advanced pursuant to paragraph (a) of Section 2.01, if any) in connection with the construction, equipping and completion of the Improvements in accordance with the provisions of this Agreement and shall have delivered evidence reasonably satisfactory to Administrative Agent of such payment. None of the foregoing is intended to relieve Borrower of its obligation, as soon as reasonably possible following such substantial completion, to cause any and all uncompleted work to be completed and to make payment therefor.

Project Sign.

Following the execution hereof, Borrower shall promptly place a sign, at its own expense, on the Premises at a location reasonably satisfactory to Administrative Agent indicating, among other things, that PB Capital is arranging the financing for construction of the Improvements.

Building Loan Trust Account.

Borrower shall receive in the Building Loan Trust Account all advances made hereunder; and hold the same and the right to receive the same as a trust fund for the purpose of paying only the "cost of improvement", as such quoted term is defined in the Lien Law, including payments for such purpose itemized on the Requisition.

Certain Materials to be Submitted.

Borrower shall promptly deliver to Administrative Agent and the Construction Consultant copies of all contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements or subject to the lien of the Mortgage, or under which it has incurred costs for which it is entitled to an advance of proceeds of the Loan, and deliver to Administrative Agent such other data or documents in connection with the Improvements as Administrative Agent may from time to time reasonably request.

Correction of Defects and Departures from Plans and Specifications.

Upon demand of Administrative Agent, Borrower shall promptly correct any defects (including structural) in the Improvements (other than immaterial defects) or any material departures from the Plans and Specifications not previously approved by Administrative Agent in accordance herewith.

Change Orders.

Borrower shall not directly or indirectly, without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and (to the extent required by Law or any Premises Document) all Governmental Authorities (but not including foreign):

A.  modify or supplement the Plans and Specifications (except as provided in paragraph C below) or any permits granted to construct the Improvements in any respect;

B.   amend, supplement or otherwise modify its agreements with Borrower's Architects or the Construction Manager, or any Major Trade Contract or any of the Trade Contractors specifically identified in Section 4.01(e)(19), except as provided in paragraph C below, (1) to increase the amount payable by Borrower thereunder, (2) to lengthen the time for performance of any party thereto other than Borrower or (3) in any other way that could adversely affect in any material respect Administrative Agent and Lenders; or

C.	direct or permit the performance of any work pursuant to any Change Order unless:

(i)  such Change Order will not materially change the usage of the Improvements or the gross square feet or the net rentable square feet of retail or garage space to be contained in the Improvements, or the basic layout of the Improvements, or involve the use of materials, furniture, fixtures and equipment that will not be at least equal in quality to the materials, furniture, fixtures and equipment originally specified in or required by the approved Plans and Specifications; and

(ii)  such Change Order shall, in a single instance, result in an increase or decrease in the cost of the Improvements of less than the Change Order Amount; provided, however, if the aggregate cost of all such Change Orders not approved by Administrative Agent at any given time shall result in an increase or decrease in the cost of the Improvements of more than the Aggregate Change Order Amount, then any and all subsequent Change Orders, regardless of amount, must be previously approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

Borrower shall submit to Administrative Agent and Construction Consultant copies of all Change Orders entered into with respect to the Improvements within fifteen (15) days after the same are entered into, irrespective of whether the same require the prior approval of Administrative Agent and the Construction Consultant pursuant to this Agreement. The approval of any Plans and Specifications or Change Order will not obligate Lenders to increase or advance any Loan Budget Amount on account of any such Plans and Specifications or Change Order.

Regarding Construction Contracts.

Borrower shall require covenants from the Construction Manager and Trade Contractors who have contracts directly with Borrower to the same effect as the covenant made by Borrower in the immediately preceding Section; and provide in every Construction Management Agreement that the Construction Manager will deliver to Administrative Agent or the Construction Consultant copies of all Major Trade Contracts, Change Orders and any other contract, purchase order or subcontract covering labor, materials, equipment or furnishings to or for the Improvements, and the names of all Persons with whom the Construction Manager has contracted or intends to contract for the construction of the Improvements or for the furnishing of labor or materials therefor.

Security of Site.

Borrower shall employ suitable means to protect from theft or vandalism all portions of the Improvements and all tools and building materials stored on the Premises.

•	Intentionally Omitted.

Development, Management and Leasing of Premises.

Borrower shall cause Vornado Realty L.P. to serve as developer, property manager and leasing agent for the Premises and keep in full force and effect and not modify in any material respect the development, management and/or leasing agreement(s) approved pursuant to paragraph (15) of Section 4.01(e), without Administrative Agent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Borrower shall be permitted (without the consent of Administrative Agent or any Lender) to enter into a management agreement substantially in the form as the management agreement attached as an exhibit to the Initial Advance Open Items Letter at any time; provided that (x) Borrower delivers an executed copy of such management agreement upon its execution, (y) simultaneously with such execution, the manager thereunder enters into an assignment and subordination of management agreement substantially in the same form as the Assignment of Management Agreement and (z) the Management Agreement (as defined in the Assignment of Management Agreement) is terminated.

Maintenance, Management, Service and Leasing Contracts.

Borrower shall promptly deliver to Administrative Agent, as and when executed, certified copies of all maintenance, management, service and leasing contracts and any parking agreement entered into with respect to the Premises, each of which shall be entered into with a party, and on terms and conditions, reasonably acceptable to Administrative Agent, provided, however, that maintenance and service contracts that are entered into on commercially reasonable terms and which are no longer than one-year renewable contracts, terminable by Borrower (or, at Borrower's election, the other party thereto) at the end of each such one year period, shall not require Administrative Agent's approval thereof, provided, further, however, that any Affiliate of Borrower shall be deemed acceptable to Administrative Agent; and contemporaneously with entering into each such management and leasing contract or parking agreement, at Administrative Agent's option, cause the manager, leasing agent and parking operator, as applicable, under each such contract to deliver to Administrative Agent an assignment and subordination thereof, on Administrative Agent's standard form with commercially reasonably changes therein requested by such party, pursuant to which such party shall undertake, inter alia, to continue performance on Lenders' behalf in the event of an Event of Default without additional cost (other than sums owed pursuant to such contract for services thereafter rendered to or for Administrative Agent or Lenders at its or their request). Administrative Agent shall notify Borrower of its approval or disapproval (in which case such notice shall contain a reasonably detailed explanation of the reasons for such disapproval) within ten (10) Business Days after Borrower's request for Administrative Agent's approval of any such maintenance, management, service and leasing contract or parking agreement, which request in order to be effective shall contain a copy of the contract or agreement in question. If Administrative Agent does not notify Borrower of its approval or disapproval of such contract or agreement in question (which in the case of disapproval shall contain a reasonably detailed explanation of the reasons for such disapproval) within seven (7) Business Days after Borrower's request, the contract or agreement in question shall be deemed approved. Notwithstanding the foregoing, in the case of any request for approval of a parking agreement, Borrower shall be required to submit a second request for approval if Administrative Agent does not approve or disapprove of the initial request within ten (10) Business Days, and if Administrative Agent does not notify Borrower of its approval or disapproval of such parking agreement (which in the case of a disapproval shall contain a reasonably detailed explanation of the reasons for such disapproval), within five (5) Business Days of such second request, such parking agreement shall be deemed approved.

Administration Fee.

Borrower shall pay to Administrative Agent, for its own account, an administration fee, payable in advance in monthly installments of $6,000, on the date hereof and on each Interest Payment Date hereafter until the Loan is repaid in full (it being understood that such monthly administration fee shall be non-refundable once paid).

•    Fees Required by Supplemental Fee Letter. Borrower shall promptly pay to Administrative Agent, for its own account or that of PB Capital, as the case may be, the fees provided for, on the dates specified, in the Supplemental Fee Letter.

•    Reporting Requirements. Borrower shall furnish to Administrative Agent (it being understood that Administrative Agent shall provide, promptly upon receipt, to each Lender):

(1)  Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of the respective fiscal years of Borrower and Guarantor, Financial Statements of Borrower and Guarantor, as of the end of and for such fiscal year, in reasonable detail, stating in comparative form the respective figures for the preceding fiscal year, which in the case of Borrower shall be certified by the principal financial or accounting officer of Borrower, and in the case of Guarantor shall be audited by a firm of independent certified public accountants which is then one of the four largest such firms practicing in the United States or another firm of independent certified public accountants approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Such requirement in the case of Guarantor may be satisfied by providing to Administrative Agent a copy of the Form 10-K which Guarantor files with the Securities and Exchange Commission ("SEC");

(2)  Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, unaudited Financial Statements of Guarantor, as of the end of and for such quarter (to include actual quarterly and year-to-date net operating income and net cash flow), in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year. Such requirement may be satisfied by providing to Administrative Agent a copy of the Form 10-Q which Guarantor has filed with the SEC;

(3)  Certificate of No Default. At the time of delivery of the quarterly statements under clause (2) above, a certificate of the principal financial or accounting officer of Borrower or of Guarantor, as the case may be, stating that such officer knows of no Default or Event of Default which has occurred and is continuing, or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto and in case of the certificate provided by such officer of Guarantor stating further that Guarantor is in compliance with the financial covenants of Guarantor in the Guaranty (together with the calculations necessary to confirm the same) and, commencing with the initial deposit of Rents (as defined in the Lockbox Agreement) into the Collection Account (as defined in the Lockbox Agreement) pursuant to the Lockbox Agreement, the certificate provided by such officer of Borrower shall in addition provide Borrower's calculations of Debt Service Coverage Ratio for the applicable Measurement Period;

(4)  Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits and proceedings before any court or arbitrator or any Governmental Authorities, affecting Borrower, Guarantor or all or any part of the Mortgaged Property, which involves uninsured claims in excess of $1,000,000;

(5)  Notices of Defaults. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that has been taken or is proposed to be taken with respect thereto;

(6)  Leasing Reports and Property Information. Quarterly (i) within fifteen (15) days after the end of any fiscal quarter, a current leasing status report, and (ii) within forty-five (45) days after the end of any fiscal quarter, a certified rent roll containing the names of all lessees of the Premises, the expiration date of their respective leases, the spaces occupied and the rentals payable thereunder, together with an accounts receivable aging schedule, a tenant receivables report and a list of tenant defaults and together with copies, certified to be true and complete, of such Leases as may be requested by Administrative Agent (which were not previously provided) and a tenant sales report summary, provided, however, that upon substantial completion of the Improvements, Borrower shall, upon Administrative Agent's request, forward such leasing status reports more frequently than quarterly, but in no case, no more frequently than monthly;

(7)Budget.By December 31 of each calendar year, the operating and capital budget for the Premises, which shall be prepared and submitted in a form reasonably acceptable to Administrative Agent, and shall set forth in reasonable detail all budgeted items of income and expense (whether from operations, capital items or otherwise), including, without limitation, Borrower's good faith estimate of gross revenue and operating expenses, tenant improvement costs and capital expenditures for the next fiscal year. Administrative Agent agrees that, in lieu of the above, a draft may be submitted prior to December 31 so long as the final budget is submitted during the next ensuing January;

(8)Lease Completion Date Extensions.  Simultaneously with any notice delivered to, or received from, any tenant under any Lease which notifies a party to such Lease that the date by which Borrower is obligated to complete construction of improvements as required under any such Lease and/or to deliver possession of such tenant's space to such tenant has or is about to expire or requests an extension of any such date, a copy of any such notice; promptly following execution of an agreement with any tenant which extends any such completion and/or delivery date, a copy of such agreement; or, if any tenant specifically denies any request for extension of any such date or purports to terminate or cancel its Lease as a result of the failure to complete or deliver possession by the date set forth in the Lease in question, a copy of any such notices delivered in connection therewith and thereafter such information as Administrative Agent shall reasonably request from time to time as to the status of such tenant's Lease; and

(9)  General Information. Promptly, such other information respecting the condition or operations, financial or otherwise, of Borrower, Guarantor or the Premises as Administrative Agent or any Lender may from time to time reasonably request.

Condominium Covenants.

In the event Borrower elects, at Borrower's sole and absolute discretion, to submit the Premises and Improvements constructed or to be constructed thereon to a form of condominium regime pursuant to the provisions of the Condominium Act to create the Residential Unit and the Retail Unit and no others, Borrower shall:

(a)  prior to such submission, have obtained Administrative Agent's written approval of the Condominium Documents (such approval not to be unreasonably withheld, conditioned or delayed), which review of the Condominium Documents by Administrative Agent shall be consistent with other construction lenders of commercial/retail projects involving condominiums;

(b)  satisfy all of the requirements of the Condominium Act and of any other applicable Law or restriction necessary to create a valid mixed-use condominium regime in respect of the Premises and Improvements;

(c)  duly perform or cause to be duly performed all obligations of the declarant or sponsor, as the case may be, under the Condominium Documents, and do or cause to be done all things necessary to operate and maintain the Premises and Improvements as a mixed-use condominium building, provided, however that Borrower will not record or file the Declaration and Tax Lot Drawings with the Office of the City Register of the City of New York without satisfying the requirements of Section 9.01 for subordination of the liens of the Mortgage and the Other Mortgage;

(d)  not amend or modify the Condominium Documents without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned; and

(e)  upon its receipt, Borrower shall deliver to Administrative Agent a copy of the recorded Declaration and Tax Lot Drawings.

Hedging Product.

If at any time the LIBO Rate with an Interest Period of one month exceeds 6.25% for two (2) consecutive weeks, Borrower shall, no later than twenty (20) days thereafter, purchase at its own expense an interest rate hedging product reasonably acceptable to Administrative Agent with Administrative Agent or another entity having unsecured long-term debt rating from Standard & Poor's Ratings Services, Inc., a division of The McGraw Hill Companies, Inc., of at least A, having a term ending no earlier than the Maturity Date in an amount equal to the projected Total Commitment (based on the then outstanding principal balance of the Loan and the Other Loan and the contemplated draw schedule then in effect with respect to the Loan and the Other Loan) at a LIBO Rate of no more than 6.75% per annum. Any hedging instrument obtained by Borrower shall be collaterally assigned to Administrative Agent in a manner reasonably satisfactory to it with an acknowledgement of such collateral assignment by the counterparty. Any hedging product shall not be secured by all or any portion of the Mortgaged Property or Borrower's interest therein unless otherwise agreed by Administrative Agent or unless Administrative Agent or its affiliates is the counterparty.

Lockbox.

Borrower shall deposit all revenues from the Improvements in the account established pursuant to the Lockbox Agreement and disbursed therefrom as provided in the Lockbox Agreement.

Transfers.

Without Administrative Agent's and each Lender's consent (which consent may be granted or denied in the sole and absolute discretion of Administrative Agent and each Lender), Borrower shall (i) not transfer, sell, convey or otherwise dispose of, in any manner, either voluntarily or involuntarily, by operation of law or otherwise, the Property or any part thereof (including, without limitation, air or development rights), except the Residential Unit may be transferred as contemplated in this agreement and (ii) not permit transfers, sales, conveyances, other dispositions, encumbrances or pledges of interests (or the proceeds thereof) of any of the direct or indirect ownership interests in Borrower or its members, in any manner, either voluntarily or involuntarily, by operation of law or otherwise, except that transfers of direct and indirect ownership interests in Borrower to any Person shall be permitted so long as (1) with respect to any transfer of a direct interest in Borrower, Borrower promptly informs Administrative Agent of the occurrence of any such transfer and (2) following any such transfer, unless otherwise consented to the contrary by Administrative Agent and each Lender, in their sole and absolute discretion, (x) Guarantor shall own not less than 51% of the beneficial interests in Borrower and (y) the business and operations of Borrower shall be controlled and managed, directly or indirectly, by Guarantor. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed as restricting, in any way, the free transferability of direct or indirect ownership interests in Guarantor.

Financial Covenants.

Borrower shall cause Guarantor to comply with the financial covenants set forth in the Guaranty.

ICIP.

Borrower shall obtain the available partial exemption and/or abatement for real property taxes for the Improvements pursuant to the Industrial and Commercial Incentive Program under New York State Real Property Tax Law, Article 4 ("ICIP"). Borrower shall take all actions required in order to maintain eligibility under ICIP, including making timely filings as and when required by ICIP, including, without limitation, filing the Final ICIP Application contemplated in ICIP, interim construction reports, and shall diligently pursue all necessary corrective or remedial action if it receives notice that such exemption is not available. In the event Borrower does not obtain the ICIP (which shall not constitute a Default, subject to Borrower's compliance with the following provisions), a new appraisal showing the stabilized appraised value as a retail property (taking into account, to the extent applicable, the fact that certain leases are "triple net") without the benefit of ICIP shall be ordered and received by Administrative Agent and to the extent the ratio of the Total Commitment to the appraised value determined pursuant to such new appraisal exceeds 70%, Borrower, within ten (10) Business Days of Administrative Agent's notice to Borrower that the ratio exceeds 70% and which shall set forth the amount (the "ICIP Reduction Amount") by which it is necessary to reduce the Total Commitment such that the ratio equals 70%, shall (w) subject to the prepayment provisions set forth in this Agreement, prepay the Total Loan by the ICIP Reduction Amount or (x) deposit cash collateral in an amount equal to the ICIP Reduction Amount in an account under the sole dominion and control of Administrative Agent which is assigned, pledged and/or delivered to Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent or (y) deliver to Administrative Agent an irrevocable unconditional letter of credit issued by an Approved LC Bank in the ICIP Reduction Amount, which letter of credit shall name Administrative Agent as the beneficiary thereof, shall be available at sight and shall otherwise be in form and substance reasonably acceptable to Administrative Agent and which can be presented for payment in the Borough of Manhattan, New York (any such letter of credit, the "ICIP LC") or (z) reduce the undrawn amount of the Total Commitment by the ICIP Reduction Amount pursuant to documentation reasonably satisfactory in form and substance to Administrative Agent, so long as, in the case of this clause (z), Administrative Agent has reasonably determined that following any such reduction the Loan and the Other Loan will each then remain "in-balance". If an Event of Default shall occur and is continuing, Administrative Agent shall at the option of the Required Lenders, apply the amounts on deposit pursuant to clause (x) above or which are available under the ICIP LC in reduction of the principal and/or interest under the Loan and the Other Loan as Administrative Agent shall elect.

Security Deposits.

(1)Deposits into Tenant Security Account. - Borrower shall comply with all Laws and the requirements of any applicable Lease with respect to any security given under such Lease. Subject to the foregoing, Borrower shall deposit or cause to be deposited all cash deposits delivered by a tenant to (or for the benefit of) Borrower as security for the performance of such tenant's obligations under its Lease (other than Lease Letters of Credit) (a "Security Deposit" or, collectively, the "Security Deposits") into a tenant security account (the "Tenant Security Account") within two (2) Business Days after receipt and comply, and (subject to Administrative Agent's compliance with Borrower's instructions given in accordance with this Agreement) cause the compliance with, all applicable Laws in connection with the acceptance, holding, use and releasing of the Security Deposits.

(2)Disbursements from Tenant Security Account. - Borrower may direct Administrative Agent to cause the bank at which the Tenant Security Account is maintained (the "Tenant Security Bank") to disburse funds from the Tenant Security Account in an amount equal to the applicable Security Deposit (or applicable portion thereof) and Administrative Agent shall comply with such direction if at the time thereof no Event of Default has occurred and is continuing provided the proceeds are (i) applied in the ordinary course of business to sums due under the applicable Lease when the terms of such Lease or applicable Laws permit the application thereof or (ii) returned to the applicable tenant pursuant to Laws or the terms of the applicable Lease which require Borrower to return such Security Deposit (or portion thereof). After the occurrence and during the continuation of an Event of Default, Borrower shall have no right to direct Administrative Agent to withdraw any amounts from the Tenant Security Account or apply any Security Deposits, except as contemplated below. In the event an Event of Default has occurred and is continuing and Borrower is required pursuant to the terms of the applicable Lease or applicable Laws to return any Security Deposit (or portion thereof) to a tenant, Borrower shall deliver a notice to Administrative Agent certifying same and stating the reason therefor. Administrative Agent shall instruct the Tenant Security Bank to deliver the Security Deposit (or portion thereof) (1) to Borrower for delivery to the applicable tenant or (2) directly to the applicable tenant. The Tenant Security Bank shall be selected by Borrower and subject to Administrative Agent's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(3)Delivery of Lease Letter of Credit. - Borrower covenants and agrees to deliver to Administrative Agent upon Borrower's receipt (or receipt on its behalf) thereof each Lease Letter of Credit executed in connection with any Lease. All Lease Letters of Credit shall provide that any drawing thereunder shall be by presentation of a clean sight draft, without any representations or warranties of the beneficiary and be irrevocable, transferable and otherwise reasonably acceptable to Administrative Agent in form, content and as to issuer, subject to the terms and conditions of the applicable Lease.

(4)Draws Upon Lease Letters of Credit. - Borrower shall have the right to (i) make drawings under a Lease Letter of Credit at such time as no Event of Default has occurred and is continuing provided the proceeds are applied in the ordinary course of business to sums due under the applicable Lease when the terms of such Lease or applicable Laws permit the application thereof or (ii) return such Lease Letter of Credit to the applicable tenant pursuant to Laws or the terms of the applicable Lease which require Borrower to return such Lease Letter of Credit. After the occurrence and during the continuation of an Event of Default, Borrower shall have no right to make a drawing under, or return, a Lease Letter of Credit, except as contemplated below. In the event an Event of Default has occurred and is continuing and Borrower is required pursuant to the terms of the applicable Lease or applicable Laws to return any Lease Letter of Credit to the applicable tenant, Borrower shall deliver a notice to Administrative Agent certifying same and stating the reason therefor and, if Administrative Agent shall be holding such Lease Letter of Credit pursuant to this Section 6.28, Administrative Agent shall either deliver the Lease Letter of Credit to Borrower, or deliver the applicable Lease Letter of Credit directly to the applicable tenant.

(5)Expiring Lease Letters of Credit. - In the event that at any time any Lease Letter of Credit delivered to Administrative Agent by or on behalf of Borrower pursuant to this Section 6.28 by its terms (including pursuant to a notice given pursuant thereto) shall be due to expire within thirty (30) days, on or before the day which is thirty (30) days prior to such expiration, Borrower shall give notice thereof to Administrative Agent and Administrative Agent shall (or if Administrative Agent shall not receive such notice from Borrower, if Administrative Agent shall elect), to the extent permitted by the terms of the Lease Letter of Credit, the applicable Lease and applicable Laws, make a drawing on the Lease Letter of Credit in accordance with the applicable Lease and shall deposit such sums into the Tenant Security Account.

(6)Indemnity. - Borrower shall indemnify and hold Administrative Agent and Lenders harmless from and against all losses in connection with any claim by any tenant or any Person claiming by or through Borrower or any tenant in connection with any drawing by Administrative Agent on the Lease Letter of Credit or the application of any proceeds thereof or the transfer of the Lease Letter of Credit unless arising from the bad faith, fraud, gross negligence or willful misconduct of Administrative Agent or any Lender. This indemnity shall survive the payment and performance of the Total Loan.

Distributions.

Borrower shall not make any Distributions from any income produced by or otherwise generated in connection with the use and/or operation of the Premises other than as contemplated in the Lockbox Agreement, provided, however, that in no event shall Borrower make any Distributions during the existence of an Event of Default.

ARTICLE VII

ADMINISTRATIVE AGENT; RELATIONS AMONG LENDERS

Appointment, Powers and Immunities of Administrative Agent.

Each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Any and all actions relating to construction of the Improvements, including, without limitation, approval of changes to the Construction Cost Statement, Plans and Specifications, contracts and subcontracts and payment and performance bonds, shall be deemed to have been delegated to Administrative Agent exclusively and shall not require the approval of any Lender. Administrative Agent shall perform its obligations under this Agreement and the other Loan Documents in good faith according to the same standard of care as that customarily exercised by Administrative Agent in administering its own real estate loans. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by Law, and shall not by reason of this Agreement be a fiduciary or trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender. No implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Administrative Agent. Neither Administrative Agent nor any of its directors, officers, employees, agents, attorneys-in-fact or affiliates shall be responsible to Lenders for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any lien securing the obligations hereunder or thereunder or for any failure by Borrower or any Guarantor to perform any of its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Administrative Agent nor any of its directors, officers, employees, agents, attorneys-in-fact or affiliates shall be liable or responsible to Lenders for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Lender as the holder of its Note and interest in the Loan for all purposes hereof and shall not be required to deal with any Person who has acquired a Participation in the Loan from a Lender. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders and any other holder of all or any portion of the Loan or Participation therein.

Defaults.

Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or of an Event of Default unless Administrative Agent has actual knowledge thereof or has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that Administrative Agent has such actual knowledge or receives such a notice of the occurrence of a material Default or Event of Default, Administrative Agent shall give prompt notice thereof to Lenders. Administrative Agent shall promptly send to each Lender a copy of any notice of a Default or Event of Default that Administrative Agent sends to Borrower or Guarantor. Administrative Agent, following consultation with Lenders, shall (subject to Section 7.07) take such action with respect to such Default or Event of Default which is continuing, including with respect to the exercise of remedies or the realization on, or operation or disposition of, any or all of the Mortgaged Property or any other collateral for the Loan, as shall be directed by the Required Lenders; provided, however, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interest of Lenders. In no event shall Administrative Agent be required to take any such action which it determines would expose Administrative Agent to personal liability or would be contrary to the Loan Documents or to Law. Each of Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including, without limitation, the Notes) other than through Administrative Agent.

Rights of Administrative Agent as Lender.

With respect to its Note and interest in the Loan, Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the terms "Lender" and "Lenders" shall include Administrative Agent in its capacity as a Lender. Administrative Agent and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower or Guarantor (and any affiliates of them) as if it were not acting as Administrative Agent.

Sharing of Costs by Lenders; Indemnification of Administrative Agent.

Each Lender shall pay its ratable share, based on the respective outstanding principal balances under its Note and the other Notes, of any expenses incurred (and not paid or reimbursed by Borrower after demand for payment is made by Administrative Agent) by or on behalf of Lenders in connection with any Default or Event of Default, including, without limitation, costs of enforcement of the Loan Documents and any advances to pay taxes or insurance premiums, to complete the Improvements or otherwise to preserve the lien of the Mortgage or to preserve or protect the Mortgaged Property. In the event a Lender fails to pay its share of expenses as aforesaid, and all or a portion of such unpaid amount is paid by Administrative Agent and/or one or more of the other Lenders, then the defaulting Lender shall reimburse Administrative Agent and/or the other Lender(s) for the portion of such unpaid amount paid by it or them, as the case may be, together with interest thereon at the interest rate for Base Rate Loans from the date of payment by Administrative Agent and/or the other Lender(s). In addition, each Lender agrees to reimburse and indemnify Administrative Agent (to the extent it is not paid by or on behalf of Borrower, after demand for payment is made by Administrative Agent, under Section 8.19 or under the applicable provisions of any other Loan Document, but without limiting the obligation of Borrower under said Section 8.19 or such provisions), for such Lender's ratable share, based upon the respective outstanding principal balances under its Note and the other Notes, of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 8.19 or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided, however, that no Lender shall be liable for (i) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified or (ii) any loss of principal or interest with respect to Administrative Agent's Note or interest in the Loan.

Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own analysis of the collateral for the Loan and of the credit of Borrower and Guarantor, and its own decision to enter into this Agreement, and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties (including, without limitation, the Premises) or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or Guarantor (or any affiliate of them) which may come into the possession of Administrative Agent or any of its affiliates.

Failure of Administrative Agent to Act.

Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of Lenders under Section 7.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired,

Administrative Agent may call for an additional indemnity and cease, or not commence, the action indemnified against until such additional indemnity is furnished.

Resignation or Removal of Administrative Agent.

Administrative Agent may resign on at least thirty (30) days' written notice to Lenders and Borrower or upon the occurrence of an Event of Default. Administrative Agent may be removed at any time with cause by the Required Lenders, provided that Borrower and the other Lenders shall be promptly notified thereof. Upon such resignation or removal of Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall (provided there exists no Event of Default) be subject to Borrower's approval, such approval not to be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within twenty (20) days after the resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be one of Lenders, within ten (10) days, which successor Administrative Agent shall (provided there exists no Event of Default) be subject to Borrower's approval, such approval not to be unreasonably withheld or delayed (provided that such approval shall be deemed granted if such successor Administrative Agent shall be Norddeutsche Landesbank Girozentrale, New York Branch). The Required Lenders or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify Borrower and the other Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent in accordance with the foregoing, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Amendments Concerning Agency Function.

Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or functions hereunder or thereunder unless it shall have given its prior written consent thereto.

Liability of Administrative Agent.

Administrative Agent (in its capacity as Administrative Agent and not as a Lender) shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

Transfer of Agency Function.

Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify Borrower and Lenders thereof.

•	Non-Receipt of Funds by Administrative Agent; Adjustments.

•    Unless Administrative Agent shall have received notice from a Lender or Borrower (either one as appropriate being the "Payor") prior to the date on which such Lender is to make payment hereunder to Administrative Agent of Loan proceeds or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the Federal Funds Rate.

•    If, after Administrative Agent has paid each Lender's share of any payment received or applied by Administrative Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant to any bankruptcy or insolvency Law, the sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Administrative Agent's request, promptly return its share of such payment or application to Administrative Agent, together with such Lender's proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application. In addition, if a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

Withholding Taxes

Each Lender represents to each of Borrower and Administrative Agent that such Lender is entitled to receive any payments to be made to it hereunder without the withholding or backup withholding of any tax and will furnish to Borrower and Administrative Agent such forms, certifications, statements and other documents and any required renewals thereof as either of them may reasonably request from time to time to evidence such Lender's exemption from the withholding of any tax imposed by any jurisdiction or to enable Borrower and Administrative Agent to comply with any applicable Laws relating thereto. Without limiting the effect of the foregoing, such Lender will furnish to Borrower and Administrative Agent Form W-8ECI, Form W-8BEN or Form W-9 of the U.S. Internal Revenue Service, or such other forms, certifications, statements or documents and any required renewals thereof, duly executed and completed by such Lender, as evidence of such Lender's complete exemption from the withholding and backup withholding of United States tax with respect thereto. Neither Borrower nor Administrative Agent shall be obligated to make any payments hereunder to such Lender in respect of the Loan until such Lender shall have furnished to Borrower and Administrative Agent the requested form, certification, statement or document. Each Lender shall timely inform Administrative Agent and Borrower of any change to the information it previously provided on such certification, statement or document to the extent any such change affects such Lender's exemption from the withholding and backup withholding of any tax.

Sharing of Payments among Lenders.

If a Lender shall obtain payment of any principal of its Note or of interest thereon through the exercise of any right of setoff, banker's lien or counterclaim, or by any other means (including direct payment), and such payment results in such Lender receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to Lenders, then such Lender shall promptly purchase for cash from the other Lenders Participations in the Loan in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share ratably the benefit of such payment. To such end Lenders shall make appropriate adjustments among themselves (by the resale of Participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

Possession of Documents

Each Lender shall maintain possession of its own Note. Administrative Agent shall hold all other Loan Documents and related documents in its possession and maintain separate records and accounts with respect to the Loan, reflecting the interests of Lenders in the Loan, and shall permit Lenders and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

Effect of a Lender's Failure to Make an Advance

In the event any Lender fails for any reason to fund the portion it is required to fund of any advance of Loan proceeds by 3:00 p.m. (New York time) on the second Business Day after the date established by Administrative Agent as the date such advance is to be made, such Lender shall be a "Delinquent Lender" for all purposes hereunder until and unless such delinquency is cured in accordance with the terms of and by the time permitted under Section 7.17, and the following provisions shall apply:

•    Administrative Agent shall notify (such notice being referred to as the "Delinquency Notice") each Lender and Borrower of any Lender's failure to fund. Each Non-Delinquent Lender shall have the right, but in no event or under any circumstance the obligation, to fund such Delinquent Lender's portion of such advance, provided that, within twenty (20) days of the date of the Delinquency Notice (the "Election Period"), such Non-Delinquent Lender or Lenders (each such Lender, an "Electing Lender") irrevocably commit(s) by notice in writing (an "Election Notice") to Administrative Agent, the other Lenders and Borrower to fund the Delinquent Lender's portion of the advance that is the subject of the delinquency and to assume the Delinquent Lender's obligations with respect to the advancing of the entire undisbursed portion of the Delinquent Lender's Individual Loan Commitment (such entire undisbursed portion of the Delinquent Lender's Individual Loan Commitment, including its portion of the advance that is the subject of the delinquency, the "Delinquency Amount"). It shall be a condition to a Lender's right to become an Electing Lender that it concurrently commits to assume the Delinquent Lender's obligations with respect to the unadvanced portion of the Other Loan. If Administrative Agent receives more than one Election Notice within the Election Period, then the Electing Lenders sending such notices shall be deemed to have committed to fund ratable shares of the Delinquency Amount based upon the amounts of their respective Individual Loan Commitments. If there are one or more Electing Lenders and the Delinquent Lender fails to cure during the Election Period as provided in Section 7.17, then upon the expiration of the Election Period, each Electing Lender's Individual Loan Commitment shall be automatically increased by the Delinquency Amount (if there is only one Electing Lender) or such Electing Lender's ratable share, determined as aforesaid, of the Delinquency Amount (if there are two or more Electing Lenders), and the Delinquent Lender's Individual Loan Commitment shall automatically be reduced by the Delinquency Amount. Administrative Agent shall thereupon notify Borrower and each Lender of (i) the adjusted amounts of the Individual Loan Commitments and (ii) if the advance that was the subject of the delinquency was not made pursuant to Section 7.12 or was refunded by Borrower pursuant to paragraph (e) of this Section, the rescheduled date of such advance (which shall be no sooner than three (3) Business Days after such notice). In the event Administrative Agent shall have funded, pursuant to Section 7.12, the entire advance that was the subject of the delinquency (including the Delinquent Lender's portion), and Borrower shall not have refunded such advance pursuant to paragraph (e) of this Section, the Electing Lender(s) shall remit to Administrative Agent (or if Borrower has refunded such advance pursuant to said paragraph (e), to Borrower) the Delinquent Lender's portion of the advance, or their ratable shares thereof, as the case may be, within three (3) Business Days of the notice provided for in the immediately preceding sentence, and Administrative Agent (or Borrower, as applicable) shall reimburse itself from such funds for making the Delinquent Lender's portion of the advance. Notwithstanding anything to the contrary contained herein, if Administrative Agent advances its own funds in respect of a Delinquent Lender's portion of an advance, Administrative Agent shall be entitled to the interest on the portion of the Principal Amount represented thereby, from the date Administrative Agent makes such advance until the date it is reimbursed therefor.

•    In connection with the adjustment of the amounts of the Individual Loan Commitments of the Delinquent Lender and Electing Lender(s) upon the expiration of the Election Period as aforesaid, Borrower covenants that it shall, promptly following the request of the Electing Lender(s), execute and deliver to each Electing Lender and the Delinquent Lender substitute notes substantially in the form of Exhibit E and stating: "This Note is a substitute note as contemplated by Section 7.16 of the Loan Agreement; it replaces and is in lieu of that certain note made by Maker dated [date of Note] to the order of [Lender] in the principal sum of [Lender's original Individual Loan Commitment]." Such substitute notes shall be in amounts equal to such Lenders' respective Individual Loan Commitments, as adjusted. All such substitute notes shall constitute "Notes" and the obligations evidenced by such substitute notes shall be secured by the Mortgage. In connection with Borrower's execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the substitute notes and any related documents as Administrative Agent may reasonably request. The execution and delivery of substitute notes as required above shall be a condition precedent to any further advances of Loan proceeds. Upon receipt of its substitute note, the Electing Lender and the Delinquent Lender will return to Borrower their notes that were replaced, provided that the delivery of a substitute note to the Delinquent Lender pursuant to this Section 7.16 shall operate to void and replace the note(s) previously held by the Delinquent Lender regardless of whether or not the Delinquent Lender returns the same as required hereby. Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the adjustment of the amounts of Individual Loan Commitments in accordance with the foregoing provisions of this Section.

•    In the event that no Lender elects to commit to fund the Delinquency Amount within the Election Period as provided in paragraph (a) of this Section, Administrative Agent shall, upon the expiration of the Election Period, so notify Borrower and each Lender and the provisions of Section 2.09 shall apply.

•    Subject to a Delinquent Lender's right to cure as provided in Section 7.17, but notwithstanding anything else to the contrary contained in this Agreement, the Delinquent Lender's interest in, and any and all amounts due to a Delinquent Lender under, the Loan Documents (including, without limitation, all principal, interest, fees and expenses) shall be subordinate in lien priority and to the repayment of all amounts (including, without limitation, interest) then or thereafter due or to become due to the Non-Delinquent Lenders under the Loan Documents (including future advances), and the Delinquent Lender thereafter shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. Further, subject to Section 7.17, any Delinquent Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the Non-Delinquent Lenders under, any Loan Document which is made subsequent to the Delinquent Lender's becoming a Delinquent Lender.

•    If, pursuant to the operation of Section 7.12, an advance of Loan proceeds is made without Administrative Agent's receipt of a Delinquent Lender's portion thereof and Borrower has not then complied with its obligations under Section 2.09, in addition to Borrower's obligations under Section 7.12, Borrower shall, upon demand of Administrative Agent, refund the entire such advance to Administrative Agent. Borrower's failure to do so within ten (10) days of such demand shall, notwithstanding anything to the contrary contained herein or in the Mortgage, constitute an Event of Default under the Mortgage. Upon its receipt of such funds from Borrower, Administrative Agent shall promptly remit to each Non-Delinquent Lender its appropriate share thereof.

Cure by Delinquent Lender.

A Delinquent Lender may cure a delinquency arising out of its failure to fund its required portion of any advance if, within the Election Period, it remits to Administrative Agent its required portion of such advance (together with interest thereon at the Default Rate from the date such advance was to have been made if such advance was made by Administrative Agent and not refunded by Borrower pursuant to either Section 7.12 or paragraph (e) of Section 7.16), in which event Administrative Agent shall so notify Borrower and the Non-Delinquent Lenders (i) of its receipt of such funds and (ii)(A) if the advance that was the subject of the delinquency shall not have been made (or shall have been refunded by Borrower pursuant to paragraph (e) of Section 7.16), of the rescheduled date of the advance (which shall be no sooner then three (3) Business Days after such notice) or (B) if Administrative Agent shall have funded the entire advance that was the subject of the delinquency (including the Delinquent Lender's portion) and Borrower shall not have refunded such advance pursuant to paragraph (e) of Section 7.16, of its intention to reimburse itself from funds received from the Delinquent Lender (which reimbursement is hereby authorized) for funding the Delinquent Lender's required portion of the advance. In the event any Delinquent Lender cures a delinquency prior to the expiration of the Election Period (or thereafter with the consent of all of the Non-Delinquent Lenders), such Delinquent Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the Non-Delinquent Lenders under, any Loan Document which is made subsequent to that Lender's becoming a Delinquent Lender and prior to its curing the delinquency as provided in this Section, provided that such amendment or waiver of action was taken in accordance with the provisions of this Agreement. A Delinquent Lender shall have absolutely no right to cure any delinquency after the expiration of the Election Period unless all Non-Delinquent Lenders and Borrower, in their sole discretion, elect to permit such cure.

Delinquent Lender Not Excused.

Nothing contained in Sections 7.16 or 7.17 shall release or in any way limit a Delinquent Lender's obligations as a Lender hereunder and/or under any other of the Loan Documents. Further, a Delinquent Lender shall indemnify and hold harmless Administrative Agent, each of the Non-Delinquent Lenders and Borrower from any claim, loss, or costs incurred by Administrative Agent and/or the Non-Delinquent Lenders or Borrower as a result of a Delinquent Lender's failure to comply with the requirements of this Agreement, including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys' fees) incurred by Administrative Agent and any Lender or Borrower as a result of and/or in connection with (i) a Non-Delinquent Lender's acting as an Electing Lender, (ii) any enforcement action brought by Administrative Agent against a Delinquent Lender, (iii) any action brought against Administrative Agent and/or Lenders and (iv) any action brought by Borrower against a Delinquent Lender. The indemnification provided above shall survive any termination of this Agreement.

Notices Regarding Delinquent Lender

Notices by Administrative Agent or Lenders pursuant to Sections 7.16 or 7.17 may be by telephone (to be promptly confirmed in writing).

Replacement Lender.

If any Lender becomes a Delinquent Lender and none of the other Lenders elects to be an Electing Lender pursuant to Section 7.16, Borrower shall have the right, provided there exists no Event of Default, to cause an Eligible Assignee or another financial institution reasonably acceptable to Administrative Agent to assume the Delinquent Lender's obligations with respect to the Delinquency Amount on the then-existing terms and conditions of the Loan Documents (such replacement institution, a "Replacement Lender"). It shall be a condition to such assumption that the Replacement Lender concurrently assumes the obligations of the Delinquent Lender with respect to the unfunded portion of the Other Loan. Such assumption shall be pursuant to an Assignment and Assumption Agreement or, if the Delinquent Lender fails or refuses to execute an Assignment and Assumption Agreement, a written instrument reasonably satisfactory to Administrative Agent. Upon such assumption and the payment by the Replacement Lender to Administrative Agent of a fee, for Administrative Agent's own account, in the amount of $3,500, the Replacement Lender shall become a "Lender" for all purposes hereunder, with an Individual Loan Commitment in an amount equal to the Delinquency Amount, and the Delinquent Lender's Individual Loan Commitment shall automatically be reduced by the Delinquency Amount. In connection with the foregoing, Borrower shall execute and deliver to the Replacement Lender and the Delinquent Lender replacement notes substantially in the form of Exhibit E and stating: "This Note is a replacement note as contemplated by Section 7.20 of the Loan Agreement; it replaces and is in lieu of that certain note made by Maker dated [date of Note] to the order of [Delinquent Lender] in the principal sum of [Delinquent Lender's original Individual Loan Commitment]." Such replacement notes shall be in amounts equal to, in the case of the Replacement Lender's note, the Delinquency Amount and, in the case of the Delinquent Lender's note, its Individual Loan Commitment, as reduced as aforesaid. Such replacement notes shall constitute "Notes" and the obligations evidenced thereby shall be secured by the Mortgage. In connection with Borrower's execution of replacement notes as aforesaid, Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the replacement notes and any related documents as Administrative Agent may reasonably request. The Replacement Lender shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction, backup withholding and withholding of any United States federal income taxes in accordance with Section 7.13 and otherwise (i.e., even if such Replacement Lender is a United States Person) furnish to Borrower and Administrative Agent such forms, certifications, statements and other documents as either of them may reasonably request from time to time to evidence that such Replacement Lender is entitled to receive any payments to be made to it hereunder without the withholding of any tax. The execution and delivery of replacement notes as required above shall be a condition precedent to any further advances of Loan proceeds. Upon receipt of its replacement note, the Delinquent Lender will return to Borrower its note(s) that was replaced, provided that the delivery of a replacement note to the Delinquent Lender pursuant to this Section 7.20 shall operate to void and replace the note(s) previously held by the Delinquent Lender regardless of whether or not the Delinquent Lender returns same as required hereby.

Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the substitution of Lenders in accordance with the foregoing provisions of this Section.

Lenders shall reasonably cooperate with Borrower's attempts to obtain a Replacement Lender, but they shall not be obligated to modify the Loan Documents in connection therewith, other than modifications pursuant to the immediately preceding paragraph. As part of the first advance of Loan proceeds following the admission of the Replacement Lender, the Replacement Lender shall advance to Borrower, subject to the satisfaction of all conditions of this Agreement, an amount equal to the Hard and Soft Costs paid by Borrower pursuant to clause (ii) of Section 2.09.

Borrower Matters.

Except as may be expressly set forth in this Article VII, nothing in this Article VII shall affect Borrower's or Guarantor's obligations hereunder or under the other Loan Documents.

Co-Arrangers.

Notwithstanding anything to the contrary contained herein, the Co-Arrangers named on the cover page of this Agreement shall not have any duties, responsibilities or liabilities under this Agreement in their capacities as the Co-Arrangers.

ARTICLE VIII

GENERAL CONDITIONS AND PROVISIONS

Loan Balancing.

Subject to Borrower's rights under Sections 2.06 and 2.07, if at any time Administrative Agent notifies Borrower that, in Administrative Agent's reasonable judgment, the undisbursed balance of the Loan is insufficient to pay the remaining Hard and Soft Costs, Borrower shall, at its option, either (i) within twenty (20) days of Administrative Agent's notification as aforesaid, deposit with Administrative Agent an amount equal to such deficiency, which Administrative Agent shall from time to time apply, or allow Borrower to apply, to such Hard and Soft Costs, (ii) pay for such Hard and Soft Costs, as incurred, in the amount of such deficiency so that the amount of the Loan which remains to be disbursed shall be sufficient to pay all remaining Hard and Soft Costs, and Borrower shall furnish Administrative Agent with such evidence thereof as Administrative Agent shall reasonably require or (iii) within twenty (20) days of Administrative Agent's notification as aforesaid, deliver to Administrative Agent an irrevocable unconditional letter of credit in the amount of such deficiency issued by a money center bank headquartered in the United States which has total assets of at least $100,000,000,000, whose commercial paper is rated at least "A-1/P-1" and whose long-term senior unsecured debt is rated at least "A-" and is otherwise reasonably acceptable to Administrative Agent (any such bank, an "Approved LC Bank"), which letter of credit shall name Administrative Agent as the beneficiary thereof, shall be available at sight, shall otherwise be in form and substance reasonably acceptable to Administrative Agent and can be presented for payment in the Borough of Manhattan, New York (the "Loan Balancing LC"), which Administrative Agent shall from time to time draw on and apply to such Hard and Soft Costs. Borrower hereby agrees that Administrative Agent shall have a lien on and security interest in, for the benefit of Lenders, any sums deposited pursuant to clause (i) above and that Borrower shall have no right to withdraw any such sums except for the payment of the aforesaid Hard and Soft Costs as approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Lenders shall have no obligation to make any further advances of proceeds of the Loan in respect of such Hard and Soft Cost budget lines which were deemed by Administrative Agent to be deficient until (a) the sums required to be deposited pursuant to clause (i) above have been exhausted, (b) Borrower has actually paid such Hard and Soft Costs pursuant to clause (ii) above or (c) the sums available to be drawn under any Loan Balancing LC have been exhausted, as the case may be, and, in any such case, the Loan is back "in balance". Any such sums not used as provided in said clause (i) shall be released to Borrower or any Loan Balancing LC shall be returned to Borrower when and to the extent that Administrative Agent reasonably determines that the total remaining Hard and Soft Costs of completion of the Improvements is less than or equal to the undisbursed balance of the Loan; provided, however, that should an Event of Default occur and be continuing, Administrative Agent shall, at the option of the Required Lenders, apply such amounts on deposit or available under the Loan Balancing LC either to the Hard and Soft Costs of completion of the Improvements or to the immediate reduction of outstanding principal and/or interest under the Notes.

Advance Not Waiver.

Any advance of Loan proceeds hereunder made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent or Lenders, shall not constitute a waiver by Administrative Agent or Lenders of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances.

No Third-Party Beneficiaries.

This Agreement is solely for the benefit of Lenders, Administrative Agent and Borrower. All conditions of the obligations of Lenders to make advances hereunder are imposed solely and exclusively for the benefit of Lenders and may be freely waived or modified in whole or in part by Lenders at any time if in their sole discretion they deem it advisable to do so, and no Person other than Borrower (provided, however, that all conditions have been satisfied) shall have standing to require Lenders to make any Loan advances or to be a beneficiary of this Agreement or any advances to be made hereunder.

Authorization to Make Direct Advances

During the existence of any Event of Default, Borrower hereby irrevocably authorizes Lenders to advance any undisbursed Loan proceeds directly to the Construction Manager, Trade Contractors and other Persons to pay for completion of the Improvements to the extent such Persons are owed monies. All such direct advances to the extent such Persons are owed monies shall satisfy pro tanto the obligations of Lenders to Borrower hereunder regardless of the disposition thereof by the Construction Manager, any Trade Contractors or other Person.

Authorization to Advance for Interest and Fees.

Borrower hereby requests that Lenders make an advance on each Interest Payment Date to pay interest on the Notes due at such time and to pay fees in accordance with the Loan Documents that are then due, and hereby irrevocably authorizes Lenders to disburse proceeds of the Loan to pay interest accrued on the Notes as it comes due, to pay fees in accordance with the Loan Documents as they become due, to pay expenses required to be paid by Borrower under the Loan Documents or to satisfy any of the conditions hereof, including, without limitation, the payment of the fees and expenses of Lenders' Counsel and the Construction Consultant.

•	Letters of Credit.

•    Borrower, with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), may request, in lieu of advances of proceeds of the Loan, that Administrative Agent issue unconditional, irrevocable standby letters of credit (each, a "Letter of Credit") for the account of Borrower. Promptly upon Borrower's request for, and then upon issuance of, a Letter of Credit, Administrative Agent shall notify each Lender.

•    The amount of any Letter of Credit shall be limited to the amount of proceeds of the Loan available to be advanced hereunder, it being understood that the amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of proceeds available to Borrower under the Loan and shall be allocated by Administrative Agent to the Loan Budget Amount(s) it deems most appropriate in its reasonable discretion. Administrative Agent's issuance of each Letter of Credit shall be subject to Administrative Agent's determination that Borrower has satisfied all conditions precedent to its entitlement to an advance of Loan proceeds in accordance with the Loan Documents. Each Letter of Credit shall expire no later than one (1) month prior to the Maturity Date. Borrower may surrender or cause the surrender of any Letter of Credit, in which case the undrawn amount thereof shall be available as Loan proceeds.

•    In connection with, and as a further condition to the issuance of, each Letter of Credit, Borrower shall execute and deliver to Administrative Agent an application for the Letter of Credit on Administrative Agent's standard form therefor, together with such other documents, opinions and assurances as Administrative Agent shall reasonably require, and shall pay to Administrative Agent for the account of each Lender in accordance with its ratable share a letter of credit fee for each Letter of Credit equal to (i) 1.20% per annum times (ii) the daily maximum amount available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date of such Letter of Credit and thereafter on demand. Concurrent with the issuance of such Letter of Credit, Borrower shall pay directly to Administrative Agent for its own account a fronting fee with respect to the applicable Letter of Credit in an amount equal to its then customary fronting fee. In addition, Borrower shall pay directly to Administrative Agent for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Administrative Agent relating to letters of credit as from time to time are in effect. Such customary fees and standard costs and charges shall be due and payable on demand and nonrefundable.

•    The parties hereto acknowledge and agree that, immediately upon notice from Administrative Agent of any drawing under a Letter of Credit, each Lender shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loan, advance proceeds of the Loan, in an amount equal to its ratable share (based upon the undisbursed amounts of Lenders' respective Individual Loan Commitments) of such drawing, which advance shall be made to Administrative Agent to reimburse Administrative Agent, for its own account, for such drawing. Borrower hereby irrevocably authorizes Lenders to make such advances. Each Lender further acknowledges that its obligation to fund its share of drawings under Letters of Credit as aforesaid shall survive Lenders' termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents. In the event that any advance cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy or insolvency Law with respect to Borrower), then each Lender shall purchase (on or as of the date such advance would otherwise have been made) from Administrative Agent a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing.

•    Upon the occurrence and during the continuance of an Event of Default and at the written request of Administrative Agent, Borrower shall (i) deposit with Administrative Agent cash collateral in the amount of all the outstanding Letters of Credit, which cash collateral shall be held by Administrative Agent as security for Borrower's obligations in connection with the Letters of Credit and (ii) execute and deliver to Administrative Agent such documents as

Administrative Agent reasonably requests to confirm and perfect the assignment of such cash collateral to Administrative Agent.

Concerning Irrevocable Authorizations.

Any and all advances made at any time by Lenders pursuant to the irrevocable authorizations granted by Sections 8.04, 8.05 and 8.06 shall require no further direction, authorization or request for disbursement from Borrower and, except in the case of advances under Section 8.04, may be made whether or not there exists a Default or Event of Default. Any and all such disbursements shall be added to the outstanding principal balance evidenced by the Notes and shall be secured by the Mortgage. The aforesaid authorizations shall (i) not prevent Borrower from paying the contractors and other Persons, from paying the interest, or from satisfying the conditions and obligations referred to in said Sections, out of its own funds, (ii) in no event be construed so as to relieve Borrower or others from their obligations to pay such contractors or other Persons, to pay interest as and when due under the Notes, or to satisfy such conditions and obligations and (iii) except in the case of advances pursuant to Section 8.06, in no event obligate Lenders to disburse proceeds of the Loan for any such purposes.

•	Intentionally Omitted.
•	Intentionally Omitted.
•	Intentionally Omitted.

Notices

Except as expressly provided otherwise, all notices, demands, consents, approvals and statements required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally, three (3) Business Days after mailing by registered or certified mail, postage prepaid, or one (1) Business Day after delivery to a nationally recognized overnight courier service for next-day delivery providing evidence of the date of delivery, addressed to a party at its address on the signature page hereof or of the applicable Assignment and Assumption Agreement, or at such other address of which a party shall have notified the party giving such notice in writing in accordance with the foregoing requirements.

Amendments and Waivers

No amendment or material waiver of any provision of this Agreement or any other Loan Document, nor consent to any material departure by Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the party against whom such amendment, waiver or consent is sought to be enforced (it being understood, however, that the signatures of the Required Lenders and, solely for purposes of its acknowledgement thereof, Administrative Agent, shall be sufficient to bind Lenders to any such amendment, waiver or consent), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that the foregoing shall not limit or otherwise affect a provision hereof or any other Loan Document pursuant to which Administrative Agent is authorized to consent to or approve of any matter without the need for any Lender approval; provided further, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders (subject, however, to the provisions of Section 7.16(d) and Section 7.20), do any of the following: (i) reduce the principal of, or interest on, the Notes or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (ii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees due hereunder or under any other Loan Document; (iii) change the definition of Required Lenders; (iv) release any material portion of the Mortgaged Property or other collateral for the Loan other than in accordance with the Loan Documents; (v) amend this Section or any other provision requiring the consent of all Lenders; (vi) release, in whole or in part, any Guarantor other than in accordance with the Loan Documents; or (vii) increase the Loan Amount. Without limiting the foregoing, acceptance by Administrative Agent or Lenders of any sum required to be paid pursuant hereto or any other Loan Document, after its due date, or in an amount less than the sum then due, shall not constitute a waiver by Administrative Agent or Lenders of their right to require prompt payment when due of all other such sums or to declare a default or to exercise such other rights provided herein or in the other Loan Documents for such late or reduced payment.

All communications from Administrative Agent to Lenders requesting Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by or include a description or copy of the matter or thing as to which such determination, approval, consent or disapproval is requested and

(iii) shall include Administrative Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days (or five (5) Business Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the "Lender Reply Period"). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved or consented to such recommendation or determination.

Assignment; Participation.

Any Non-Delinquent Lender may at any time grant to one or more banks or other institutions not affiliated with Borrower or Guarantor (each a "Participant") participating interests in its Pro Rata Share of the Loan (the "Participations"). In the event of any such grant by a Lender of a Participation to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder. Each Lender agrees for the benefit of Borrower that any agreement pursuant to which any Lender may grant a Participation shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, however, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver described in clauses (i) through (vii) of Section 8.12 without the consent of the Participant.

Upon request by Borrower, each Lender agrees to provide Borrower with notice of all Participations sold by such Lender, which shall acknowledge and represent compliance with the above terms of this Section 8.13. Subject to the provisions of Section 8.19, Borrower agrees to provide all assistance reasonably requested by a Lender to enable such Lender to sell Participations as aforesaid, or make assignments of its interest in the Loan as hereinafter provided in this Section.

A Lender may at any time assign to any financial institution not an Affiliate of Borrower or Guarantor with the consent of Administrative Agent and if to a financial institution which is not an Eligible Lender and provided there exists no Event of Default, with the consent of Borrower, which consents shall not be unreasonably withheld or delayed (such assignee, an "Assignee") all or a proportionate part of all of its rights and obligations under this Agreement and its Note, and such Assignee shall assume rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and the assigning Lender, provided no Assignee shall be an Affiliate of Borrower or Guarantor, provided, further, that, (i) concurrently with such assignment, the assigning Lender also assigns, and the Assignee assumes, a proportionate part of the assigning Lender's rights and obligations under the Other Loan and (ii) after giving effect to such assignment (and the related assignment with respect to the Other Loan), in each case, the Assignee's aggregate portion of the Loan and the Other Loan and, in the case of a partial assignment of a Lender's interest, the assigning Lender's aggregate portion of the Loan and the Other Loan will each be equal to or greater than $5,000,000. Upon (i) execution and delivery of such instrument, (ii) payment by such Assignee to the assigning Lender of an amount equal to the purchase price agreed between such Lender and such Assignee and (iii) payment by such Assignee to Administrative Agent of a fee, for Administrative Agent's own account, in the amount of $3,500, such Assignee shall be a party to this Agreement and shall have all the rights and obligations of a Lender as set forth in such Assignment and Assumption Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph, substitute notes, in the form of Exhibit E, shall be issued to the assigning Lender (in the case of a partial assignment) and Assignee by Borrower, in exchange for the return of the assigning Lender's original Note. All such substitute notes shall constitute "Notes" and the obligations evidenced by such substitute notes shall constitute obligations secured by the Mortgage. In connection with Borrower's execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the substitute notes and any related documents as Administrative Agent may reasonably request. Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction, backup withholding and withholding of any United States federal income taxes in accordance with Section 7.13 and otherwise furnish to Borrower and Administrative Agent such forms, certifications, statements and other documents as either of them may reasonably request from time to time to evidence that such Assignee is entitled to receive any payments to be made to it hereunder without the withholding of any tax or increased liability for any Additional Costs.

Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with assignments in accordance with the foregoing provisions of this Section.

Any Lender may at any time freely assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

Borrower recognizes that in connection with a Lender's selling of Participations or making of assignments, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, Guarantor or the Loan may be exhibited to and retained by any such Participant or Assignee or prospective Participant or Assignee. A Lender's delivery of any financial statements and appraisals to any such Participant or Assignee or prospective Participant or Assignee shall be done on a confidential basis.

Setoff.

In addition to (and without limitation of) any right of setoff, bankers' lien or counterclaim Administrative Agent or any Lender may otherwise have, Administrative Agent and each Lender shall be entitled, but only with the prior consent of the Required Lenders, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of Administrative Agent's or such Lender's offices against any amount payable by Borrower to Administrative Agent or such Lender hereunder or under any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and (in the case of a Lender) Administrative Agent thereof; provided, however, that Administrative Agent's or such Lender's failure to give such notice shall not affect the validity thereof.

Successors and Assigns.

Except as herein provided, this Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and Lenders and their respective heirs, personal representatives, successors and assigns. Notwithstanding the foregoing, Borrower may not assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder, including, but not limited to, performance of and compliance with conditions hereof and the right to receive the proceeds of current or future advances without the prior written consent of each Lender, which consent may be granted or denied in the sole and absolute discretion of each such Lender.

Severability.

The provisions hereof are intended to be severable. Any provisions hereof, or the application thereof to any Person or circumstance, which, for any reason, in whole or in part, is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (or the remaining portions of such provision) or the application thereof to any other Person or circumstance, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision (or portion thereof) or the application thereof to any Person or circumstance in any other jurisdiction.

Non-Waiver; Remedies Cumulative.

No failure or delay on Administrative Agent's or any Lender's part in exercising any right, remedy, power or privilege hereunder or under any of the other Loan Documents or provided by law (hereinafter in this Section, each a "Remedy") shall operate as a waiver of any such Remedy or shall be deemed to constitute Administrative Agent's or any Lender's acquiescence in any default by Borrower or Guarantor under any of said documents. A waiver by Administrative Agent or any Lender of any Remedy on any one occasion shall not be construed as a bar to any other or future exercise thereof or of any other Remedy. The Remedies are cumulative, may be exercised singly or concurrently and are not exclusive of any other Remedies.

Certain Waivers.

Borrower hereby irrevocably and unconditionally waives (i) promptness and diligence (except to the extent otherwise provided herein or in the other Loan Documents), (ii) notice of any actions taken by Administrative Agent or any Lender hereunder or under any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein or such other Loan Documents, (iii) except to the extent otherwise provided herein or in the other Loan Documents, all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of Borrower's obligations hereunder and under the other Loan Documents, the omission of or delay in which, but for the provisions of this Section, might constitute grounds for relieving Borrower of any of its obligations hereunder or under the other Loan Documents, (iv) any requirement that Administrative Agent or any Lender protect, secure, perfect or insure any lien on any collateral for the Loan or exhaust any right or take any action against Borrower, Guarantor or any other Person or against any collateral for the Loan, (v) any right or claim of right to cause a marshalling of Borrower's assets and (vi) all rights of subrogation or contribution, whether arising by contract or operation of law or otherwise by reason of payment by Borrower pursuant hereto or to any other Loan Document. BORROWER, LENDERS AND ADMINISTRATIVE AGENT FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF ADMINISTRATIVE AGENT OR LENDERS OR BORROWER WITH RESPECT TO THIS AGREEMENT, THE NOTES OR OTHERWISE IN RESPECT OF THE LOAN, ANY AND EVERY RIGHT TO A TRIAL BY JURY.

Expenses; Indemnification.

Borrower covenants and agrees to pay all (i) reasonable actual, out-of-pocket costs, expenses and charges (including, without limitation, all fees and charges of engineers, appraisers, the Construction Consultant and Lenders' Counsel) incurred by Administrative Agent or any Lender in connection with (x) the preparation for and consummation of the transactions contemplated hereby or for the performance hereof and of the other Loan Documents, and for any services which may be required in addition to those normally and reasonably contemplated hereby and (y) the enforcement hereof or of any or all of the other Loan Documents and (ii) the reasonable actual out-of-pocket costs and expenses incurred by PB Capital, NordLB and Administrative Agent in connection with the syndication of the Loan and the Other Loan; provided, however, that Borrower shall not be responsible for (1) the fees and expenses of legal counsel for Lenders other than Lenders' Counsel incurred in connection with said counsel's review of this Agreement, the other Loan Documents and the loan documents evidencing or securing the Other Loan (the "Other Loan Documents"), (2) costs, expenses and charges incurred by Administrative Agent in connection with the administration of the Loan (other than the administration fee required by Section 6.19 and the reasonable fees and expenses of Lenders' Counsel and the Construction Consultant) and (3) for an amount in excess of $50,000 for the syndication of the Loan and the Other Loan, including, without limitation, the fees and expenses of Lenders' Counsel in connection therewith. In connection with the foregoing and the below provisions of this Section 8.19 (and without limiting the express limitations with respect to Lenders' Counsel above with respect to syndication of the Loan and the Other Loan), Lenders agree, to the extent practicable, to appoint a single counsel and local counsel, selected by Administrative Agent, to act on behalf of all Lenders in connection with the enforcement of the Loan Documents and the Other Loan Documents. If Borrower fails to pay within ten (10) Business Days after demand (together with reasonably detailed supporting documentation) any costs, charges or expense required to be paid by it as aforesaid, and Administrative Agent or any Lender pays such costs, charges or expenses, Borrower shall reimburse Administrative Agent or such Lender, as appropriate, on demand for the amounts so paid, together with interest thereon at the Default Rate. Borrower further agrees to indemnify Administrative Agent and each Lender and their respective directors, officers, employees and agents from, and hold each of them harmless against, (x) any and all losses arising out of or by reason of any governmental investigation or litigation or other proceedings (including any threatened governmental investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loan, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings and (y) any and all claims, actions, suits, proceedings, costs, expenses, losses, damages and liabilities of any kind, including in tort, penalties and interest, brought or asserted by a third party, arising out or by reason of any matter relating, directly or indirectly, to the ownership, condition, development, construction, sale, rental or financing of the Premises or Improvements or any part thereof (but excluding any such losses, liabilities, claims, damages or expenses incurred solely by reason of any default by Administrative Agent or any Lender hereunder or under any of the other Loan Documents or the gross negligence or willful misconduct of the party to be indemnified). In addition to the foregoing, Borrower shall pay any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by Administrative Agent or any Lender as a result of the funding of the Loan, the issuance of any Letters of Credit or the acceptance of payments or of collateral under the Loan Documents. The obligations of Borrower under this Section and under Sections 3.01, 3.03 and 6.07 shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Individual Loan Commitments.

Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

Lenders' Right to Terminate

In the event the Initial Advance is not made within ninety (90) days of the date hereof, the Required Lenders shall have the absolute right, at their option, to terminate Lenders' obligations to Borrower under this Agreement and the loan commitment represented hereby. In the event of such termination, the Required Lenders shall direct Administrative Agent to send notice thereof to the other Lenders and Borrower.

Trust Fund.

This Agreement is subject to the trust fund provisions of the Lien Law, including, without limitation, Section 13 thereof.

Governing Law; Jurisdiction.

This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of New York (without giving effect to New York's principles of conflicts of law). Borrower, Administrative Agent and each Lender hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or United States federal court sitting in The City of New York (or any county in New York State where any portion of the Mortgaged Property is located) over any suit, action or proceeding arising out of or relating to this Agreement, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or United States federal court sitting in The City of New York (or such other county in New York State) may be made by certified or registered mail, return receipt requested, directed to Borrower at the address indicated on the signature page hereof, and service so made shall be complete five (5) days after the same shall have been so mailed.

Integration.

The Loan Documents and the Supplemental Fee Letter constitute the entire agreement among Administrative Agent, Borrower and Lenders relating to the transactions contemplated thereby (except with respect to agreements among Lenders or with Administrative Agent relating solely to compensation, consideration and the syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.

Gross-Up for Taxes.

All payments made by Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any United States future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority, excluding income taxes, branch profits tax and franchise or other taxes (imposed in lieu of income taxes) imposed on a Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or its Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to such Lender hereunder or under its Note, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable with respect to the Loan at the rates or in the amounts specified in this Agreement and its Note; provided, however, notwithstanding anything to the contrary contained in this Agreement, that Borrower shall not be required to increase any such amounts payable to such Lender if (A) such Lender fails to comply with the requirements of Section 7.13 or (B) to the extent any increase in such amounts required to be withheld is not a result of a change in Law or treaty. With respect to any Participant or Assignee under Section 8.13, "change in Law or treaty" shall be compared to the Law at the time such Participant or Assignee became a party to this Agreement, and not based on the Law as of the date hereof; provided further, solely for the avoidance of doubt, Borrower may avail itself of its rights to substitute a Lender pursuant to Section 3.05 to the extent of any tax gross-ups as described in this Section 8.25. Whenever any Non-Excluded Taxes are payable by Borrower (for which Borrower is obligated to pay additional amounts), as promptly as possible after payment thereof Borrower shall send to Administrative Agent for the account of such Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any such Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent the required receipts or other required documentary evidence, Borrower shall indemnify such Lender for any incremental taxes, interest or penalties that may become payable by such Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

Patriot Act Notice.

To help fight the funding of terrorism and money laundering activities, United States federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For purposes of this section, "account" shall be understood to include account(s) opened in connection with the Loan, including, without limitation, the Building Loan Trust Account.

Limitation on Liability.

Each of Borrower, Administrative Agent and Lenders waives any right to assert or make any claim against the other (or to sue the other upon any claim for) any special, indirect, incidental, punitive or consequential damages in respect of any breach or wrongful conduct (whether the claim is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to this Agreement, the other Loan Documents or the transactions contemplated hereby and/or thereby, or any act, omission or event in connection therewith.

ARTICLE IX

PARTICULAR PROVISIONS

The foregoing Articles of this Agreement are subject to the following further provisions:

Subordination.

Provided there exists no Event of Default or monetary or bankruptcy-related Default, Administrative Agent shall, on Borrower's written request, subordinate the liens of the Mortgage and the Other Mortgage to the Declaration and shall execute the appropriate instruments (reasonably satisfactory to Administrative Agent in all respects) in recordable form to effect such subordination, upon the satisfaction of the following conditions:

(a)  Administrative Agent shall have received a copy of the Declaration and Tax Lot Drawings, which shall be in proper form for recording or filing, as necessary, in the Office of the City Register of the City of New York, together with (i) a copy of a "no-action letter" issued by the New York State Department of Law or (ii) an offering plan that has been accepted for filing by the New York Department of Law, as same may be amended from time to time;

(b)  the title policy or policies insuring the Mortgage and the Other Mortgage shall have been endorsed to (i) provide affirmative insurance to the effect that the Premises and Improvements and the improvements comprising the Residential Unit and the Retail Unit constitute a condominium validly created under the Condominium Act, (ii) amend the legal description of the Premises to accurately describe the Retail Unit and the Residential Unit and (iii) provide a standard condominium endorsement to such title policy or policies indicating that Administrative Agent still has a first priority lien which encumbers the Retail Unit and Residential Unit in form and substance reasonably satisfactory to Administrative Agent;

(c)  Borrower shall have caused to be duly executed and delivered to Lender (i) an Assignment of Developer's Rights in the form of Exhibit G, (ii) conditional resignations of the officers and members of the Board of Directors of the applicable condominium association appointed or elected by Borrower as owner of the Retail Unit in the form of Exhibits H-1 and H-2, respectively and (iii) an Agreement regarding Management Agreement in the form of Exhibit I;

(d)  Administrative Agent shall have received one or more opinions from Borrower's counsel to the effects that (i) the Condominium Documents satisfy all applicable requirements of Governmental Authorities and have been duly executed and, where necessary, duly recorded or filed pursuant to the Condominium Act, (ii) all requirements of any applicable Law relating to the formation of or conversion to, as the case may be, a Condominium have been duly satisfied and the Condominium has been duly created and no filing, registration or other compliance with any United States federal or state securities or other Law will be required in connection with the sale of Units, or if such filing is necessary, that the applicable Law governing the same has been fully complied with and (iii) the documents referred to in paragraph (c) of this Section have each been duly authorized, executed and delivered by the respective parties thereto and are enforceable against said parties in accordance with their respective terms; and

(e)  the board of managers of the Condominium which shall be created by the Condominium Documents shall have furnished to Administrative Agent at no cost or expense to Administrative Agent, evidence of the property insurance required by the Mortgage naming Administrative Agent as Mortgagee, Borrower, the Residential Unit owner (and its mortgagee, if any) and said board of managers of the Condominium as loss payees.

Release of Residential Unit.

Provided there exists no Default or Event of Default, Administrative Agent shall release the Residential Unit from the liens of the Mortgage and the Other Mortgage upon the satisfaction of the following conditions: (a) Borrower shall have complied in all material respects with the provisions of Section 9.01, (b) Administrative Agent shall have received not less than fifteen (15) Business Days' prior written notice of the proposed release, (c) if in connection with such release, there is to be a sale or transfer of the Residential Unit such that Borrower shall no longer be the owner thereof, a notice (the "RU Transfer Notice") from Borrower to Administrative Agent as to whether such owner of the Residential Unit is an Affiliate of Borrower or is not an Affiliate of Borrower, (d) if the RU Transfer Notice indicates such owner will not be an Affiliate of Borrower, Home Depot, Century 21 and Kohl's shall each have (x) taken possession of its space under its respective lease, (y) begun paying rent under its respective lease and (z) be open for business to the public, (e) if the RU Transfer Notice indicates the owner will be an Affiliate of Borrower or if Borrower will continue as owner of the Residential Unit, an undertaking reasonably satisfactory in form and substance to Administrative Agent from such Affiliate or Borrower, as applicable, that the Residential Unit will not be transferred to a Person which is not an Affiliate of Borrower until such time as requirements of clauses (x), (y) and (z) of the immediately preceding clause (d) have been satisfied with respect to each of Home Depot, Century 21 and Kohl's; (f) liability and property insurance reasonably required by Administrative Agent shall be in place for the benefit of the Condominium, Borrower, Lenders and Administrative Agent in connection with the construction of the Residential Unit; (g) Administrative Agent shall have received evidence reasonably satisfactory to it that adequate safeguards and protections are in place for any tenants of the Retail Unit, their customers and the public, including, if necessary, appropriate covered walkways, that construction of the Residential Unit will not unreasonably interfere with the use and enjoyment of the Retail Unit during construction of the Residential Unit, that adequate pedestrian and vehicular ingress and egress exists for the use and operation of the Retail Unit and that adequate parking is available; (h) the Condominium, Borrower, Lenders and Administrative Agent shall each be indemnified by Guarantor against claims by any third Person for defects in construction or deviations from plans and specifications for the Residential Unit; and (i) to the extent not already contained in the Condominium Documents, reasonable and customary reciprocal easements are in place between the Residential Unit and the Retail Unit. From and after the date Administrative Agent releases the Residential Unit in accordance with the terms of this Agreement, the term "Premises" for purposes of this Agreement, shall be deemed to mean the premises then encumbered by the Mortgage, including the Retail Unit, in which the ownership thereof is retained by Borrower after the Declaration and Tax Lot Drawings are recorded in the Office of the City Register of the City of New York.

Special Purpose Entity.

Borrower represents that it is a Single-Purpose Entity, except that, prior to the date hereof Borrower has provided certain guaranties, indemnities and undertakings more particularly described in (a) the Amended and Restated Management and Development Agreement dated as of July 3, 2002 between Guarantor and Vornado Management Corp. and (b) the Reimbursement Agreement dated as of July 3, 2002 by and among Guarantor, 731 Commercial LLC, 731 Residential LLC and Vornado Realty L.P., and covenants and agrees that it shall maintain such status and shall not: (i) engage in any business other than that arising out of the ownership, operation and development of the Mortgaged Property; (ii) commingle its assets with the assets of any other person or entity; (iii) incur indebtedness other than as contemplated by this Agreement (including Permitted Debt); (iv) guarantee the obligations of any person or entity; or (v) except as contemplated by this Agreement, partition, or cause to be partitioned, the Mortgaged Property.

(a) Maturity Date Extension.Provided there exists no Event of Default, monetary Default or non-monetary material Default, Borrower shall have the option, once only, to extend the maturity date of the Loan and the Other Loan (collectively, the "Total Loan") for up to twelve (12) months so long as (i) the Improvements have been substantially completed as contemplated in Section 6.08, (ii) Administrative Agent shall have received a notice of the request for extension within thirty (30) to one hundred twenty (120) days prior to the scheduled Maturity Date, (iii) Administrative Agent shall have received on behalf of Lenders on or prior to the Maturity Date an extension fee in an amount equal to 0.10% (ten basis points) of the sum of the aggregate Principal Amount of the Total Loan and the aggregate unadvanced portion of the Total Loan (such sum, the "Total Commitment"), (iv) the ratio of the Total Commitment to the current market value of the Mortgaged Property remaining subject to the Mortgage as determined by an appraisal ordered and received by Administrative Agent in conjunction with the request for extension shall not exceed 70% (provided Borrower may unilaterally reduce the

Total Commitment to the extent then undrawn pursuant to documentation reasonably satisfactory in form and substance to Administrative Agent), (v) the Debt Service Coverage Ratio (which for purposes of this Section 9.04 shall be calculated based on the tenants in possession of their space under Leases approved or deemed approved in accordance with this Agreement and who are then actually paying rent (i.e., not in a free rent period) as of the Maturity Date to be extended and without regard to the length of the period for which any such tenant shall have been paying rent) for the four (4) Measurement Periods to follow shall not be less than 1.05 to 1.0, (vi) any interest rate hedging product then in effect pursuant to Section 6.23 has been extended for the extension term for the Total Commitment (as the same may be reduced as contemplated above and based on the then outstanding principal balance of the Loan and the Other Loan and the contemplated draw schedule then in effect with respect to the remaining unfunded Total Commitment (as the same may have been so reduced)), unless the LIBO Rate with an Interest Period of one (1) month has been less than 6.25% for the two (2) consecutive weeks prior to the maturity date to be extended, (vii) Borrower shall have delivered to Administrative Agent with the extension notice a certificate (which shall be deemed remade as of the maturity date to be extended), that the representations and warranties (other than those made as of a specific date) made to Administrative Agent and/or Lenders herein, in the other Loan Documents and in any other document, certificate or statement executed or delivered to Administrative Agent and/or Lenders in connection with the Loan or the Other Loan shall be true and correct on and as of the date of the maturity date with the same effect as if made on such date except for Certain Changes, (viii) Borrower executes and delivers an extension agreement with respect to the Notes and the Other Note and Guarantor reaffirms its obligations under the Guaranty pursuant to documentation reasonably satisfactory in form and substance to Administrative Agent, (ix) Administrative Agent shall have received evidence reasonably satisfactory to it that the financial covenants set forth in paragraph 12 of the Guaranty continue to be satisfied and (x) Borrower shall have paid all reasonable actual, out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) of Administrative Agent in connection with such extension. Any such notice of extension by Borrower may be withdrawn by Borrower in a notice to Administrative Agent on or prior to the maturity date, so long as, in connection with such withdrawal, the amounts owed pursuant to clause (x) above are paid within ten (10) days after Administrative Agent's demand therefor but in any event on or prior to the Maturity Date (provided Borrower receives at least one (1) Business Day's notice thereof). If Borrower is unable to extend due solely to the failure to meet the Debt Service Coverage Ratio test set forth in clause (v) above, Borrower may on or prior to the maturity date to be extended either (x) (subject to the prepayment provisions set forth in this Agreement) prepay the Total Loan by an amount such that upon recomputation of such Debt Service Coverage Ratio test the condition set forth in clause (v) above is then satisfied or (y) deposit cash collateral in an account under the sole dominion and control of Administrative Agent which is assigned, pledged and/or delivered to Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent in an amount (the "Reduction Amount") which if it were to be applied in prepayment of the Total Loan would result in the Debt Service Coverage Ratio test set forth in clause (v) above being satisfied or (z) deliver to Administrative Agent an irrevocable unconditional letter of credit issued by an Approved LC Bank in the Reduction Amount, which letter of credit shall name Administrative Agent as the beneficiary thereof, shall be available at sight and shall otherwise be in form and substance reasonably acceptable to Administrative Agent and can be presented for payment in the Borough of Manhattan, New York (any such letter of credit, the "Extension LC"). If an Event of Default shall occur and is continuing, Administrative Agent shall at the option of the Required Lenders, apply the amounts on deposit pursuant to clause (y) above or which are available under the Extension LC in reduction of the principal and/or interest under the Loan and the Other Loan as Administrative Agent shall elect.

(b) Completion Date Extension.Provided there exists no Event of Default, monetary Default or non-monetary material Default, Borrower shall have the option, once only, to extend the Completion Date for up to ninety (90) days so long as (i) Administrative Agent's has received a notice of the request for extension not later than ten (10) days prior to the scheduled Completion Date and (ii) Administrative Agent has received evidence reasonably satisfactory to it that no Lease then contains a completion or delivery date (the failure to meet would allow the tenant under such Lease to terminate such Lease) on or prior to the date to which the Completion Date is to be extended.

Severance.

Administrative Agent shall have the right to modify the Total Loan in order to create one or more notes of equal or varying priority and interest rates provided that (a) the total principal balance of the Total Loan as of the effective date of such modification equals the outstanding principal balance of the Total Loan immediately prior to such modification, (b) the weighted average stated interest rate of all such notes on the date created shall equal the stated interest rates that were applicable to the Total Loan immediately prior to the modification of Total Loan and (c) principal shall be paid in such a manner that one note is not paid down before or at a quicker rate than another such that the weighted average stated interest rate of all such notes increases due to the manner in which the notes are paid off relative to one another. Borrower, Administrative Agent and Lenders shall promptly execute an amendment to this Agreement, the Note, and the Loan Documents to evidence such modification and such document shall be reasonably satisfactory to Borrower. Borrower shall cooperate with all reasonable requests of Administrative Agent in order to establish the "component" notes and shall execute and deliver such documents as shall reasonably be required by Administrative Agent.

Bridge.

Administrative Agent and Lenders acknowledge receipt and approval of the current draft (version 6) of an Agreement, Deed of Cession, Grant of Easements and Amendment to 1987 Agreement among Guarantor, Borrower, Alexander's Rego Shopping Center, Inc. and The City of New York (the "Draft Mapping Agreement"). Borrower hereby covenants and agrees to promptly cause the Draft Mapping Agreement to be recorded after the date hereof with the Office of the City Register, Queens County, when the same has been duly authorized, executed and delivered. In connection therewith, the liens of the Mortgage and the Other Mortgage will need to be subordinated. Administrative Agent agrees to execute appropriate instruments (reasonably satisfactory to Administrative Agent in all respects) in recordable form to effect such subordination, upon satisfaction of the following conditions:

•    Administrative Agent shall have received a copy of the mapping agreement to be recorded with any material changes to the Draft Mapping Agreement to be subject to the approval of Administrative Agent, which approval shall not be unreasonably conditioned, withheld or delayed;

•    Borrower shall execute and deliver to Administrative Agent a mortgage spreader agreement for each of the mortgages comprising the Mortgage and the Other Mortgage pursuant to which the liens of each such mortgage are spread to encumber the easements, rights and benefits inuring to Borrower and the "Air Volume" (as defined in the Draft Mapping Agreement) in which the pedestrian and vehicular bridge is to be constructed, together with Section 255 Affidavits;

•    an endorsement to each of the title policies insuring the Mortgage and the Other Mortgage which shall insure the liens thereof as spread pursuant to the mortgage spreader agreements referred to above; and

•    an opinion of counsel with respect to Borrower's due authorization, execution and delivery of the mortgage spreader agreements referred to above, which shall be reasonably satisfactory in form and substance to Administrative Agent.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

ALEXANDER’S OF REGO PARK II, INC. a Delaware corporation

By:	/s/ Alan J. Rice
Alan J. Rice Secretary

Address for notices:

c/o Alexander’s, In 210 Route 4 East Paramus, New Jersey 07652 Attention: Chief Finacial Officerc

and to:

Vornado Realty Trust 888 Seventh Avenue New York, New York 10019 Attention: Executive Vice President – Capital Markets

with a copy to:

Vornado Realty Trust 888 Seventh Avenue New York, New York 10019 Attention: Corporation Counsel

and to:

Sullivan & Cromwell, LLP 125 Broad Street New York, New York 10004 Attention: Arthur S. Adler, Esq.

SIGNATURES

PB CAPITAL CORPORATION (as Lender and as Administrative Agent)

By:	/s/ Ann S. Wilhelm
Ann S. Wilhelm Senior Director

By:	/s/ Daniel T. Cerulli
Daniel T. Cerulli Senior Director

Address for notices and Applicable Lending Office:

PB Capital Corporation 230 Park Avenue New York, New York 10169 Attention: Real Estate Finance

SIGNATURES

NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH (as Lender)

By:	/s/ J. Malte Stoeckhert
J. Malte Stoeckhert Senior Director and Manager

By:	/s/ Dirk Ziemer
Dirk Ziemer Vice President

Address for notices and Applicable Lending Office:

Norddeutsche Landesbank Girozentrale, New York Branch 1114 Avenue of the Americas, 37th Floor New York, New York 10036 Attention: Real Estate Finance / Lita Kot

SIGNATURES

WELLS FARGO BANK, NATIONAL ASSOCIATION (as Lender)

By:	/s/ Yorick Starr
Yorick Starr Vice President

Address for notices and Applicable Lending Office:

Wells Fargo Bank, National Association 40 West 57th Street New York, New York 10019 Attention: Yorick Starr

SIGNATURES

LANDESBANK BADEN-WURTTEMBERG, NEW YORK BRANCH (as Lender)

By:	/s/ Leonard J. Crann
Leonard J. Crann Head of Real Estate Finance Department

By:	/s/ Robert Dowling
Robert Dowling Vice President

Address for notices and Applicable Lending Office:

Landesbank Baden-Wurremberg, New York Branch 280 Park Avenue 31st Floor, West Building New York, New York 10017 Attention: Mr. Leonard J. Crann

SIGNATURES

BANK OF IRELAND, CONNECTICUT BRANCH (as Lender)

By:	/s/ Conor Linehan
Conor Linehan Director

By:	/s/ Declan Meagher
Declan Meagher Managing Director

Address for notices and Applicable Lending Office:

Bank of Ireland, Connecticut Branch 300 First Stamford Place Stamford, Connecticut 06902 Attention: Mr. Conor Linehan Mr. Declan Meagher

[Borrower]

STATE OF NEW YORK	)
:	ss.:
COUNTY OF NEW YORK	)

On the 19th day of December in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared Alan J. Rice, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

By:	/s/ Ilona Jacqueline Williams
Ilona Jacqueline Williams Notary Public

My Commission Expires: July 3, 2010

[PB Capital]

STATE OF NEW YORK	)
:	ss.:
COUNTY OF NEW YORK	)

On the 20th day of December in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared Ann S. Wilhelm and Daniel T. Cerulli, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

By:	/s/ Elizabeth Cava
Elizabeth Cava Notary Public, State of New York

My Commission Expires: February 28, 2011

[NordLB]

STATE OF NEW YORK	)
:	ss.:
COUNTY OF NEW YORK	)

On the day of December in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared J. Malte Stoeckhert and Dirk Ziemer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

By:	/s/ Elizabeth Cava
Elizabeth Cava Notary Public, State of New York

My Commission Expires: February 28, 2011

[Wells Fargo]

STATE OF NEW YORK	)
:	ss.:
COUNTY OF NEW YORK	)

On the 18th day of December in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared Yorick Starr, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

By:	/s/ Kimberly Di Stefano
Kimberly Di Stefano Notary Public, State of New York

My Commission Expires: December 4, 2010

[LBBW]

STATE OF NEW YORK	)
:	ss.:
COUNTY OF NEW YORK	)

On the 18th day of December in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared Leonard J. Crann and Robert Dowling, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

By:	/s/ Anna Berdan
Anna Berdan Notary Public, State of New York

My Commission Expires: January 16, 2011

[Bank of Ireland]

STATE OF CONNECTICUT	)
:	ss.:
COUNTY OF FAIRFIELD	)

On the 19thday of December in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared Conor Linehan and Declan Meagher, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

By:	/s/ Susan Crawford
Susan Crawford Notary Public, State of Connecticut

My Commission Expires:

TABLE OF CONTENTS

Page

ARTICLE I	PARTICULAR TERMS, DEFINITIONS AND RULES OF CONSTRUCTION	1
Section 1.01.	Particular Terms	1
Section 1.02.	Definitions	2
Section 1.03.	Rules of Construction	23
ARTICLE II	LOAN ADVANCES	23
Section 2.01.	Advances Generally	23
Section 2.02.	Certification and Verification of Costs	24
Section 2.03.	Procedures for Advances	25
Section 2.04.	Held-Back Amounts; Advances for Soft Costs After Completion	26
Section 2.05.	Stored Materials	27
Section 2.06.	Contingency Advances	29
Section 2.07.	Reallocation of Amounts on Construction Cost Statement	29
Section 2.08.	Certain Limitations on Advances	30
Section 2.09.	Nature of Lenders' Obligations; Borrower's Rights and Obligations in Event a Lender Fails to Make an Advance30
Section 2.10.	Notes	30
Section 2.11.	Payments and Distributions; Certain Consequences of Delinquent Lender Status	31
Section 2.12.	Interest	32
Section 2.13.	Elections, Conversions and Continuations of Interest Rate	32
Section 2.14.	Minimum Amounts and Maximum Number of Tranches	33
Section 2.15.	Inapplicability of LIBOR Loans	34
Section 2.16.	Late Payment Premium	34
Section 2.17.	Voluntary Prepayments	34
Section 2.18.	Acceleration of Advances	35
Section 2.19.	LIBOR Margin Reduction	35
ARTICLE III	YIELD MAINTENANCE ETC	35
Section 3.01.	Additional Costs and Other Effects of Regulatory Changes; Taxes	35
Section 3.02.	Limitations on Availability of LIBOR Loans	37
Section 3.03.	Certain Compensation	37
Section 3.04.	"Lender" to Include Participants	38
Section 3.05.	Substitution of Lenders	38
ARTICLE IV	CONDITIONS PRECEDENT	40
Section 4.01.	Conditions Precedent to Initial Advance	40
Section 4.02.	Conditions to Advances After the Initial Advance	48
Section 4.03.	Conditions to Last Hard Costs Advance	50
ARTICLE V	REPRESENTATIONS AND WARRANTIES	51
Section 5.01.	Due Formation, Power and Authority	51
Section 5.02.	Legally Enforceable Agreements	52
Section 5.03.	Financial Statements	52
Section 5.04.	Compliance With Laws; Payment of Taxes	52
Section 5.05.	Litigation	52
Section 5.06.	No Conflicts or Defaults	52
Section 5.07.	Solvency	53
Section 5.08.	Governmental Regulation	53
Section 5.09.	Insurance	53
Section 5.10.	ERISA	53

(i)

Page

Section 5.11.	Other Documents	53
Section 5.12.	No Default	53
Section 5.13.	Accuracy of Information; Full Disclosure	54
Section 5.14.	Separate Tax and Zoning Lot	54
Section 5.15.	Requisition as Reaffirmation	54
Section 5.16.	Plans and Specifications and Improvements	54
Section 5.17.	Utility Services	54
Section 5.18.	Creation of Liens	55
Section 5.19.	Roads	55
Section 5.20.	Construction Prior to Closing	55
Section 5.21.	Lien Law Statement	55
Section 5.22.	Anti-Money Laundering; OFAC; Patriot Act	55
ARTICLE VI	COVENANTS OF BORROWER	56
Section 6.01.	Compliance with Laws; Payment of Taxes	56
Section 6.02.	Leases and Premises Documents	56
Section 6.03.	Continuing Accuracy of Representations and Warranties	58
Section 6.04.	Covenants, Restrictions and Easements	58
Section 6.05.	Inspection and Cooperation	58
Section 6.06.	Payment of Costs	58
Section 6.07.	Brokers	59
Section 6.08.	Construction of Improvements	59
Section 6.09.	Project Sign	61
Section 6.10.	Building Loan Trust Account	61
Section 6.11.	Certain Materials to be Submitted	61
Section 6.12.	Correction of Defects and Departures from Plans and Specifications	61
Section 6.13.	Change Orders	61
Section 6.14.	Regarding Construction Contracts	62
Section 6.15.	Security of Site	62
Section 6.16.	Intentionally Omitted	62
Section 6.17.	Development, Management and Leasing of Premises	62
Section 6.18.	Maintenance, Management, Service and Leasing Contracts	63
Section 6.19.	Administration Fee	64
Section 6.20.	Fees Required by Supplemental Fee Letter	64
Section 6.21.	Reporting Requirements	64
Section 6.22.	Condominium Covenants	66
Section 6.23.	Hedging Product	67
Section 6.24.	Lockbox	67
Section 6.25.	Transfers	67
Section 6.26.	Financial Covenants	67
Section 6.27.	ICIP	68
Section 6.28.	Security Deposits	68
Section 6.29.	Distributions	70
ARTICLE VII	ADMINISTRATIVE AGENT; RELATIONS AMONG LENDERS	70
Section 7.01.	Appointment, Powers and Immunities of Administrative Agent	70
Section 7.02.	Reliance by Administrative Agent	71
Section 7.03.	Defaults	71
Section 7.04.	Rights of Administrative Agent as Lender	72
Section 7.05.	Sharing of Costs by Lenders; Indemnification of Administrative Agent	72

(ii)

Page

Section 7.06.	Non-Reliance on Administrative Agent and Other Lenders	73
Section 7.07.	Failure of Administrative Agent to Act	73
Section 7.08.	Resignation or Removal of Administrative Agent	73
Section 7.09.	Amendments Concerning Agency Function	74
Section 7.10.	Liability of Administrative Agent	74
Section 7.11.	Transfer of Agency Function	74
Section 7.12.	Non-Receipt of Funds by Administrative Agent; Adjustments	74
Section 7.13.	Withholding Taxes	75
Section 7.14.	Sharing of Payments among Lenders	76
Section 7.15.	Possession of Documents	76
Section 7.16.	Effect of a Lender's Failure to Make an Advance	76
Section 7.17.	Cure by Delinquent Lender	79
Section 7.18.	Delinquent Lender Not Excused	79
Section 7.19.	Notices Regarding Delinquent Lender	79
Section 7.20.	Replacement Lender	80
Section 7.21.	Borrower Matters	81
Section 7.22.	Co-Arrangers	81
ARTICLE VIII	GENERAL CONDITIONS AND PROVISIONS	81
Section 8.01.	Loan Balancing	81
Section 8.02.	Advance Not Waiver	82
Section 8.03.	No Third-Party Beneficiaries	82
Section 8.04.	Authorization to Make Direct Advances	82
Section 8.05.	Authorization to Advance for Interest and Fees	82
Section 8.06.	Letters of Credit	83
Section 8.07.	Concerning Irrevocable Authorizations	84
Section 8.08.	Intentionally Omitted	84
Section 8.09.	Intentionally Omitted	85
Section 8.10.	Intentionally Omitted	85
Section 8.11.	Notices	85
Section 8.12.	Amendments and Waivers	85
Section 8.13.	Assignment; Participation	86
Section 8.14.	Setoff	87
Section 8.15.	Successors and Assigns	88
Section 8.16.	Severability	88
Section 8.17.	Non-Waiver; Remedies Cumulative	88
Section 8.18.	Certain Waivers	88
Section 8.19.	Expenses; Indemnification	89
Section 8.20.	Counterparts	90
Section 8.21.	Lenders' Right to Terminate	90
Section 8.22.	Trust Fund	90
Section 8.23.	Governing Law; Jurisdiction	90
Section 8.24.	Integration	91
Section 8.25.	Gross-Up for Taxes	91
Section 8.26.	Patriot Act Notice	92
Section 8.27.	Limitation on Liability	92
ARTICLE IX	PARTICULAR PROVISIONS	92
Section 9.01.	Subordination	92
Section 9.02.	Release of Residential Unit	93

(iv)

Page

Section 9.03.	Special Purpose Entity	94
Section 9.04.	(a) Maturity Date Extension	94
(b) Completion Date Extension	94
Section 9.05.	Severance	96
Section 9.06.	Bridge	96

End of TOC - Do not delete this paragraph!

EXHIBITS

A	Lien Law Statement
B	Assignment and Assumption Agreement
C	Lease Assignment Letter
D	Pending Disbursements Clause
E	Note
F	Requisition Authorization Statement
G	Assignment of Developer's Rights
H-1	Conditional Resignation of Officers
H-2	Conditional Resignation of Directors
I	Agreement Regarding Management Agreement

(iv)